                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/X/   Preliminary Proxy Statement
/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            NPC INTERNATIONAL, INC.
                            -----------------------
               (Name of Registrant as Specified in Its Charter)

                                     N/A
-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          Common Stock, par value $.01 per share, of NPC International, Inc.

     (2)  Aggregate number of securities to which transaction applies:
          21,849,174 shares of Common Stock based on the number of shares outstanding on May 10, 2001.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          The filing fee of $19,039 was calculated pursuant to Exchange Act Rule 0-11(c)(1), and is the product of multiplying (A) 1/50th of 1% by an amount equal to (B) the product of 21,849,174 shares of Common Stock, less the 13,607,215 shares of Common Stock contributed by certain persons to Mergeco, Inc., times $11.55 per share.

     (4)  Proposed maximum aggregate value of transaction: $95,194,626.

     (5)  Total fee paid:  $19,039.

/X/  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:  $19,039.

     (2)  Form, Schedule or Registration Statement No.:  Schedule 13E-3.

     (3)  Filing Party:

          NPC International, Inc., Mergeco, Inc. and O. Gene Bicknell

     (4)  Date Filed:  May 23, 2001.

                                     [LOGO]

                               720 W. 20th STREET
                            PITTSBURG, KANSAS 66762

                                                                          , 2001

Dear Stockholder:

   You are cordially invited to attend a special meeting of Stockholders of NPC International, Inc. to be held at
                                                       , Pittsburg, Kansas on
             , 2001 at 10:00 a.m., Central Time. At the special meeting, you will be asked to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of May 10, 2001, between NPC and Mergeco, Inc., as it may be amended from time to time, providing for the merger of Mergeco into NPC, with NPC as the surviving corporation. If the proposed merger is completed, you will be entitled to receive $11.55 per share in cash, without interest, for each of your shares of common stock of NPC. NPC would be owned after completion of the proposed merger by Mr. O. Gene Bicknell, Chairman of the board of directors and Chief Executive Officer of NPC, the Bicknell Family Foundation, and the Bicknell Family Holding Company, L.P., which are the current stockholders of Mergeco. The accompanying proxy statement explains the proposed merger and provides specific information concerning the special meeting. Please read these materials carefully.


   NPC's board of directors formed a special committee of disinterested directors to counteract any potential conflict of interest in evaluating this merger proposal and other proposals to acquire shares not owned by Mr. O. Gene Bicknell or persons under his control, and to negotiate the proposals, including the terms of the merger agreement with Mergeco and related agreements.

   The board of directors of NPC, acting on the unanimous recommendation of the special committee, has approved the merger agreement and declared the merger agreement advisable. The special committee and the entire board of directors believe that the terms and provisions of the merger agreement and the proposed merger are fair to and in the best interests of NPC's stockholders (other than the Mergeco stockholders). Therefore, the board of directors, based on the recommendation of the special committee, recommends that you vote in favor of the approval and adoption of the merger agreement and the transactions contemplated by that agreement. In reaching their decisions, the special committee and the board of directors considered, among other things, the written opinion of Goldsmith Agio Helms Securities, Inc., the special committee's financial advisor, that, as of May 10, 2001, the $11.55 per share cash consideration to be received by NPC's stockholders in the proposed merger was fair, from a financial point of view, to the NPC stockholders whose shares are being purchased for cash in the merger.

   The proposed merger is an important decision for NPC and its stockholders. The proposed merger cannot occur unless, among other things, the merger agreement is approved and adopted by the affirmative vote of the holders of a majority of the shares of common stock of NPC voting at the special meeting, other than the Mergeco stockholders. In addition, Kansas law requires that the merger agreement be adopted by the affirmative vote of the holders of a majority of the outstanding shares of NPC's common stock. The latter requirement is assured of being satisfied by virtue of the contractual commitment of Mr. O. Gene Bicknell to vote all 65% of NPC's shares which are beneficially owned by him for adoption of the merger agreement. Whether or not you plan to attend the special meeting, I urge you to sign, date and promptly return the enclosed proxy card to ensure that your shares will be voted at the special meeting.

   On behalf of the board of directors, I urge you to consider the enclosed materials carefully and, based on the recommendation of the special committee, recommend that you vote "FOR" approval of the merger agreement with Mergeco and the transactions contemplated thereby by that agreement.

                                    Sincerely,
                                    William A. Freeman
                                    Director and
                                     Chairman of the Special Committee

   This proposed merger has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the fairness or merits of that transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

   This proxy statement and proxy are first being mailed to NPC's stockholders
beginning about      , 2001.

                                    [LOGO]
                              720 W. 20th STREET
                            PITTSBURG, KANSAS 66762

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date:       , 2001
Time:10:00 a.m., Central Time
Place:                  , Pittsburg, Kansas

   A special meeting of the stockholders of NPC International, Inc. is being held to consider and vote upon:

  . A proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 10, 2001, between Mergeco, Inc. and NPC International, Inc., as it may be amended from time to time, and the transactions contemplated by that agreement, including the merger of Mergeco into NPC, with NPC as the surviving corporation and with stockholders of NPC entitled to receive $11.55 per share in cash, without interest, for each share of NPC's common stock, except for shares owned by Mr. O. Gene Bicknell, the Bicknell Family Holding Company, L.P. and the Bicknell Family Foundation.

  . To authorize adjournment or postponement of the special meeting for the purpose of soliciting additional proxies (if necessary).


  . To consider any other matters that may properly be brought before the special meeting or any adjournment(s) or postponement(s) of that meeting.

   Only stockholders of record at the close of business on          , 2001 are
entitled to notice of, and to vote at, the special meeting. During the ten day period prior to the special meeting, any stockholder may examine a list of NPC's stockholders of record, for any purpose related to the special meeting, during ordinary business hours at the offices of NPC located at 720 W. 20th Street, Pittsburg, Kansas 66762.

   Stockholders of NPC who do not vote in favor of the merger agreement will have the right to dissent and to seek appraisal of the fair value of their shares if the merger is completed and they comply with the Kansas law procedures explained in the accompanying proxy statement.

   The merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

   Please do not send any certificates for your shares at this time. Instructions for the purpose of exchanging your shares for consideration to be received upon consummation of the merger will be sent after the effective time of the merger.

                                         By Order of the Board of Directors

                                         Troy D. Cook
                                         Secretary

Pittsburg, Kansas
       , 2001

                               Table of Contents


                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1

SUMMARY...................................................................   4

THE COMPANIES.............................................................   4

THE TRANSACTION...........................................................   6

SPECIAL FACTORS...........................................................   7

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NPC....................   8

MARKET PRICES OF NPC COMMON STOCK AND DIVIDENDS...........................   9

COMMON STOCK PURCHASE INFORMATION.........................................  10

SPECIAL FACTORS...........................................................  10

 Background of the merger.................................................  10
 Recommendation of the special committee and board of directors; Fairness of the merger...........................................................  20
 Opinion of Financial Advisor to the special committee....................  23
 Projected Financial Information..........................................  32
 Mergeco's, Mr. O. Gene Bicknell's and Other Mergeco Stockholders'
  Purposes and Reasons for the Merger and Beliefs as to Fairness..........  35
 Interests of Certain Persons in the Merger; Certain Relationships........  37

  Retained Equity Interest................................................  38
  Directors and Management of the Surviving Corporation...................  39
  Management Employment Agreements........................................  39
  Affiliated Leases.......................................................  39
  Other Arrangements With Affiliates......................................  40

 Certain Effects and Related Consequences of the Merger...................  40
 Plans for NPC After the Merger...........................................  41
 Conduct of the Business of NPC if the Merger is not Consummated..........  42
 Accounting Treatment.....................................................  42
 Financing of the Merger..................................................  42
 Regulatory Requirements; Third Party Consents............................  44
 Material Federal Income Tax Consequences of the Merger...................  45
 Fees and Expenses........................................................  46

THE SPECIAL MEETING.......................................................  47

 Time, Place and Date.....................................................  47
 Purpose of the Special Meeting...........................................  47
 Record Date; Voting at the Meeting; Quorum...............................  48
 Required Vote............................................................  48
 Voting and Revocation of Proxies.........................................  48
 Action to be Taken at the Special Meeting................................  48
 Proxy Solicitation.......................................................  49

THE MERGER AGREEMENT......................................................  50

 The Merger; Merger Consideration.........................................  50
 The Exchange Fund; Payment for Shares of Common Stock....................  50
 Transfers of Common Stock................................................  51
 Treatment of Stock Options...............................................  51
 Conditions...............................................................  52
 Representations and Warranties...........................................  54
 Covenants................................................................  55
 Termination..............................................................  57
 Fees and Expenses........................................................  58
 Amendment/Waiver.........................................................  58


                               Table of Contents
                                  (continued)

                                                                            Page
                                                                            ----
DISSENTERS' RIGHTS OF APPRAISAL............................................  59

LITIGATION RELATED TO THE MERGER...........................................  62

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  63

DIRECTORS AND MANAGEMENT...................................................  64

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................  67

INDEPENDENT AUDITORS.......................................................  68

STOCKHOLDER PROPOSALS......................................................  68

WHERE YOU CAN FIND MORE INFORMATION........................................  68

OTHER BUSINESS.............................................................  69

AVAILABLE INFORMATION......................................................  69

                                  ANNEXES

Annex A--Agreement and Plan of Merger

Annex B--Opinion of Goldsmith Agio Helms Securities, Inc.

Annex C--Section 17-6712 of the Kansas General Corporation Code

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the proposed transaction?

A: Mergeco, Inc. will merge into NPC International, Inc., with NPC as the surviving corporation. Following completion of the merger, all of the stock of NPC will be owned by Mr. O. Gene Bicknell, the Bicknell Family Foundation and the Bicknell Family Holding Company, L.P. which are the current stockholders of Mergeco. The NPC stockholders that are not also Mergeco stockholders, are referred to in this proxy statement as the "Unaffiliated Stockholders."


Q: Who is Mergeco?

A: Mergeco was formed in connection with the proposed merger by Mr. O. Gene
   Bicknell, Chairman of the board of directors and Chief Executive Officer of NPC, the Bicknell Family Holding Company, L.P., and the Bicknell Family Foundation. The Mergeco stockholders are also stockholders of NPC and beneficially own in the aggregate approximately 65% of the outstanding shares of common stock of NPC.

Q: What will I receive in the merger?

A: Unaffiliated Stockholders of NPC, other than the stockholders who dissent and seek appraisal of the fair value of their shares, will be entitled to receive $11.55 per share in cash, without interest, for each share of NPC's common stock held by them.


Q: Why is the board of directors recommending that I vote for the merger?

A: NPC's board of directors believes, based upon the unanimous recommendation of the special committee of the board, the terms and provisions of the merger agreement and the proposed merger are fair to and in the best interests of NPC's Unaffiliated Stockholders. The board of directors has therefore approved the merger agreement and declared it advisable. To review the background and reasons for the merger in greater detail, see pages 10 to 20.


Q: Since certain members of the board of directors are also stockholders of Mergeco, what conflicts of interest does the board of directors have in recommending approval of the merger agreement?

A: Mr. O. Gene Bicknell, one of the six members of the board of directors, has a conflict of interest in recommending approval of the merger agreement because he, the Bicknell Family Foundation, which he founded, and the Bicknell Family Holding Company, L.P., which he controls, will acquire ownership of all of the outstanding shares of common stock of NPC as a result of the merger. If the merger occurs, these stockholders will own all of NPC's common stock following the merger and as a result will receive all of the benefit of future earnings, growth and increased value of NPC, if any, while you will no longer receive that benefit. Other than Mr. Freeman and Mr. Braude, the directors might be viewed as being interested with respect to the proposed merger because of their family, employment or other business relationships with either NPC or Mr. O. Gene Bicknell. To counteract this potential conflict of interest, the board of directors recommendation is based on the unanimous recommendation of the special committee composed of Mr. Freeman and Mr. Braude, who did not have a conflict of interest in making the recommendation and who were represented by independent legal and financial advisors. To review the factors considered by the special committee and the board of directors in approving the merger agreement, see pages 20 to 23.


Q: How did the board of directors make sure the price per share I will receive in the proposed merger is fair to me?

A: The board of directors formed a special committee consisting of Mr. Freeman and Mr. Braude, who are each disinterested directors, to evaluate and negotiate the terms of the merger agreement with Mergeco as well as evaluate and negotiate any other proposals to acquire shares not owned by Mr. O. Gene Bicknell or persons under his control. The special committee selected and retained independent legal and financial advisors to assist it in that evaluation and negotiation and received an opinion from its financial advisor Goldsmith Agio Helms Securities, Inc., which is set forth in Annex B to this proxy statement, that, as of May 10, 2001 the $11.55 per share in cash to be received by NPC stockholders in the proposed merger was fair, from a financial point of view, to the NPC stockholders whose shares are being purchased for cash in the merger. The special committee and the board of directors relied in significant part on that opinion in developing their belief that the merger is advisable and is fair to and in the best interests of NPC's Unaffiliated Stockholders.


Q: What are the disadvantages to me of merging NPC with Mergeco?

A: Following the proposed merger, the holders of NPC's common stock, other than the stockholders of Mergeco, will no longer benefit from the earnings or growth of NPC.

Q: What vote is required to approve the merger agreement?

A: The holders of a majority of the shares of NPC common stock voting at the special meeting, excluding the shares owned by the Mergeco stockholders, must be voted in favor of approval and adoption of the merger agreement. In addition, the holders of a majority of all outstanding shares of NPC's common stock must vote to approve and adopt the merger agreement. This latter requirement is assured of being satisfied because Mr. O. Gene Bicknell, who currently beneficially owns approximately 65% of NPC's common stock, has agreed to vote all of those shares in favor of adoption of the merger agreement.

Q: What do I need to do now?

A: Please mark your vote on, sign, date and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.

Q: What rights do I have if I oppose the merger?

A: Stockholders who oppose the merger may dissent and seek appraisal of the fair value of their shares, but only if they comply with all of the Kansas law procedures explained on pages 59 to 61 and in Annex C to this proxy statement.


Q: Who can vote on the merger?

A: All stockholders of record at the close of business on      , 2001 will be
   entitled to notice of, and to vote at, the special meeting to approve the merger agreement and the transactions contemplated thereby.

Q: Should I send my stock certificates now?

A: No. If the merger is completed, we will send you a transmittal form and written instructions for exchanging your share certificates.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker is ONLY permitted to vote your shares if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Just send in a written revocation or another signed proxy card with a later date to Mr. Troy Cook, NPC's Corporate Secretary, before the special meeting or simply attend the special meeting and vote in person. Mr. Cook's address is 14400 College Blvd., Suite 201, Lenexa, Kansas 66215.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. If the merger agreement is approved by NPC stockholders and the other conditions to the merger are satisfied, we expect to complete the merger shortly after the special meeting.

Q: What are the U.S. Federal income tax consequences of the merger to me?

A: The cash you receive for your shares generally will be taxable for U.S.
   federal income tax purposes. To review the federal income tax consequences to stockholders in greater detail, see pages 45 to 46.


Q: What other matters will be voted on at the special meeting?

A: We do not expect that any other matters will be voted upon at the special meeting.

Q: Who can help answer my questions?

A: If you have more questions about the merger or would like additional copies of this proxy statement, you should contact Troy D. Cook, Secretary of NPC at (913) 327-5555.

                                    SUMMARY

   This summary highlights selected information contained elsewhere in this proxy statement. This summary may not contain all of the information that is important to you, and is qualified in its entirety by the more detailed information contained elsewhere in this proxy statement, including the annexes to it, and in the documents incorporated by reference. To understand the proposed merger fully and for a more complete description of the terms of the proposed merger, you should read carefully this entire proxy statement, including the annexes to it, and the documents incorporated by reference. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 68.


                                 THE COMPANIES

NPC International, Inc.
720 W. 20th Street
Pittsburg, Kansas 66762
(620) 231-3390

   NPC operates approximately 834 Pizza Hut restaurants in 27 states pursuant to franchise agreements with Pizza Hut, Inc., a wholly-owned subsidiary of Tricon Global Restaurants, Inc. Acquisition of Pizza Hut restaurants has been the primary factor in NPC's growth over the last four years. NPC also owns approximately 19.9% of the outstanding shares of common stock of Roma Restaurant Holdings, Inc. Roma Restaurant Holdings, Inc. is the operator and franchisor of Tony Roma's Famous for Ribs restaurants.

   NPC was incorporated in 1974 under the name Southeast Kansas Pizza Huts, Inc. In 1984, the name was changed to National Pizza Company and the Company was subsequently renamed NPC International, Inc., on July 12, 1994.

   For additional information concerning NPC, see "Where You Can Find More Information" on page 68 and "Available Information" on page 69.


Mergeco, Inc.
720 West 20th Street
Pittsburg, Kansas 66762
Attn: Mr. O. Gene Bicknell, President
(620) 231-3390

   Mergeco was incorporated in Kansas on March 14, 2001 in connection with the proposed merger. Mergeco has not been engaged in any business activities other than those in connection with the proposed merger.



   Fairness of Merger (see Page 20)


   The NPC and Mergeco boards of directors believe that the merger is advisable and is procedurally and substantively fair to and in the best interests of NPC and NPC's Unaffiliated Stockholders.


   Interests of Certain Persons (see Page 37)


   In considering the recommendations of the special committee and the board with respect to the merger, stockholder should be aware that certain members of the board and of NPC's management have the following interests that may prevent actual or potential, or the appearance of potential, conflicts of interest in connection with the merger:


  . Mr. O. Gene Bicknell, the Bicknell Family Holding Company, L.P. and the Bicknell Family Foundation will after the merger collectively own 100% of the NPC common stock;


  . Under the merger agreement, NPC will for a period of six years maintain certain rights to indemnification and limitations of liability of directors and officers of NPC as well as directors' and officers' liability insurance and fiduciary liability insurance; and


  . Holders of options issued under NPC's 1994 Option Plan, including certain executive officers, will receive cash in exchange for the cancellation of their options.

                                THE TRANSACTION

   We have attached a copy of the merger agreement to this proxy statement as Annex A. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.

The Merger Consideration (See Page 50)


   If the merger is completed, you will be entitled to receive $11.55 per share in cash for each share of NPC common stock you own, without interest.

The Special Meeting

   A special meeting of stockholders of NPC will be held at 10:00 a.m., Central
Time, on     ,      , 2001 at            , Pittsburg, Kansas. At the special
meeting, you will be asked to consider and vote on a proposal to approve and adopt the merger agreement described in this proxy statement.

   Only holders of shares of NPC common stock who are holders at the close of
business on the record date,      , 2001, will be entitled to notice of, and to
vote at, the special meeting. On the record date, there were        shares of
common stock outstanding and entitled to vote held by approximately stockholders of record. Each share of common stock is entitled to one vote.

Conditions to the Merger (See Page 52)


   A number of conditions must be satisfied before NPC or Mergeco is obligated to complete the merger, including, among others, the following:

  . the holders of a majority of the shares of NPC common stock voting at the special meeting, excluding shares owned by the Mergeco stockholders, must approve and adopt the merger agreement;

  . there must be no legal or judicial restraints or prohibitions preventing completion of the merger;

  . the amendments to NPC's stock option plan must be approved by the holders of options representing at least a majority of shares issuable upon exercise of NPC options;

  . the holders of no more than five percent of the outstanding shares of NPC common stock have properly demanded appraisal rights for their shares;

  .  the funding of the financing for the merger; and

  . satisfaction of the representations, warranties and covenants set forth in the merger agreement or waiver by the party for whose benefit they are made.

Termination of the Merger Agreement (See Page 57)


   NPC and Mergeco may agree at any time (including any time after the special meeting) to terminate the merger agreement. In addition, either NPC or Mergeco may terminate the merger agreement without the agreement of the other party under specified circumstances, including a withdrawal or adverse modification of the recommendation by the NPC board of directors to vote in favor of the merger based on a recommendation by the special committee.

Fees and Expenses (See Page 58)


   All expenses incurred in connection with the merger agreement and the merger will be paid by NPC. These expenses include:

  . the preparation, printing, filing and mailing to stockholders of this proxy statement and the solicitation of stockholder approvals, including legal and accounting fees;

  . all continuing indemnification and fee obligations to the respective financial advisors to the special committee and to Mergeco;

  . all fees and expenses payable to financing sources to fund the merger consideration and other anticipated capital needs of the surviving corporation; and

  . all expenses incurred in connection with the negotiation, execution, delivery and performance of the merger agreement and the financing related thereto.

Dissenters' Rights of Appraisal (See Page 59 and Annex C)


   Any stockholder who does not wish to accept $11.55 per share cash consideration in the merger has the right under Kansas law to have that stockholder's shares appraised by the Kansas District Court and to receive the fair value of those shares so determined, as of the effective date of the merger, excluding any element of value arising from the expectation or accomplishment of the merger. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things:

  .  you must NOT vote in favor of the merger agreement; and

  . you must make a written demand for appraisal in compliance with Kansas law BEFORE the vote on the merger agreement.

   Merely voting against the merger agreement will not preserve your right of appraisal under Kansas law. Annex C to this proxy statement contains the Kansas statute relating to your right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your right of appraisal.

                                SPECIAL FACTORS

   There are a number of factors that you should consider in connection with voting your shares which are discussed in greater detail on pages 9 to 46. They include:


  .  the background of the merger;

  . the factors considered by the special committee and the board of directors, including the prospects for NPC going forward as a public company;

  . the opinion of Goldsmith Agio Helms, the financial advisor to the special committee;

  .  the recommendation of the special committee and the board of directors;

  .  the purpose and effect of the merger;

  .  the interests of certain persons in the merger; and

  .  the financing of the merger.

   These factors, in addition to several other factors to be considered in connection with the merger, are described in this proxy statement. For a detailed discussion of each of these factors, see pages 9 to 46.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NPC

   The following table sets forth selected consolidated financial data for NPC and its subsidiaries as of and for each of the five fiscal years in the period ended March 27, 2001. No separate financial information is provided for Mergeco since it is a special purpose entity formed in connection with the proposed merger and has no independent operations. No pro forma data giving effect to the proposed merger is provided because NPC does not believe such information is material to stockholders in evaluating the proposed merger and merger agreement since (1) the proposed merger consideration is all cash and (2) if the proposed merger is completed, the common stock of NPC would cease to be publicly traded.

   The financial information for NPC (1) as of and for each of the two fiscal years in the period ended March 31, 1998 has been derived from the consolidated financial statements of NPC which have been audited by Ernst & Young LLP, and
(2) as of and for each of the three fiscal years in the period ended March 27, 2001 has been derived from the consolidated financial statements of NPC which have been audited by KPMG LLP. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the Consolidated Financial Statements of NPC and the notes thereto included in NPC's Annual Report on Form 10-K for the fiscal year ended March 27, 2001.


                                     As of and For the Fiscal Year Ended
                              -----------------------------------------------------
                              March 27,  March 28,  March 30,  March 31,  March 25,
                                2001       2000       1999       1998(1)    1997
                              ---------  ---------  ---------  ---------  ---------
                              (Dollars in thousands, except per share amounts)
Consolidated Income
 Statement Data:
Revenue.....................  $505,249   $455,624   $401,159   $455,297   $295,285
Cost of sales...............   128,461    117,637    107,821    125,365     80,618
Direct labor................   144,926    129,124    111,468    129,133     81,086
Other operating expenses....   146,607    129,451    110,339    120,272     75,523
                              --------   --------   --------   --------   --------
Income from restaurant
 operations.................    85,255     79,412     71,531     80,527     58,058
General and administrative
 expenses...................    25,115     22,487     20,983     23,930     17,710
Depreciation, amortization
 and pre-opening costs......    11,863     10,749      8,922     11,475      6,121
Net facility action charges
 and impairment and loss
 provision (2)..............     2,475        530        --      14,100        --
                              --------   --------   --------   --------   --------
Operating income............    45,802     45,646     41,626     31,022     34,227
Interest expense............   (14,461)   (11,282)   (10,177)   (15,655)    (5,455)
Miscellaneous income........       627        895      1,089        526        311
Recapitalization gain (3)...       --         --      39,400        --         --
                              --------   --------   --------   --------   --------
Income before income taxes..    31,968     35,259     71,938     15,893     29,083
Provision for income taxes..     9,192     12,340     23,992      5,563     11,272
                              --------   --------   --------   --------   --------
Income before cumulative
 effect of change in
 accounting principle.......    22,776     22,919     47,946     10,330     17,811
Cumulative effect of change
 in accounting principle,
 net of tax.................       --        (114)       --         --         --
                              --------   --------   --------   --------   --------
Net income..................  $ 22,776   $ 22,805   $ 47,946   $ 10,330   $ 17,811
                              ========   ========   ========   ========   ========
Earnings per share before
 cumulative effect of change
 in accounting principle:...
 Basic......................  $   1.04   $    .96   $   1.95   $    .42   $    .72
 Diluted....................  $   1.03   $    .95   $   1.92   $    .41   $    .72
Cash dividend per share.....  $    --    $    --    $    --    $    --    $    --
Balance Sheet Data:
Working capital deficit.....  $(23,493)  $(30,722)  $(27,929)  $(30,837)  $(15,405)
Total assets................   442,872    395,555    344,083    382,492    259,907
Long-term debt..............   194,300    166,900    123,500    204,033    116,777
Stockholders' equity........   176,515    158,519    152,988    107,036     95,793
Book Value Per Share
 Calculation:
Book value/share............  $   8.08   $   7.07   $   6.24   $   4.33   $   3.89
Other Data:
Number of Company-owned
 Units (4)..................       835        782        735        725        513
Number of franchise units
 (4)........................       --         --         --         147        140
Number of employees.........    16,800     15,200     14,400     16,000     12,000

--------
(1) Fiscal 1998 contained 53 weeks of operation.

(2) The charges in the 2001, 2000 and 1998 fiscal years relate to facility actions undertaken as part of NPC's asset-reimaging strategy. The charge in the 1998 fiscal year included amounts for impairment of assets unrelated to NPC's asset reimaging plans. (See Note 5 to Consolidated Financial Statements included in NPC's Form 10-K for fiscal year ended March 27, 2001.)

(3) Effective June 30, 1998, NPC completed the recapitalization of its previously wholly-owned subsidiary, Romacorp. (See Note 6 to Consolidated Financial Statements included in NPC's Form 10-K for fiscal year ended March 27, 2001.)
(4) Does not include two Tony Roma units operated as joint ventures by NPC through June 30, 1998.

                MARKET PRICES OF NPC COMMON STOCK AND DIVIDENDS

   NPC's common stock is traded on the Nasdaq Stock Market under the symbol "NPCI." The table below sets forth the range of high and low closing sale prices as reported by the Nasdaq Stock Market for each quarterly period during the two most recent fiscal years:

       Fiscal Period                                          High       Low
       -------------                                          ----       ---
        1999
       ------
       First Quarter........................................ $18 3/16  $14 11/16
       Second Quarter.......................................  16 7/8     10 5/8
       Third Quarter........................................  12 5/8     7 21/32
       Fourth Quarter.......................................   9 9/32     7 3/8
        2000
       ------
       First Quarter........................................ $10 13/16 $    8
       Second Quarter.......................................  10 3/4      8 1/2
       Third Quarter........................................  14 15/16    8 1/8
       Fourth Quarter.......................................  10 7/8      8 1/2
        2001
       ------
       First Quarter........................................ $ 10.87   $  10.14
       Second Quarter (through        , 2001)............... $         $

   After the close of trading on the Nasdaq Stock Market on December 13, 2000, NPC announced that it received an offer from Mr. O. Gene Bicknell to acquire NPC through a cash merger for $11.40 per share. The closing sale price of NPC's common stock on the Nasdaq Stock Market on December 13, 2000 was $10.375 per share. On May 10, 2001, the trading day before public announcement that the merger agreement had been entered into, the closing sale price of the NPC
common stock on the Nasdaq Stock Market was $10.74. On      , 2001, the closing
sale price of the NPC common stock on the Nasdaq Stock market was $      . You
are urged to obtain a current market quotation for your shares of NPC common stock.

   NPC's policy is to retain earnings to fund development and to grow the business and therefore has not paid dividends during the last two completed fiscal years or during the current fiscal year. No determination has been made by the NPC board of directors as to whether dividends would be paid in the future if the merger is not completed although it is possible that this could occur depending upon, among other things, NPC's financial condition.

   As of        , 2001, the record date for the special meeting of NPC
stockholders, NPC had         shares of common stock issued and outstanding,
and there were approximately     stockholders of record.

                       COMMON STOCK PURCHASE INFORMATION

   None of NPC, NPC's officers and directors, Mr. O. Gene Bicknell or the other Mergeco stockholders has purchased or engaged in other transactions in NPC common stock within the last 60 days.

   During the last two years, directors and officers of NPC made the following purchases of stock:

                                                          Number of Purchase
         Name                 Position             Date   Shares(1)   Price
         ----                 --------            ------- --------- ---------
   Michael Braude   Director                      8/10/99     200   $12 1/16
                    Chief Executive Officer and
   O. Gene Bicknell Chairman of Board             11/8/99  26,000   $10 3/4
                    Chief Executive Officer and
   O. Gene Bicknell Chairman of Board             8/27/99  20,000   $11 13/16
                    Chief Executive Officer and
   O. Gene Bicknell Chairman of Board             8/30/99   5,000   $11 7/8

(1) Based on Form 4 reports filed by such person as required by Section 16 of the Securities Exchange Act of 1934, as amended.

                                SPECIAL FACTORS

Background of the Merger

   On December 13, 2000, NPC announced that it had received an offer from Mr.
O. Gene Bicknell to acquire NPC through a cash merger for $11.40 per share for the stock held by NPC stockholders other than the persons who would become stockholders of Mergeco prior to the merger. The timing of Mr. Bicknell's offer was prompted by a recent decision by Tricon Global Restaurants, Inc. to substantially complete its refranchising program during calendar year 2001 which resulted in a substantial reduction in the number of units available for purchase by franchisees from Tricon. Tricon is the parent company of Pizza Hut, Inc., the franchisor of the Pizza Hut system. The unavailability of additional units for purchase was expected to have a significant adverse effect on NPC because such purchases had been the primary source of its growth in recent years.


   Prior to the announcement of Mr. O. Gene Bicknell's offer, NPC's board had not initiated an in depth analysis of its strategic alternatives, although, on at least an annual basis, the board reviewed NPC's strategic direction relative to its goal of maximizing stockholder value. A direct result of these reviews was the sale by NPC of Romacorp in 1998 and Skippers in 1996, as well as decisions regarding NPC's strategic direction with respect to acquisitions and re-imaging of restaurants.


   Prior to the announcement, NPC's management has attempted to attract institutional investors and the attention of securities analysts on a continuing basis, but has been generally unsuccessful. NPC has attended numerous restaurant conferences sponsored by investment banking firms and equity "roadshows" with institutional analysts. However, with the restaurant industry's growing general disfavor with the investment community, together with inconsistent performance by NPC relative to analyst expectations, the level of activity with potential institutional investors has declined and many securities analysts that formerly covered the NPC common stock eliminated their restaurant equity groups and NPC was no longer covered by their analysts.


   On November 30, 2000, Mr. O. Gene Bicknell retained Banc of America Securities LLC to act as his financial advisor in connection with a potential "going private" transaction. Banc of America Securities was selected after Mr.
O. Gene Bicknell interviewed it and three other qualified investment banking firms, based upon the strength of its presentation to Mr. O. Gene Bicknell and its experience in the restaurant industry and with merger and acquisition transactions. Mr. O. Gene Bicknell and NPC, and their affiliates, have had no business relationships with Banc of America Securities during the past two years. However, Bank of America, N.A., an affiliate of Banc of America Securities, has a long-term relationship with NPC with respect to NPC's revolving credit facility, and has had lending relationships with Mr. O. Gene Bicknell and his affiliated companies in the past.


   Three separate lawsuits challenging the fairness of the proposed merger were filed on December 14, 15 and 19, 2000. These lawsuits and a proposed settlement of them are described under "Litigation Related to the Merger."

   Mr. O. Gene Bicknell described his offer to the board of directors at a meeting of the board held on December 19, 2000. He explained that the offer was contingent, among other things, upon his ability to obtain financing on acceptable terms. Banc of America Securities, Mr. O. Gene Bicknell's financial advisor in connection with the proposed merger, made a presentation at the meeting on behalf of Mr. O. Gene Bicknell regarding the issues affecting NPC's trading market valuation, an analysis of potential alternatives available to NPC to attempt to increase stockholder value, and the rationale for the proposed merger. Banc of America Securities noted that the following issues were limiting NPC's ability to obtain an attractive valuation as a public company:

  . NPC's inability to sustain an acceptable growth rate for the public market, among other things, due to the significant reduction in the number of Pizza Hut units available for purchase from Tricon Global Restaurants, Inc., the parent of the Pizza Hut franchisor, and the unavailability of a significant number of units available for purchase from other franchisees at acceptable prices;

  .  NPC's competitive industry and its difficult operating environment;

  . the overall age of NPC's units and that changing consumer preferences will require NPC to make large capital investments in the future to re-image units;


  .  NPC's small cap classification;

  .  NPC's lack of meaningful research coverage; and

  .  NPC's stock is illiquid.



   Accordingly, Banc of America Securities, as advisor to Mr. O. Gene Bicknell, analyzed the following potential strategies for increasing stockholder value in the context of addressing the aforementioned equity market valuation issues deemed to be influenced by actions taken at NPC:


  .  enhancing internally generated growth;


  .  expanding the share repurchase plan;


  .  establishing a dividends program;


  .  pursuing further growth through acquisitions; and


  .  selling individual Pizza Hut units owned by NPC.


   NPC is a mature company in terms of system expansion and historical growth has primarily been generated via acquisitions. As a result, Banc of America Securities concluded that it would be difficult for NPC to generate a compelling internally generated growth rate to warrant higher valuation multiples from the public market and that this potential strategy would therefore fail to meaningfully increase stockholder value.


   Banc of America Securities also concluded that in addition to limiting the Company's financial flexibility (particularly in light of the capital requirements necessary for the re-imaging process) and potentially resulting in a "creeping" leveraged buyout at values below the value of Mergeco's proposed offer price, an expansion of NPC's share repurchase plan would not ultimately address the Company's diminished growth prospects or its lack of meaningful research coverage and could exacerbate NPC's share illiquidity and small capitalization classification.

   Similarly, Banc of America Securities concluded that a dividend program would also reduce NPC's financial flexibility and was not a viable alternative to meaningfully increase stockholder value as it would not address the Company's diminished growth prospects, its lack of meaningful research coverage or its small capitalization classification.


   Banc of America Securities also analyzed three avenues for augmenting growth through acquisitions:


  .  continuing its purchase of Pizza Hut units from Tricon;


  .  acquiring additional units from other franchisees; and


  .  the pursuit of a new concept via acquisition.


   Given the significant reduction in the number of Pizza Hut units available for purchase from Tricon and the unavailability of a significant number of units available for purchase from other franchisees at acceptable prices, Banc of America Securities concluded that it would be difficult for NPC to generate a compelling growth rate to warrant higher valuation multiples from the public market via the acquisition of additional Pizza Hut units and would therefore fail to meaningfully increase stockholder value. Alternatively, Banc of America Securities analyzed the potential strategy of pursing a new concept. However, the growth of a new concept would be constrained due to the capital requirements associated with the re-imaging activities at NPC's Pizza Hut units. Additionally, Banc of America Securities was of the opinion that previous attempts by NPC to enter other concepts were met with investor and analyst skepticism. As a result, Banc of America Securities concluded that this strategy was not a viable alternative to meaningfully increase stockholder value.


   Banc of America Securities also evaluated the strategy of selling individual NPC units. However, given the significant execution risk and uncertainty, the tax inefficiency associated with liquidating the Company in this manner, and the likely difficulty in maintaining management and operational quality, Banc of America Securities concluded that the sale of individual Pizza Hut units was not a viable alternative to meaningfully increase stockholder value.


   Banc of America Securities noted that the sale of the entire company was not feasible because Mr. O. Gene Bicknell, who owns more than a majority of NPC's outstanding common stock, had stated that he is currently not interested in selling his interest in NPC. Banc of America Securities nevertheless further observed that several factors made a sale of the entire company very difficult to execute based upon the following issues:


  . limited universe of potential strategic acquirors due to the unique status of NPC as the largest franchisee of Pizza Hut restaurants;

  .  any sale of NPC would require approval by Tricon;

  . financial buyers would not pay a higher premium for NPC due to tightening credit markets and their equity return criteria;

  . inability of NPC to continue its traditional acquisition growth strategy; and

  .  capital intensive nature of re-imaging activities.

   Consequently, Banc of America Securities concluded that all of the analyzed strategic alternatives appeared to be inferior to taking NPC private through the merger as a method of maximizing stockholder value.

   The board appointed William Freeman and Michael Braude as a special committee to evaluate Mr. O. Gene Bicknell's proposal to take NPC private at $11.40 per share in cash and to negotiate the terms and conditions of that transaction should that be deemed advisable by the special committee. Mr. Freeman was selected as chairman of the special committee due to, among other things, his longer tenure as a director of NPC and his additional knowledge of NPC's business gained thereby, as well as, his expertise in financial and business matters. The special committee was empowered to engage independent legal counsel and financial advisors. It was noted that Mr. Freeman's son works for a company owned by Mr. O. Gene Bicknell other than NPC and Mr. Freeman had previously rendered consulting services to companies owned by Mr. O. Gene Bicknell, but no services have been performed for at least the last 2 years. The board of directors joined Mr. Freeman in concluding that these relationships would not preclude Mr. Freeman from serving on the special committee.

   On December 27, 2000, the special committee interviewed legal counsel, and selected Bryan Cave LLP to serve as counsel to the special committee. On December 29, 2000, the special committee held a meeting at the offices of Bryan Cave. The committee reviewed the history of NPC and the reasons for going private which were consistent with those described by Banc of America Securities, as described above.

   On January 16, 2001, the special committee met by teleconference to determine the list of potential investment bankers that the special committee would like to interview to serve as financial advisor to the special committee. The special committee decided to interview four investment banking firms in person. Also on that date, legal counsel to the special committee submitted a request to NPC for information to be reviewed by the special committee with respect to the proposed merger.

   On January 22, 2001, the special committee interviewed four potential financial advisors. On January 23, 2001, the special committee, based on its review of qualifications and independence of potential financial advisors, retained Goldsmith Agio Helms Securities, Inc. to serve as financial advisor to the special committee, to assist in negotiating the terms of the proposed merger and any alternative acquisition proposals, and to opine as to the fairness of the consideration to NPC's Unaffiliated Stockholders offered in the merger from a financial point of view. The basic terms of Goldsmith Agio Helms engagement were set forth in drafts of an engagement letter and an engagement agreement and approved in concept by the special committee. The special committee authorized Goldsmith Agio Helms to conduct an examination of NPC's business, financial performance and prospects and explore appropriate valuation methodologies for the purposes of determining fairness of the price per share offered from a financial point of view to NPC stockholders other than the Mergeco stockholders.


   On January 30, 2001, the special committee met by teleconference and reviewed the list of due diligence information that had been sought by the committee from NPC. Representatives of Goldsmith Agio Helms contacted Banc of America Securities, the financial advisor to Mergeco, and made a request of financial information from Banc of America Securities which was promptly complied with. The committee also discussed the time schedule for the next two to three weeks, including planned discussions with Mr. O. Gene Bicknell, due diligence interviews with management and discussions with potential acquirors of NPC or the common stock of NPC not owned by Mergeco stockholders.



   On February 7, 2001, the special committee met by teleconference. Goldsmith Agio Helms updated the special committee on their progress, indicating that they had met with Mr. O. Gene Bicknell and he was very cooperative and answered all of their questions. Goldsmith Agio Helms also met by teleconference with Banc of America Securities and had received the financial information requested from Banc of America Securities. Goldsmith Agio Helms indicated they were setting up meetings with management for the next week and meetings with Tricon. The special committee discussed the appropriate people and levels of contact at Tricon. The legal advisor indicated that it had received NPC's responses to its due diligence request, and nothing was out of the ordinary in the information provided by NPC. The special committee received an oral presentation from its legal advisor regarding fiduciary duties owed by the special committee, including the duty of care, duty of loyalty and duty of disclosure. The special committee then discussed the reasons for the potential merger at this point in time. The special committee noted that it was likely that growth of NPC through acquisition will cease in the future as Tricon has indicated that it will not sell stores in the future and purchasing stores from other franchisees is not predictable enough to drive consistent growth. The special committee noted that NPC has tried other concepts in the past and those concepts have not worked, thus growth from other concepts was not likely. NPC has not been able to use stock for acquisitions--one of the main benefits of being public. The special committee noted that the stock price is below market partially due to the size of NPC (it is a small cap company), the volume of stock traded is very low and there is lack of interest by the investment community. The special committee also noted that the restaurant industry is currently out of favor, and thus, stock prices are depressed. NPC lacks the benefits of being public, but has all of the costs. The special committee also noted that there was significant competition in the restaurant industry which limits future growth prospects. Also, a tight labor market and volatile cheese prices affects the consistency of future growth for NPC. Mr. Freeman noted that the stores which have been re-imaged by NPC drive significant sales growth but is not a major earnings growth driver due to increased occupancy costs of re-imaged assets and that debt provided to NPC may force future curtailment of re-imaging in the future. Mr. Braude noted that it was likely that the minimum wage would be increased in the future, which would also likely reduce NPC's performance.


   The special committee then discussed the effects of the merger--including the benefits and detriments to NPC and the Unaffiliated Stockholders. The special committee noted that there were several benefits to the merger. First, NPC would have reduced costs as it likely costs NPC approximately $300,000 to $400,000 to be public. If the merger were concluded, the Unaffiliated Stockholders would receive liquidity now at a premium price. In addition, the Unaffiliated Stockholders would be able to sell their stock with no broker fee. Mr. Freeman noted that the managers of a public company may focus on short-term concerns to increase their stock price, which short-term focus could result in a reduction of the long-term value of NPC. The special committee noted that if the merger were consummated, the Unaffiliated Stockholders would have no risk of decreased price of the stock in the future due to the lack of growth by NPC as previously discussed. Mr. Braude noted that the consideration for the transaction is all cash, which the Unaffiliated Stockholders could reinvest in securities the value of which may increase faster than the stock of NPC.


   The special committee also noted the detriments to the Unaffiliated Stockholders. First, the Unaffiliated Stockholders would not participate in future growth of NPC, should such growth occur. Mr. Braude noted a risk to the Unaffiliated Stockholders is that Mr. O. Gene Bicknell could resell the entire Company post-merger at a profit. The special committee discussed attempting to negotiate with Mr. O. Gene Bicknell a provision to the merger agreement that Mr. O. Gene Bicknell would represent that he has no current intention to resell NPC at the time of the closing of the merger. Finally, it was noted that as the Unaffiliated Stockholders are receiving all cash in the transaction, the merger consideration would be taxable to the Unaffiliated Stockholders.


   The special committee met by teleconference on February 16, 2001. At this meeting, the special committee approved the final terms of the engagement letter with Goldsmith Agio Helms. Goldsmith Agio Helms indicated that they had met for approximately four hours with the management of NPC at the offices of NPC, including James K. Schwartz, President and Chief Operating Officer, and Troy D. Cook, Chief Financial Officer, of NPC. Goldsmith Agio Helms believed management was very open and forthcoming in their information. Goldsmith Agio Helms discussed with NPC's management various alternatives to the merger, and NPC's financial forecast, how such forecasts were prepared and how they had changed. Goldsmith Agio Helms also noted that they had submitted information to 15 financial buyers who may be interested in purchasing either the minority interest or the entire company, and the financial advisor was waiting for responses from these potential buyers.


   The legal advisor to the special committee recommended that the members of the special committee receive indemnity agreements from NPC, indemnifying them from liability for serving on the special committee to the maximum extent permitted by Delaware law. Drafts of proposed directors' indemnity agreements were reviewed. The legal advisor to the special committee also noted that it had received a draft of the merger agreement and submitted the draft to the special committee for their review.


   The special committee also discussed alternatives to the proposed merger to increase stockholder value. The special committee discussed that staying public and growing through acquisitions was not an acceptable alternative as there were not acceptable acquisition candidates readily available. The sale of the entire company was unlikely as Mr. O. Gene Bicknell, who controls approximately 65% of NPC, had indicated very strongly that he was not interested in selling his interest in NPC. The special committee discussed the liquidation of NPC. The special committee did not believe the liquidation value of NPC would exceed $11.40 per share, which was the merger consideration offered at that time. The special committee explored share repurchase programs. The financial advisor indicated that based on their experience, share repurchase programs were not successful in increasing the stockholder value of a company. NPC had its own program of share repurchase in the past, and this program had not significantly increased stockholder value. The special committee then discussed a dividend program to increase value. Goldsmith Agio Helms cited survey results and academic studies that have been conducted indicating that dividend policy does not impact stock prices over time (including information summarized in the Quarterly Journal of Business and Economics (Spring 1999, Baker and Powell) and Investor Relations Business (February 1, 1999) and the fact that since peaking in 1979-1980 at a rate of
5.7 percent, the dividend yield of the S&P 500 has gradually fallen to 1.4 percent in 1999 and dividends now comprise a much smaller portion of total shareholder returns than they have historically (according to Directors and Boards, Fall 2000, Escherich). Finally, the special committee discussed the sale of individual units of NPC. The special committee determined that due to lack of potential buyers and that individual units do not provide the economies of scale to make restaurants profitable, a sale of individual units would not yield an increased stockholder value.


   The special committee met by teleconference on February 21, 2001. Goldsmith Agio Helms provided an update and indicated that they had begun contacting the 15 potential buyers of NPC or the minority interest to whom they had provided information. Goldsmith Agio Helms indicated they had heard back from five of the potential buyers, and none were interested in purchasing either NPC or the minority interest. The special committee discussed the feedback from the various potential buyers. Particularly, it was noted that the debt financing market is very difficult and the restaurant industry is out of favor, according to the potential buyers. Goldsmith Agio Helms also noted that they had analyzed NPC's financial forecast and indicated that they intended to discuss the forecasts with management in greater depth.


   The legal advisor to the special committee led a discussion at the February 21 meeting on the material terms and conditions in the draft merger agreement that had been received and the negotiating points the special committee was interested in pursuing. These negotiating points included strategies to obtain an increase in the merger consideration, the ability to consider competing offers, requiring approval of the merger agreement by the holders of a majority of the shares of NPC common stock voting at the special meeting for the merger other than Mergeco stockholders, limiting the circumstances under which NPC would pay the fees and expenses of the merger, and obtaining assurance that Mr.
O. Gene Bicknell would not sell the entire company soon after the merger.

   Mr. Freeman, the chairman of the special committee, met by teleconference on March 2, 2001 with the financial and legal advisors of the committee. Goldsmith Agio Helms reported on their trip to Tricon in Dallas, which had taken place on March 1, 2001. Goldsmith Agio Helms described in detail the discussions with Tricon and that Tricon had confirmed that it was not their intention to sell significant numbers of restaurants in the future. Goldsmith Agio Helms also analyzed other merger transactions of comparable companies that had taken place in the recent past. Goldsmith Agio Helms discussed the various methodologies that could be used to value a business, including a discounted cash flow analysis, a leverage buy-out analysis, a comparable public companies analysis, and a comparable merger and acquisition transaction analysis. Goldsmith Agio Helms also stated that the credit market was tightening up, thus making Mergeco's ability to borrow significant funds more expensive. In addition, as interest rates are dropping, the prepayment premium that will need to be paid by Mergeco on NPC's existing debt has been increasing. Various strategies were discussed to attempt to negotiate a higher merger consideration, and Goldsmith Agio Helms was directed to meet with Mergeco's advisors to attempt to obtain a higher price.


   On March 6, 2001, representatives of Banc of America Securities flew to Minneapolis, Minnesota, to meet with Goldsmith Agio Helms, the special committee's financial advisor. At this meeting, Goldsmith Agio Helms indicated to Banc of America Securities that it believed that the merger consideration should be in the range of $12.25 per share. Banc of America Securities indicated that they believed the $11.40 merger consideration per share was a full and fair price, for the reasons expressed at the December 19, 2000 meeting, but that Banc of America Securities would inform Mr. O. Gene Bicknell of their valuation views.


   On March 7, 2001, the special committee met by teleconference. Goldsmith Agio Helms updated the special committee on their discussions with Banc of America Securities. The special committee had indicated concern with the ability to finance the transaction by Mergeco. As a result, Mr. Freeman spoke with to Mr. O. Gene Bicknell regarding the financing, and reported that Mr. O. Gene Bicknell indicated he was still comfortable he could obtain the needed financing.

   On March 7, 2001 and in the subsequent 10 days, Banc of America Securities and Goldsmith Agio Helms met several times via teleconference to discuss the merger consideration, during which Banc of America Securities reiterated its belief, and the rationale for that belief, that $11.40 per share was a full and fair price and Goldsmith Agio Helms restated its unwillingness to accept that merger consideration and the rationale for that position.

   The special committee met on March 13, 2001, and noted that it had indicated to Banc of America Securities that it was waiting to hear from the plaintiffs in the lawsuits that had been filed with respect to the proposed merger before the special committee and its advisors would be able to further negotiate the purchase price. Goldsmith Agio Helms further reported that they had contacted all 15 potential buyers for NPC and the minority interest that they had identified and that 13 had indicated that they were not interested in buying either NPC or the minority interest because, among other things, most of them believed the $11.40 merger consideration per share was already too high. The other two potential buyers chose not to respond to Goldmsith Agio Helms' numerous solicitations. Goldsmith Agio Helms also indicated that Tricon was not interested in purchasing the minority interest or the whole company. Goldsmith Agio Helms noted that NPC issued a press release announcing that it had lowered its earnings estimates for its fiscal fourth quarter ending March 27, 2001. Goldsmith Agio Helms then led the special committee through a discussion of valuation methodologies. Goldsmith Agio Helms described for the special committee the following methods for valuing a business: discounted cash flow analysis, leverage buy-out analysis, comparable public company analysis, and comparable merger and acquisition transaction analysis. Goldsmith Agio Helms then described for the special committee their valuation ranges of NPC under each of the methods and stated that the merger consideration offered by Mergeco was above the valuation ranges indicated by each of these valuation methods. Goldsmith Agio Helms then reviewed premium analysis for restaurant industry transactions and for non-industry specific "going private" transactions, both of which indicated that the price offered by Mergeco was above this range also. See "Opinion of Financial Advisor to the Special Committee" for the ranges under each of the valuation methodologies.


   Mr. John Edgar of Humphrey, Farrington, McClain & Edgar, P.C., who had been retained by the special committee with respect to litigation concerning the merger, made a presentation to the special committee on his discussions with the counsel for plaintiffs in the lawsuits. Particularly, counsel for the plaintiffs argued that the merger consideration of $11.40 was only a 10% premium over NPC's closing price on the day before the announcement of Mr. O. Gene Bicknell's offer. Counsel for the plaintiffs indicated they believed, based on other reported "going-private" transactions (without specifying the transactions), a 30-40% premium over the closing price on the day before the announcement would be more appropriate.


   On March 16, 2001, based on NPC's lowered expected financial performance for the fourth quarter of fiscal 2001, the weakening of the credit markets and the increased debt prepayment penalties that were going to have to be paid by Mergeco because of the decline in interest rates, Goldsmith Agio Helms indicated to Banc of America Securities that the special committee would be willing to drop its recommendation on the amount of the merger consideration to $12.00 per share. Banc of America Securities reiterated its position that $11.40 merger consideration per share was a full and fair price for the same reason it stated at the March 23, 2001 meeting described below.

   The special committee and its advisors met by teleconference on March 21, 2001 to discuss the fairness of the proposed merger consideration. They discussed current debt and equity market conditions as well as NPC's performance. Goldsmith Agio Helms again reviewed for the special committee the various ways to value a company, (i.e., discounted cash flow analysis, leverage buy-out analysis, comparable public company analysis, and comparable merger and acquisition transaction analysis). Goldsmith Agio Helms indicated to the special committee that their analysis indicated that under each of the valuation methodologies the $11.40 merger consideration was above these ranges and was a fair price to the Unaffiliated Stockholders. The special committee expressed great concern that if the transaction with Mergeco was not consummated, NPC's stock price would go down significantly. The special committee instructed Goldsmith Agio Helms to meet again with Banc of America Securities to attempt to finalize the transaction. Goldsmith Agio Helms then led the special committee in a discussion of models for pricing the transaction showing that $11.40 merger consideration per share would be a fair price to the Unaffiliated Stockholders.


   On March 23, 2001, representatives of Goldsmith Agio Helms and counsel for the special committee met with Banc of America Securities and counsel for Mergeco at the offices of Bryan Cave. Banc of America Securities made an extensive oral presentation supporting their view that $11.40 per share was a full and fair price for the minority interest. They indicated that the reasons expressed at the December 19, 2000 meeting remained valid and that since that time, NPC's results from operations were not as favorable as had been anticipated in that earlier analysis, making the earlier analysis overly optimistic. They further noted that the prepayment penalties associated with NPC's debt had increased since the time of the original offer. They asserted that while the $11.40 merger consideration per share was fair on December 13 when the transaction was announced, in their view it was too high as of March 23, 2001, but they would not recommend that Mr. O. Gene Bicknell reduce the per share offer price. After Goldsmith Agio Helms responded to these points, the meeting adjourned so that the respective financial advisors and counsels could consult with their clients. Upon reconvening the meeting, Banc of America Securities indicated that although they believe they did not need to increase the price, in order to get the transaction concluded, Mergeco would offer $11.50 per share and accept the request that the merger must be approved by a majority of the minority stockholders voting at the meeting, on the condition that all of the current lawsuits with respect to the merger be settled. The meeting was again adjourned while Goldsmith Agio Helms contacted the special committee. After consultation with Mr. Freeman, the meeting was reconvened and Banc of America Securities was advised by Goldsmith Agio Helms that it could not agree to a $11.50 per share and that Mr. Freeman would contact Mr. O. Gene Bicknell directly to negotiate the merger consideration. Counsel for the special committee and counsel for Mergeco reviewed the merger agreement to see if there were any additional issues. Counsel for Mergeco stated that it would recommend and expected that Mergeco would agree to the voting requirement (i.e., a majority of the minority stockholders voting at the special meeting), that Mergeco would make a representation that it has no current intent to sell all or substantially all of the assets of NPC after the closing, or conclude a merger after the closing, that the special committee could consider superior proposals for the minority interest after the merger agreement was signed and withdraw their recommendation if a superior proposal was presented for the shares owned by the Unaffiliated Stockholders, and that Mr. O. Gene Bicknell would personally guarantee the repayment by Mergeco of the fees and expenses advanced by NPC if the merger were not concluded due to a breach of the merger agreement by Mergeco.


   Over the weekend of March 24 and 25, 2001, Mr. Freeman attempted to contact Mr. O. Gene Bicknell to discuss increasing the merger consideration. On the morning of March 26, 2001, Mr. Freeman met with Mr. O. Gene Bicknell via teleconference. After significant discussions, Mr. O. Gene Bicknell indicated that $11.55 per share in cash was the highest that he could offer as merger consideration. Mr. Freeman indicated that he would discuss the issue with Mr. Braude and respond to Mr. O. Gene Bicknell.

   A meeting of the special committee took place on March 26, 2001 by teleconference. The special committee determined that based on all of the factors they had considered and analyzed thus far, $11.55 per share, along with the merger agreement concessions by Mergeco, would be fair to NPC's Unaffiliated Stockholders, and would be the maximum value obtainable by those stockholders. The special committee then instructed litigation counsel to the special committee to further the discussions with the counsel for the plaintiffs to be sure that $11.55 per share would be acceptable to the plaintiffs.

   Litigation counsel to the special committee engaged in numerous additional meetings with the counsel for the plaintiffs regarding negotiation strategy and further discussions about pricing. On April 10, 2001, a meeting of the special committee was held by teleconference. Special litigation counsel to the special committee indicated that the plaintiffs in the lawsuits requested an additional 25c per share of merger consideration (beyond the $11.55 per share that Mr. O. Gene Bicknell had already agreed to). It was decided that Mr. Freeman would talk to Mr. O. Gene Bicknell to see if he would be willing to raise his offer an additional 25c per share. On April 11, 2001, Mr. Freeman met via teleconference with Mr. O. Gene Bicknell. Mr. O. Gene Bicknell indicated he would not be willing to increase the price above $11.55 per share.

   A meeting of the special committee was held on April 13, 2001, at the offices of Bryan Cave in Kansas City, Missouri. All of the members of the special committee were present in person. Also in attendance at this meeting were James K. Schwartz, President and Chief Operating Officer of NPC; Troy Cook, Chief Financial Officer of NPC; counsel to the special committee; special litigation counsel to the special committee and the special committee's financial advisor. Mr. Freeman updated the special committee on the process thus far, and his discussions with Mr. O. Gene Bicknell. Mr. Freeman indicated that he believed $11.55 per share was the maximum price that Mergeco would be willing to pay in the merger.

   Goldsmith Agio Helms then made a presentation regarding the fairness of the merger consideration from a financial point of view. Mr. Brooks Myhran, a partner at Goldsmith Agio Helms, described in great detail the process and procedures followed by Goldsmith Agio Helms. Mr. Myhran also described the scope of the primary due diligence conducted by Goldsmith Agio Helms, including their meetings with management of NPC and representatives of Tricon. Mr. Myhran presented a business overview and industry overview. Mr. Myhran then described the methodologies for valuation used by Goldsmith Agio Helms, including a discussion of management's financial projections, and Goldsmith Agio Helms' discounted cash flow analysis, leverage buy-out analysis, comparable public companies analysis, and comparable merger and acquisition transactions analysis particularly transactions involving sales of minority interests. Mr. Myhran presented a draft of Goldsmith Agio Helms' written opinion, concluding that the $11.55 per share offered by Mergeco in the merger was fair to NPC's Unaffiliated Stockholders, from a financial point of view. The special committee concluded that because the litigation with respect to the merger was not yet settled in compliance with the terms of the revised offer from Mergeco, the special committee would wait and receive the formal signed fairness opinion from the financial advisor in the event that a settlement was reached. Special litigation counsel to the special committee also updated the special committee as to the status of the continuing settlement discussions. Counsel to the special committee described in detail the fiduciary duties under Kansas law of the special committee to the stockholders of NPC, also reviewed the terms and conditions of the merger agreement, particularly noting the revised voting requirements.


   Mr. Freeman then led the special committee in a discussion of matters material to the special committee's recommendation regarding the merger, including the following:

  .  reasons for the transaction at this time;

  . effects of the merger (benefits and detriments to the NPC and the minority stockholders);

  .  alternatives to increase stockholder value;

  . fairness of the price proposed in the merger from a financial point of view;

  . fairness of the process followed by the special committee in evaluating the merger and the merger agreement;

  . the terms of the merger agreement, including NPC's right to explore other alternatives if presented, and the requirement that NPC must pay Mergeco's fees if the merger is not concluded (unless due to a breach by Mergeco, in which case Mergeco must reimburse NPC for Mergeco's fees and expenses paid by NPC, which obligation is personally guaranteed by Mr. O. Gene Bicknell);

  . the requirement that the merger be approved by an affirmative vote of the holders of a majority of the NPC common stock voting at the special meeting, other than the Mergeco stockholders; and

  . the views of counsel for plaintiffs in three pending lawsuits that $11.55 per share was a fair price.

   The special committee also reviewed the contingencies to the closing of the merger, including financing, stockholder vote, settlement of lawsuits, dissenters' rights and amendments to the stock option plan. The special committee noted that no one factor considered by the committee was determinative in their evaluation, and the special committee did not find it necessary or practicable to assign any relative or specific weights to any of the factors considered by them.

   Upon motion duly made, seconded and unanimously approved, the special committee determined that the proposed merger and the merger agreement were fair to and in the best interest of NPC and NPC's Unaffiliated Stockholders, approved and declared advisable the merger and merger agreement, and recommended that the board of directors do the same; and after execution and delivery of the merger agreement by Mergeco, receipt by NPC of the formal signed fairness opinion from Goldsmith Agio Helms, and settlement of the lawsuits, that the merger agreement be signed by NPC.


   Immediately following the meeting of the special committee on April 13, 2001, a special meeting of the board of directors of NPC took place. Goldsmith Agio Helms made a presentation to the board of directors regarding the fairness from a financial point of view of the proposed transaction similar to the presentation made to the special committee. Again, litigation counsel to the special committee updated the board regarding the status of the litigation involving the merger. Counsel to the special committee provided a presentation to the board regarding the board's fiduciary duties under Kansas law. Mr. Freeman then reviewed the material factors considered by the special committee, including reasons for the transaction at this time, effects of the merger (both benefits and detriments to NPC and the Unaffiliated Stockholders), alternatives to increase stockholder value, fairness of the merger consideration from a financial point of view, the fairness of the process followed by NPC and the special committee, the terms of the merger agreement and the contingencies to the closing of the merger. A representative of Bryan Cave also described the fiduciary duties of the special committee and the board with respect to approval of the merger agreement. Mr. Freeman then stated that the special committee recommended to the board that the board approve the merger and the merger agreement. At this point in time, representatives of Stinson, Mag & Fizzell, P.C., counsel to Mergeco, Mr. O. Gene Bicknell and Martin Bicknell, left the meeting. The special committee and the remainder of the board engaged in an extensive discussion of the merger and the merger agreement. Mr. Freeman noted that Mr. Freeman's son worked for a company owned by Mr. O. Gene Bicknell other than NPC and that Mr. Freeman had performed consulting services for Mr. O. Gene Bicknell more than two years ago, but he did not believe these relationships biased his opinion. Mr. Gullion noted that as Mr. O. Gene Bicknell does business with the bank of which Mr. Gullion is an officer, Mr. Gullion believed that he had a conflict of interest and stated that he would abstain from voting. Upon motion duly made and seconded, Mr. Schwartz, Mr. Freeman, and Mr. Braude (with Mr. Gullion abstaining), approved the merger and the merger agreement, and in addition, authorized amendments to the stock option plan to allow payment of the merger consideration to option holders over the time period over which the options would have otherwise vested. Mr. O. Gene Bicknell, Martin Bicknell and representatives of Stinson, Mag & Fizzell then rejoined the meeting. Mr. O. Gene Bicknell and Martin Bicknell voted in favor of the merger and merger agreement and the amendment to the stock option plan and, thereafter, Mr. Freeman, as Chairman of the meeting, declared the resolutions to be duly adopted.


   Over the next 3 1/2 weeks, special litigation counsel to the special committee and litigation counsel to Mergeco engaged in significant discussions with the counsel for the plaintiffs. On May 10, 2001, Mergeco, NPC and counsel for the plaintiffs in the lawsuits executed a Memorandum of Understanding with respect to settlement of the lawsuits. The Memorandum of Understanding recognized the contributions made by counsel to the plaintiffs in increasing the per share consideration from $11.40 to $11.55 per share and other improvements to the merger terms, including requiring approval of the merger agreement by a majority vote of the shares held by minority stockholders voting at the special meeting, and authorized counsel for the plaintiffs to review the proxy statement to be prepared by NPC for filing with the Securities and Exchange Commission with respect to the special meeting to be held to approve the merger. On the evening of May 10, 2001, the merger agreement was signed by NPC, Mergeco and Mr. O. Gene Bicknell.

Recommendation of the Special Committee and Board of Directors; Fairness of the Merger

   On April 13, 2001, the special committee approved the merger agreement, concluded that it believed that the merger of Mergeco with and into NPC with NPC as the surviving corporation, and the terms and provisions of the merger agreement are procedurally and substantively fair to and in the best interests of NPC's Unaffiliated Stockholders, and unanimously recommended to the entire NPC board of directors that it, among other things, approve and declare advisable the merger agreement.


   At a meeting of the NPC board of directors held on April 13, 2001, at which all directors of NPC were present, the board considered the recommendations of the special committee. The board concluded that it believed that the terms and provisions of the merger agreement are advisable and procedurally and substantively fair to and in the best interests of NPC's Unaffiliated Stockholders. Mr. Michael Gullion abstained from voting on the merger due to his concern regarding a conflict of interest arising from loans from banks of which he is an officer to Mr. O. Gene Bicknell or companies controlled by Mr.
O. Gene Bicknell other than NPC.


   In considering whether to approve the merger agreement and the merger, the special committee and the NPC board of directors took into account a number of factors that they believed supported their recommendation, including:

  . Growth Through Acquisition is Expected to Cease. The special committee believes, based upon public statements of Tricon, that NPC's ability to grow has been significantly curtailed due to the reduction in the number of units available for purchase resulting from the expected completion of Tricon's refranchising program in 2001. In addition, there does not appear to be the ability to overcome this reduction in available units through the purchase of a significant number of restaurants from other franchisees.

  . Same Store Sales Not Likely to Increase Significantly. Based upon its review of the business, the special committee believes that it is unlikely that significant increases in same unit sales can be realized, particularly at levels necessary to compensate for the slower rate of growth attributable to acquisitions.

  . Risks of Extending to Other Concepts. The special committee believes that NPC would incur significant risks if it sought to extend its business into other restaurant concepts. The special comittee also noted that the trading market had not adequately rewarded NPC's stock price for successfully undertaking that risk when NPC owned and operated Tony Romas.

  . Lack of Liquidity and Analyst Coverage. The advantages of being a public company are significantly limited and would likely continue to be limited due to its limited trading volume, lack of significant institutional investment and diminishing research attention from analysts, all of which adversely affect the trading market and the value of NPC's common stock.

  . Current and Historic Market Prices. The merger consideration represents approximately an 11.3% premium over NPC's closing price on the day prior to the announcement of Mr. O. Gene Bicknell's offer and approximately a 32% premium over NPC's average trading price over the 365 days prior to the announcement of Mr. O. Gene Bicknell's offer. The special committee determined that NPC's stock prices since the date of the announcement of Mr. O. Gene Bicknell's offer were artificially high as the stock price was bolstered by Mr. O. Gene Bicknell's offer. However, based on NPC's financial performance and the substantial decline in the stock market, the special committee believed NPC's stock price would currently be significantly lower if Mr. O. Gene Bicknell's offer had not been submitted. The special committee thus determined that based on current market prices and historical market prices, the merger consideration was fair to NPC's Unaffiliated Stockholders.

  . NPC Has Not Been Able to Use Stock in Acquisitions. NPC has not been able to use its common stock in connection with its prior acquisitions. Three principal factors made NPC stock impractical as a form of currency in both historical acquisitions as well as prospective ones. First, the majority of NPC's acquisitions were from Tricon which was executing a de-leveraging strategy through it's re-franchising program. Accordingly, Tricon would not accept NPC stock as currency because it was looking for cash to reduce its debt and the associated leverage. Second, the few franchisees from whom NPC had acquired stores in the past did not want NPC stock in return for their stores and territories because of its limited liquidity and limited appreciation prospects. Third, the historically low valuation did not make it an attractive form of currency from NPC's perspective in such transactions. Accordingly, NPC was not deriving one of the significant benefits that an acquisitive company hopes to realize by being publicly traded.


  . NPC's Stock Price is Undervalued in the Market. Due to the relatively small size of NPC's business, the low volume of trading in its common stock, the lack of interest and coverage by the investment community the special committee believes that the stock price has been undervalued in the trading market.


  . Lack of Benefits of Being a Public Company to Offset Costs. For the reasons stated herein, there are no significant benefits to NPC continuing as a public company, but the costs of continuing as a public company, including legal, accounting and administrative costs, are significant.

  . Competition in Restaurant Industry Limits Growth Prospects. The restaurant industry is highly competitive, making significant growth from same unit sales very difficult to obtain.

  . Tightening Labor Market and Volatile Cheese Prices Effect Consistency of Growth. The recent tightening of the labor market will adversely affect earnings growth in the future and the ability of NPC to hire and retain high quality and highly motivated employees. In addition, cheese prices, the most significant food ingredient cost in NPC's product, has been volatile in the past, making consistent earnings growth extremely difficult to obtain.

  . Minimum Wage Increases Have Hurt NPC's Business and Future Increases are Likely to Continue. Increases in the minimum wage have an immediate impact on NPC's earnings and future increases appear likely.

  . Reimaged Units Have Not Produced Significant Earnings Growth. NPC has experienced significant sales growth from units that have been reimaged, but those units have not provided substantial earnings growth due to increased depreciation expense associated with their reimaging.

  . The Effect of the Merger Has Many Benefits. The merger has several benefits to NPC and its Unaffiliated Stockholders, including:


    . stockholders are no longer subject to the risk of a declining stock in the future or of significantly increased financial leverage to repay the merger consideration,

    . the consideration to be received by those NPC stockholders in the merger will consist entirely of cash and represents an 11.3% premium over NPC's closing price on the day prior to the announcement of Mr.
       O. Gene Bicknell's offer, 7.5% over the closing sale price on May 10, 2001 (the date NPC announced that the merger agreement had been
       executed), and    % over the closing sale price on June   , 2001,
       and is believed to represent a significant premium over the market price of NPC stock that would likely result if the merger is not completed,


    . providing liquidity to stockholders at a fair value without a brokerage fee, and


    . any short-term focus by NPC to increase the stock price as an alternative to the merger could result in a reduction in the long-term value of NPC.

  . Alternatives to the Merger Would Not Increase Stockholder Value. The special committee explored alternatives to the merger such as an expanded share repurchase program, dividend payments, liquidation, and remaining independent and pursuing internally generated growth. The special committee concluded that these alternatives would not yield a stockholder value higher than the merger consideration. In addition, based on solicitations by Goldsmith Agio Helms, there were no other buyers for the stock of NPC not owned by Mergeco stockholders at a price at least equal to the merger consideration. Mr. O. Gene Bicknell's controlling ownership of NPC and his stated intention that he is not currently interested in selling NPC common stock would likely deter strategic and financial third party buyers from seeking to purchase all of the stock or assets of NPC.

  . The Terms of the Merger Agreement. The special committee and the NPC board of directors believe the terms of the merger agreement are favorable to NPC's Unaffiliated Stockholders, including:


    s the fact that the special committee can explore other alternatives for the sale of the minority interest of NPC if properly presented;

    s NPC's Unaffiliated Stockholders can make an independent determination as to the desirability of the merger due to requirement that the merger agreement be approved and adopted by the affirmative vote of the holders of a majority of the shares of NPC common stock voting at the special meeting, other than the Mergeco stockholders; and


    s Mr. O. Gene Bicknell must personally reimburse NPC for NPC's fees and expenses incurred in connection with the merger if the merger is not consummated due to a breach by Mergeco of the merger agreement.

  . Net Book Value. The net book value of NPC was approximately $8.00 per share--significantly below the merger consideration of $11.55 per share.


  . Going Concern Value. The special committee's financial advisor performed a discounted cash flow analysis, comparable company analysis and leveraged buyout analysis of NPC, all of which would indicate the value of NPC as a going concern. The merger consideration per share was higher than the going concern value per share of NPC under each of these methodologies. The special committee expressly adopted the analysis and conclusions of its financial advisor in this regard.


  . Liquidation Value. The special committee analyzed that the main assets are its franchise agreements. The actual franchises held by NPC cannot be transferred without Tricon's consent, and thus the special committee placed little, if any, value on the franchises themselves. Finally, as a liquidation must be approved by a majority of the stockholders, and as Mr. O. Gene Bicknell controls approximately 65% of the voting interests and as Mr. O. Gene Bicknell has indicated he does not desire at this time to liquidate NPC, the special committee did not believe a liquidation value was relevant.


  . Opinion of Goldsmith Agio Helms. At the April 13, 2001 meeting of the special committee, Goldsmith Agio Helms presented to the special committee its oral opinion to the effect that, as of the date of its opinion and based upon and subject to the matters stated in its opinion, the $11.55 per share to be received by NPC's stockholders in the merger was fair to NPC's Unaffiliated Stockholders from a financial point of view. Upon settlement of the litigation, Goldsmith Agio Helms confirmed and updated its opinion in writing dated May 10, 2001. The full text of Goldsmith Agio Helms' written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Goldsmith Agio Helms, is attached as Annex B to this proxy statement and is incorporated herein by reference. Stockholders are urged to, and should, read the opinion of Goldsmith Agio Helms carefully. In addition, the presentation of and the factors considered by Goldsmith Agio Helms in its fairness opinion as discussed under "Special Factors--Opinion of Financial Advisor to the Special Committee" supported the special committee's determination.

   The special committee and the NPC board of directors considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

  . after the merger, NPC's Unaffiliated Stockholders will cease to participate in any future earnings growth of NPC or benefit from any increase in the value of NPC;


  . after the merger, NPC's Unaffiliated Stockholders will not be able to participate in any profit from any resale of NPC;


  . the cash consideration to be received by a stockholder in the merger will generally be taxable to the stockholders in an amount equal to the excess of $11.55 over the stockholder's tax basis per share of his or her NPC common stock;

  . the risk that the merger will not be completed because financing cannot be obtained to fund the merger consideration and refinancing of NPC existing debt;

  . the risk that the merger will not be completed because optionholders will not consent to the amendment of the option plan;

  . the risk that the merger will not occur because the holders of more than five percent of the outstanding shares exercise appraisal rights; and

  . the risk that NPC will have to pay the fees and expenses incurred in connection with the merger if the merger is not consummated due to any reason other than a breach by Mergeco of the merger agreement.

   The foregoing discussion of the information and factors considered by the special committee and the board of directors is not meant to be exhaustive, but includes all material factors considered by them to support their decision to recommend the approval of the merger agreement and to determine that the transactions contemplated thereby are fair to, and in the best interests of, NPC and NPC's Unaffiliated Stockholders. The special committee and board of directors did not assign relative weights or additional quantifiable values to the above factors; rather, they viewed their respective positions and recommendations as being based on the totality of the information presented to and considered by the members.


   The NPC board of directors believes that the merger is advisable and is procedurally and substantively fair to and in the best interests of NPC and NPC's Unaffiliated Stockholders and, based upon the unanimous recommendation of the special committee, recommends approval of the merger agreement and the transactions contemplated by that agreement to NPC's stockholders.


Opinion of Financial Advisor to the Special Committee

   Pursuant to an engagement letter dated March 13, 2001, the special committee of the board of directors of NPC retained Goldsmith Agio Helms Securities, Inc. to act as its financial adviser in connection with the consideration of strategic alternatives by NPC, including a possible sale of NPC, and to render to the special committee an opinion as to the fairness, from a financial point of view, of the consideration to be received in any such transaction by NPC's Unaffiliated Stockholders.


   At the meeting of the special committee of NPC held on April 13, 2001, Goldsmith Agio Helms presented to the special committee its oral opinion that, as of that date and based on and subject to the assumptions, factors, and limitations presented in the opinion and described below, the $11.55 per share in cash to be paid to NPC's Unaffiliated Stockholders in the merger, was fair, from a financial point of view, to those stockholders. The opinion of Goldsmith Agio Helms was confirmed and updated in writing on May 10, 2001. A copy of Goldsmith Agio Helms' written opinion is included as Annex B to this proxy statement and the opinion is incorporated into this proxy statement by reference. The opinion is also available for inspection and copying at the principal executive offices of NPC at 720 W. 20th Street, Pittsburg, Kansas 66762, during its regular business hours. You are urged to read the opinion carefully in its entirety.

   While Goldsmith Agio Helms rendered its opinion and provided certain financial analyses to the special committee, Goldsmith Agio Helms' opinion, as described above, was only one of many factors taken into consideration by the special committee in making their determination to approve the merger agreement. The special committee did not request that Goldsmith Agio Helms recommend, and Goldsmith Agio Helms did not recommend, the amount of consideration to be paid in the merger or the payment or other terms thereof. The decision to enter into the merger agreement was solely that of the special committee and the NPC board of directors. You also should consider the following when reading the discussion of the opinion of Goldsmith Agio Helms in this proxy statement:


  . Goldsmith Agio Helms' written opinion, which was delivered for use and considered by the special committee and the board of directors, is directed only to the fairness, from a financial point of view, of the proposed consideration to be received in the merger by NPC's
     Unaffiliated Stockholders;



  . Goldsmith Agio Helms' written opinion does not address NPC's underlying business decision to proceed with or effect the merger;

  . Goldsmith Agio Helms' written opinion does not constitute a recommendation to any NPC stockholder as to how a stockholder should vote with respect to the merger or any related matter;

  . Goldsmith Agio Helms did not perform any appraisals or valuations of specific assets or liabilities of NPC and expressed no opinion as to the liquidation value of NPC or any of its respective assets; and

  . the description of the Goldsmith Agio Helms opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

   In arriving at its opinion, Goldsmith Agio Helms undertook such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Goldsmith Agio Helms:

  . reviewed a draft of the merger agreement in the form provided to it and assumed that the final form of the merger agreement would not vary in any regard that is material to Goldsmith Agio Helms' analysis;

  . analyzed financial and other information that is publicly available relating to NPC ;

  . analyzed financial and other information that is publicly available relating to Tricon Global Restaurants, Inc., the parent company of Pizza Hut, Inc., from whom NPC has obtained franchises for its Pizza Hut restaurants;

  . analyzed certain internal financial and operating data of NPC that has been made available to Goldsmith Agio Helms by NPC;

  . visited certain facilities of NPC and discussed with management of NPC the financial condition, operating results, business outlook, and prospects of NPC;

  . discussed with management of Pizza Hut, Inc. the financial condition, operating results, business outlook, and prospects of Pizza Hut, Inc. and NPC;

  . reviewed the financial and other terms of comparable merger and acquisition transactions;

  . reviewed premiums paid in comparable and other merger and acquisition transactions;

  . analyzed the valuations of publicly traded companies deemed comparable to NPC;

  . contacted 15 potential buyers to solicit their interest in purchasing either NPC or the minority interest;

  . performed a discounted cash flow analysis of NPC based on financial projections that NPC's management provided to Goldsmith Agio Helms;

  . performed a leveraged buyout analysis of NPC based on financial projections that NPC's management provided to Goldsmith Agio Helms; and

  . performed such other analyses and considered such other factors as Goldsmith Agio Helms deemed appropriate.

   In delivering its oral opinion of April 13, 2001 to the special committee of NPC, Goldsmith Agio Helms prepared and delivered to the special committee and the board of directors written materials containing various analyses and other information material to the opinion. The following is a summary of those analyses. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Goldsmith Agio Helms, these tables must be read together with the text of each analysis summary. The tables alone do not constitute a complete summary of the analyses. The order in which the analyses are presented below should not be taken as any indication of the relative weight given to the analyses by Goldsmith Agio Helms in the rendering of its opinion.

   Proposed Consideration. For purposes of its comparative analyses, Goldsmith Agio Helms assumed that all NPC stockholders, including Mr. O. Gene Bicknell and the other Mergeco stockholders, received the $11.55 per share merger consideration. Based on the proposed $11.55 per share merger price to be paid for each NPC common share and the capitalization data provided by NPC's management, Goldsmith Agio Helms calculated the implied aggregate equity value of NPC to be approximately $257.9 million, consisting of approximately $252.4 million in common share consideration and approximately $5.5 million in consideration payable to holders of options to purchase NPC common shares. Goldsmith Agio Helms then calculated the implied aggregate enterprise value (equity value, plus debt, less cash and minority investments) to be approximately $443.9 million, consisting of $257.9 million in equity value, plus $194.6 million in issued and outstanding debt on NPC's balance sheet as of December 26, 2000, less $8.5 million in cash and minority investments as of the same date. Based on these implied aggregate equity and enterprise values for NPC, and based on NPC's revenue, EBITDA (earnings before interest, taxes, depreciation, and amortization), EBIT (earnings before interest and taxes), and net income for the latest twelve months ("LTM") as of December 26, 2000, Goldsmith Agio Helms also calculated the following valuation multiples and premium paid percentages for the proposed transaction:

                                                                 Implied NPC
                                                                Multiples and
                                                             Premium Percentages
                                                             -------------------
   Enterprise Value/LTM Revenue............................          0.9x
   Enterprise Value/LTM EBITDA.............................          5.7x
   Enterprise Value/LTM EBIT...............................          9.4x
   LTM P/E Ratio...........................................         11.9x
   Premium Paid:
     Based on share price as of December 13, 2000 of $10.38
      (announcement made after market close on that date)
      .....................................................         11.3%
     Based on share price as of December 6, 2000 of $10.50
      (one week prior to announcement).....................         10.0%
     Based on share price as of November 15, 2000 of $8.75
      (four weeks prior to announcement)...................         32.0%

   The ratio of "Enterprise Value" to "LTM Revenue" measures a company's enterprise value relative to the revenue it generates. The ratio of "Enterprise Value" to "LTM EBITDA" measures a company's enterprise value relative to the operating cash flow that the company produces. The ratio of "Enterprise Value" to "LTM EBIT" is a measure of a company's enterprise value relative to the operating profits it produces. "P/E" (or price to earnings) ratios are a measure of the equity value per share of a company relative to its net income per share.

   Goldsmith Agio Helms presented the premium paid relative to NPC's share price one day prior to announcement, one week prior to announcement, and four weeks prior to announcement based on standard industry practice and its belief that an analysis of premiums to trading prices over more than one measurement period mitigates the effects that volatility in a company's stock price would have on such an analysis.

   The Market for NPC Common Shares. Goldsmith Agio Helms reviewed the stock trading history of NPC common shares. Goldsmith Agio Helms presented the following data for NPC common shares:

   Closing stock price as of December 13, 2000.......................... $10.38
   30 day average as of December 13, 2000............................... $ 9.80
   60 day average as of December 13, 2000............................... $10.23
   90 day average as of December 13, 2000............................... $10.04
   180 day average as of December 13, 2000.............................. $ 9.74
   365 day average as of December 13, 2000.............................. $ 8.77

   52 week high trade as of December 13, 2000........................... $14.94
   52 week low trade as of December 13, 2000............................ $ 7.25

   Discounted Cash Flow Analysis. Goldsmith Agio Helms performed a discounted cash flow analysis on NPC in which it calculated the sum of the present values of:

  . the projected cash flows of NPC using assumptions prepared by NPC management; and

  . the estimated terminal value of NPC for the period of time from the end of the projections provided by NPC management.

   In connection with the discounted cash flow analysis, Goldsmith Agio Helms measured the net present value of NPC's cash flows at a variety of discount rates, terminal value EBITDA multiples, and terminal value perpetual growth rates on a per share basis. Goldsmith Agio Helms compared these net present values to the merger consideration.

   In making these calculations, Goldsmith Agio Helms applied (i) a range of discount rates of 10.5% to 12.0%, based on weighted average cost of capital computations, qualitative assessments of NPC's projected results and the risks inherent therein, and relevant industry experience and (ii) a range of terminal value EBITDA multiples of 5.5 and 6.0 times, respectively, and perpetual growth rates of 3.0 and 5.0 percent, respectively. Goldsmith Agio Helms selected the terminal value EBITDA multiples and perpetual growth rates based on its mergers and acquisitions experience, which suggests that organizations with a performance record like that of NPC sell for multiples of EBITDA in the 5.5 to
6.0 times range and for prices that equate to a 3.0 to 5.0 percent perpetual cash flow growth rate. Similarly, several of the comparable public companies that Goldsmith Agio Helms analyzed trade in or near the price range of 5.5 to
6.0 times trailing 12-month EBITDA, as does NPC itself. Goldsmith Agio Helms assumed that these terminal values were realized in 2007. This analysis yielded the following multiples and implied per share equity values for NPC common shares:


                                                     DCF ANALYSIS
                                      ------------------------------------------
                                      Low End
                                        of    High End   Average      Merger
                                       Range  of Range Range Value Consideration
                                       $4.47   $10.08     $7.90       $11.55
                                      ------- -------- ----------- -------------
MULTIPLES
  Enterprise Value/LTM Revenue.......  0.6x     0.8x      0.7x         0.9x
  Enterprise Value/LTM EBITDA........  3.7x     5.3x      4.7x         5.7x
  Enterprise Value/LTM EBIT..........  6.1x     8.7x      7.7x         9.4x

   This analysis indicated a valuation range of the NPC common stock of $4.47 per share to $10.08 per share, which valuation range is less than the $11.55 merger consideration to be paid to NPC's Unaffiliated Stockholders. As such, this analysis indicated that the merger consideration falls within an acceptable range of equity values for NPC, based on a discounted cash flow analysis.


   Comparable Company Analysis. Goldsmith Agio Helms compared financial information and valuation ratios for NPC to corresponding data and ratios from the following eight publicly traded companies deemed comparable to NPC:
Applebee's International, Inc.; CEC Entertainment, Inc.; Jack in the Box, Inc.; Papa John's International, Inc.; Pizza Inn, Inc.; Sonic Corp.; Tricon Global Restaurants, Inc.; and Wendy's International, Inc. This group was selected from publicly traded quick-serve and family dining restaurant companies with equity market capitalizations greater than $15 million and less than $6 billion and profitable operations. These companies were selected because a comparable company analysis is premised on the assumption that publicly traded stocks are influenced by many factors, some of which are industry driven. When selecting comparable public companies, every attempt was made to identify companies that are as similar to NPC as possible, while recognizing that no two companies are identical. The Companies selected in Goldsmith Agio Helms' analysis are all similar to NPC in that they are restaurant operations, specializing in quick-serve and family dining, NPC's core business, and in Goldsmith Agio Helms' opinion are more comparable to NPC than other public companies. Nevertheless, while the nine companies, including NPC, all compete in the U.S. restaurant industry, a few important features distinguish NPC from the selected comparable companies: (i) with the exception of Pizza Inn, Inc., all of the comparable companies are significantly larger than NPC and (ii) none of the comparable companies operate primarily as a franchisee. These distinctions between NPC and the selected comparable companies, however, while in no way disqualifying them from consideration, provide additional texture to the analysis, assisting in the determination of what the public market is focusing on as it assesses and establishes equity values. This is accomplished by looking for correlations between differing performance characteristics and valuation multiples within the peer group of public companies. Specifically, Goldsmith Agio Helms identified and compared 13 performance characteristics for the nine companies, including such traditionally used performance indicators as sales growth, earnings growth, profit margin, and financial leverage, and NPC ranked below average in over half of these metrics.


   Based on the comparable companies' share prices and shares outstanding as of April 6, 2001 and research analysts' consensus earnings per share estimates for these companies, Goldsmith Agio Helms calculated valuation multiples for the comparable companies equal to the quotient of their respective valuation data, such as enterprise value and equity value, and their associated most recently available operating data, such as revenue, EBITDA, EBIT, and net income.

   This analysis produced the following valuation data:

                                         COMPARABLE PUBLIC COMPANY ANALYSIS
                                    --------------------------------------------
                                    Low End
                                      of    High End                  Merger
                                     Range  of Range Average Range Consideration
                                     $6.53   $11.02   Value $8.78     $11.55
                                    ------- -------- ------------- -------------
MULTIPLES:
  Enterprise Value/LTM Revenue.....  0.7x     0.9x       0.8x           0.9x
  Enterprise Value/LTM EBITDA......  4.3x     5.6x       5.0x           5.7x
  Enterprise Value/LTM EBIT........  7.0x     9.1x       8.1x           9.4x
P/E RATIOS:
  LTM..............................  6.7x    11.4x       9.1x          11.9x
  Estimated........................  6.4x    10.8x       8.6x          11.3x

   This analysis indicated a valuation range of the NPC common stock of $6.53 per share to $11.02 per share, which valuation range is less than the merger consideration. As such, this analysis indicated that the merger consideration falls within an acceptable range of valuation multiples and implied equity values for NPC, based on an analysis of companies deemed comparable to NPC by Goldsmith Agio Helms.

   Comparable Transaction Analysis. Goldsmith Agio Helms reviewed the terms of certain recently completed merger and acquisition transactions reported in SEC filings, public company disclosures, press releases, industry and popular press reports, databases, and other sources to identify the following transactions:

  . 39 completed and four pending transactions since January 1, 1997 in which the target company is classified as an "eating and drinking place" with a Standard Industrial Classification ("SIC") code of 5812 or 5813;

   Much like the selection of comparable public companies, the identification of comparable merger and acquisition transactions is based on broad characteristics. No two transactions are identical. Transactions in the same industry, however, which is how these deals were selected, do yield information about how acquirors view the industry from an acquisition, and hence valuation, perspective. As all of the selected deals include target companies that are classified as an "eating and drinking place" with SIC codes of 5812 and 5813, in Goldsmith Agio Helms' opinion they are all subject to industry related factors that are comparable to NPC.


   Goldsmith Agio Helms calculated valuation multiples for the acquired companies in the comparable transactions equal to the quotient of their enterprise value and their associated most-recently available revenue, EBITDA, and EBIT. With respect to the 39 completed transactions referenced above, Goldsmith Agio Helms then compared the below-average valuation multiples (where "below-average" is defined to equal the 25th percentile of the comparable transactions) to the implied NPC valuation multiples derived as described above for the last 12 months as of December 26, 2000, assuming an $11.55 per share price, and applied the below-average multiples to NPC's financial results for the last 12 months ended December 26, 2000 in order to determine an implied value for NPC's common stock based on comparable transaction multiples. Below-average multiples were used not only for the performance-related reasons cited above, but also because valuation multiples as defined by the 39 comparable transactions have fallen over the past four years (e.g., the median enterprise-value-to-LTM-revenue multiple for transactions completed in 2000 was 0.5 while this multiple for transactions completed in 1997 was 0.8; similarly, the median enterprise-value-to-LTM-EBITDA multiples for transactions completed in 2000 and 1997 were 5.2 and 8.7, respectively). Goldsmith Agio Helms used the median multiples in the four pending transactions.

   In addition, Goldsmith Agio Helms used similar sources to identify premiums paid in selected transactions relative to public market pre-announcement trading prices for the following two groups:

  . 20 selected transactions completed since January 1, 1997 in which the enterprise value of the target company was between $20 million and $1 billion and in which the target company is a publicly traded company classified as an "eating and drinking place" with an SIC code of 5812 or 5813; and

  . 61 selected non-industry specific transactions completed since 1990 in which the target company is a publicly traded company and a minority of the target company's outstanding common stock was acquired and the enterprise value was between $250 million and $1 billion.

   The premiums paid analysis measures the implied premium paid for a company's stock relative to the public market pre-announcement trading prices. Premiums are paid for companies primarily for the control value of a company, potential synergies with a new partner, and potential benefits from a change in capital structure.

   Goldsmith Agio Helms utilized the below-average premiums for the 20 restaurant industry transactions completed since January 1, 1997 (for the same reasons expressed above) and used the median premiums for the 61 non-industry specific transactions completed since 1990.

   Goldsmith Agio Helms presented the following implied value and valuation multiple data based on the comparable merger and acquisition transactions:

                                           COMPARABLE TRANSACTION ANALYSIS
                                      ------------------------------------------
                                      Low End
                                        of    High End   Average      Merger
                                       Range  of Range Range Value Consideration
                                       $3.61   $11.16     $8.77       $11.55
                                      ------- -------- ----------- -------------
MULTIPLES
  Enterprise Value/LTM Revenue.......  0.5x     0.9x      0.8x         0.9x
  Enterprise Value/LTM EBITDA........  3.5x     5.6x      5.0x         5.7x
  Enterprise Value/LTM EBIT..........  5.7x     9.2x      8.1x         9.4x

   This analysis indicated a valuation range of the NPC common stock of $3.61 per share to $11.16 per share, which valuation range is less than the $11.55 merger consideration. As such, this analysis indicated that the merger consideration falls within an acceptable range of valuation multiples and implied equity values for NPC, based on an analysis of transactions deemed comparable to the proposed merger by Goldsmith Agio Helms.

   Leveraged Buyout Analysis. Goldsmith Agio Helms performed a leveraged buyout analysis on NPC in which it calculated the rate of return to the current stockholders of Mergeco assuming three different per-share prices (the "Assumed Prices") at which Mergeco acquires all of NPC's outstanding common stock (other than shares of NPC common stock owned by Mergeco stockholders) and assuming the conversion of eligible in-the-money NPC stock options (i.e., options, other than those owned by Mergeco stockholders, that have an exercise price less than the Assumed Price). This leveraged buyout analysis assumed that:

  . the entire purchase price (i.e., the total of the Assumed Price multiplied by the number of NPC common shares outstanding (other than shares of NPC common stock owned by Mergeco stockholders) plus the amount by which the eligible in-the-money NPC stock options are in the money) is debt financed;

  .  all existing NPC debt is refinanced as part of the merger;

  . the NPC common stock owned by Mergeco stockholders is rolled into the new capital structure of Mergeco at the Assumed Price;

  . of all the debt borrowed by Mergeco to effect the merger, senior debt makes up an amount equal to three times fiscal 2001 EBITDA, and bears interest of 8.0% per year, with any additional borrowing taking the form of subordinated debt bearing interest of 12.0% per year;

  . the subordinated debt is eligible to participate in the equity ownership of the surviving corporation; and

  . the surviving corporation is sold after a six-year forecast period, a standard leveraged buyout analysis convention that is driven both by the need to establish a terminal year valuation and by the fact that leveraged buyouts are generally structured with the intention of selling the acquired company in a five- to seven-year time frame (i.e., targeted rates of return for LBO investors are generally pegged to a holding period of this length).


   In connection with the leveraged buyout analysis, Goldsmith Agio Helms based its calculations on the projected cash flows of NPC using assumptions prepared by NPC management. Goldsmith Agio Helms compared the Assumed Prices, which are defined to yield internal rates of return to Mergeco stockholders that Goldsmith Agio Helms considers to be minimally acceptable to investors in leveraged transactions of this nature, to the merger consideration. Internal rates of return used in this analysis ranged from the mid-teens (i.e., 15 to 16 percent) to the mid-twenties (i.e., 26 to 27 percent).


   In making these calculations, Goldsmith Agio Helms assumed that (i) the surviving corporation is sold for 5.5 times and 6.0 times, respectively, projected fiscal 2007 EBITDA (which multiples were selected for the same reasons discussed above in the review of the discounted cash flow analysis, and also to be consistent with that analysis), and (ii) the subordinated lender receives a share of the proceeds from the projected sale of equity of the surviving corporation such that the all-in return to the subordinated debt lender, including the interest earned on the loan, equals 15%, 18%, and 20%, respectively.

   This analysis yielded the following valuation data:

                                                     LBO ANALYSIS
                                      ------------------------------------------
                                      Low End
                                        of    High End   Average      Merger
                                       Range  of Range Range Value Consideration
                                       $6.00   $8.00      $7.00       $11.55
                                      ------- -------- ----------- -------------
MULTIPLES
  Enterprise Value/LTM Revenue.......  0.6x     0.7x      0.7x         0.9x
  Enterprise Value/LTM EBITDA........  4.2x     4.7x      4.4x         5.7x
  Enterprise Value/LTM EBIT..........  6.8x     7.7x      7.3x         9.4x

   This analysis indicated a valuation range of the NPC common stock of $6.00 per share to $8.00 per share, which valuation range is less than the merger consideration. As such, this analysis indicated that the merger consideration falls within an acceptable range of equity values for NPC, based on a leveraged buyout analysis.

   The summary set forth above does not purport to be a complete description of the analyses performed by Goldsmith Agio Helms but describes, in summary form, the material elements of the presentation that Goldsmith Agio Helms made to the special committee and the NPC board of directors on April 13, 2001 in connection with the preparation of Goldsmith Agio Helms' fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Goldsmith Agio Helms conducted each of the analyses in order to provide a different perspective on the transaction and to add to the total mix of information available. Goldsmith Agio Helms did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Goldsmith Agio Helms considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Goldsmith Agio Helms did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, Goldsmith Agio Helms has indicated to the special committee and the board of directors of NPC that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion.

   The analyses of Goldsmith Agio Helms are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the prices at which businesses or securities may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to NPC or the merger. In addition, in performing its analyses, Goldsmith Agio Helms made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of the parties to the merger and Goldsmith Agio Helms. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which NPC was compared and other factors that could affect the public trading value of NPC's common shares. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties to the merger and Goldsmith Agio Helms, future results may be materially different from those forecast.

   For purposes of its opinion, Goldsmith Agio Helms relied upon and assumed the accuracy, completeness, and fairness of the financial statements and other information furnished by, or publicly available to, NPC or otherwise made available to Goldsmith Agio Helms and relied upon and assumed that the representations and warranties of NPC and Mergeco contained in the merger agreement were true and correct. Goldsmith Agio Helms was not engaged to, and did not attempt to, or assume responsibility to, verify independently that information. With respect to the financial statement data and other internal financial information (including the projected financial planning data) provided to Goldsmith Agio Helms in connection with its review of the financial aspects of the merger, Goldsmith Agio Helms relied upon the assurances of the management of NPC that the information was prepared on a reasonable basis in accordance with industry practice, and, with respect to the financial planning data, represented the best currently available estimates and good faith judgment of the management of NPC, and that management was not aware of any information or facts that would make the information provided to Goldsmith Agio Helms incomplete or misleading. Goldsmith Agio Helms assumed that NPC and Mergeco will each perform all of the covenants and agreements to be performed by each under the merger agreement and that the conditions to the merger will be satisfied and that the merger will be consummated on a timely basis in the manner contemplated by the merger agreement.

   Goldsmith Agio Helms also assumed that there have been no material changes in the assets, financial condition, results of operations, business, or prospects of NPC since the date of the latest financial statements or the date of other information made available to it.

   In arriving at its opinion, Goldsmith Agio Helms was not requested to perform, and did not perform, any appraisals or valuations of any specific assets or liabilities of NPC. Goldsmith Agio Helms was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the merger. Goldsmith Agio Helms analyzed NPC as a going concern and accordingly expressed no opinion as to its liquidation value.

   The opinion is based on information available to Goldsmith Agio Helms and the facts and circumstances as they existed and were subject to evaluation on May 10, 2001. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Goldsmith Agio Helms has not undertaken and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

   Goldsmith Agio Helms relied, with respect to legal and accounting matters related to the merger agreement, on the advice of NPC's legal and accounting advisors. Goldsmith Agio Helms made no independent investigation of any legal or accounting matters that may affect NPC and assumed the correctness of the legal and accounting advice provided to NPC, its board of directors, and the special committee.

   Goldsmith Agio Helms did not opine on, nor did its opinion consider, the tax consequences of the merger, including tax consequences to any holder of NPC common stock. Goldsmith Agio Helms was not asked to, nor did it, express an opinion as to the relative merits of the merger as compared to any alternative business strategies that might exist for NPC, the effect of any other transaction in which NPC might engage, or the form of the merger agreement or the terms contained therein. Furthermore, Goldsmith Agio Helms expressed no opinion as to the prices at which NPC stock may trade following the date of its opinion. Goldsmith Agio Helms' opinion was rendered as of the date thereof, and Goldsmith Agio Helms did not express any opinion as to whether, on or about the effective time of the merger, the merger consideration will be fair, from a financial point of view, to NPC's Unaffiliated Stockholders.


   Goldsmith Agio Helms is a nationally recognized investment banking firm, which as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, private placements, strategic planning, and other purposes. The special committee, after interviews with representatives of Goldsmith Agio Helms and several other qualified investment banks, selected Goldsmith Agio Helms because of its expertise and reputation.

   Under the terms of the engagement letter dated March 13, 2001 NPC has agreed to pay Goldsmith Agio Helms the following:

  . A fairness opinion fee of $400,000 payable (i) $200,000 in cash following the rendering of the opinion by Goldsmith Agio Helms to the special committee and (ii) $200,000 upon the mailing of proxy materials to the stockholders;

  . a consulting fee of $15,000 per month for a maximum period of three months;

  . a base advisory fee of $150,000 payable on the earlier of the closing of the merger or July 31, 2001; and

  . an additional fee of $65,000 based upon the increase in merger consideration payable upon closing of the merger.

   The engagement letter also provides that NPC will reimburse Goldsmith Agio Helms for its reasonable out-of-pocket expenses, including fees and disbursements of counsel, and will indemnify Goldsmith Agio Helms and related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the engagement of Goldsmith Agio Helms. The terms of the engagement letter with Goldsmith Agio Helms, which are customary in transactions of this nature, were negotiated at arm's length between Goldsmith Agio Helms and the special committee.

   Except as described above, NPC, Mergeco and their affiliates have not had a business relationship with Goldsmith Agio Helms during the past two years and have not paid any fees to such firm for services rendered during such period.

Projected Financial Information

   As a matter of policy, NPC does not make public forecasts or projections of future financial performance or earnings. It does, however, prepare projections for internal use in planning its operations, financial performance and needs for external capital resources based on the assumption that NPC would continue to be publicly-held by its existing stockholders. These internal projections were provided to the financial advisor to the special committee solely for the purpose of assisting it in analyzing the fairness of the merger consideration from a financial point of view and advising the special committee with respect to related matters such as Mergeco's ability to obtain financing for the proposed merger. In order to obtain that financing, an additional set of financial projections had to be prepared by NPC for use by proposed bank lenders to, and purchasers of the privately placed senior secured notes to be issued by, the surviving corporation based on the assumption that the merger had been completed and NPC thus became privately held by the Mergeco stockholders. This latter set of projections was also provided to the financial advisor to the special committee for the foregoing purposes.

   These projections are included in this proxy statement solely because they were available to Mergeco and its stockholders and were provided to and used by the financial advisor to the special committee for the foregoing purposes. These projections were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American
Institute of Certified Public Accountants regarding projections. These forecasts were prepared with a limited degree of precision and were not prepared in accordance with generally accepted accounting principles. These projections were prepared by the management of NPC without assistance, review, compilation or examination by independent accountants.

   These projections are speculative in nature and are not meant to portray all of the possible outcomes. While presented with numerical specificity, these projections are based upon a variety of informal estimates and assumptions, not all of which were stated below, relating to the businesses and operations of NPC. These assumptions may not be realized and are subject to significant financial, market, economic, regulatory, and competitive uncertainties, contingencies, risks and other factors which are difficult or impossible to predict accurately, all of which are difficult to quantify and many of which are beyond the control of NPC.

   Set forth below is a summary of these projections. These projections should be read together with the historical financial statements of NPC set forth in its Annual Report on Form 10-K for the fiscal year ended March 27, 2001, and the cautionary statement concerning forward-looking statements on page 23.

   NPC has not updated these projections since providing them to the financial adviser to the special committee, the proposed bank lenders and the proposed purchasers of its senior secured facility notes. NPC does not intend to make publicly available any update or other revisions to these projections to reflect any circumstances existing after the date they were prepared or to reflect the occurrence of future events.

   In light of the uncertainties inherent in financial projections of any kind, we strongly caution against placing undue reliance on them since actual results may vary materially from the results reflected in the financial projections.

   The following table sets forth a summary of the internal financial projections prepared by management for the fiscal years shown, based on the assumption that NPC would continue to be publicly-held by its existing stockholders:

                                              (Dollars in Thousands)
                                   --------------------------------------------
                                    March    March    March    March    March
                                    2002E     2003E    2004E    2005E    2006E
                                   -------- -------- -------- -------- --------
Net Sales......................... $520,473 $525,550 $530,626 $535,700 $540,771
Operating Income.................. $ 45,852 $ 43,835 $ 45,721 $ 42,228 $ 41,847
Income Before Income Taxes........ $ 33,067 $ 32,974 $ 33,590 $ 35,122 $ 36,618
Net Income........................ $ 21,494 $ 21,433 $ 21,834 $ 22,829 $ 23,802

                                              (Dollars in Thousands)
                                   --------------------------------------------
                                    March    March    March    March    March
                                    2007E    2008E    2009E    2010E    2011E
                                   -------- -------- -------- -------- --------
Net Sales......................... $545,837 $550,897 $555,949 $560,992 $566,024
Operating Income.................. $ 41,618 $ 41,276 $ 42,170 $ 42,239 $ 42,321
Income Before Income Taxes........ $ 38,386 $ 40,052 $ 42,048 $ 42,239 $ 42,321
Net Income........................ $ 24,951 $ 26,034 $ 27,331 $ 27,455 $ 27,509

   The material assumptions used in preparation of the financial projections set forth immediately above are as follows:


  .  Comparable Sales:
                                     1% increase for re-imaging and 0.5% from internal growth. These increases of comparable sales are less than recent historical levels due to reduced levels of re-imaging activity after the merger, which activity has been responsible for most of the comparable sales increases during the past two years.


  .  Cost of Sales and Cost of Labor:Modest increases in fiscal year 2002 and
                                     2003 with stabilization in fiscal year
                                     2004 and thereafter as cheese prices are expected to return to historical levels and continued wage inflation is anticipated

  .  General and administrative      3% compounded increase in wages; other
     expenses:                       items increased at 3% to 5%. Assumed
                                     continued relationship with Romacorp that yields approximately $850,000 per year in income for general and administrative services provided by NPC

  .  Taxes                           35% throughout

  .  Capital expenditures:           20 units re-imaged per year; assumed
                                     benefit of leasing

                                     Maintenance assumed at $12,000 per year
                                     per unit; additional $1 million in fiscal year 2002 for technology

   The following table sets forth a summary of the internal financial projections prepared by management for the fiscal years shown, based on the assumption that the merger had been completed and NPC thus became privately held by the Mergeco stockholders:

                                              (Dollars in Thousands)
                                   --------------------------------------------
                                    March    March    March    March    March
                                    2002E    2003E    2004E    2005E    2006E
                                   -------- -------- -------- -------- --------
Net Sales......................... $514,024 $515,976 $519,648 $524,400 $529,149
Operating Income.................. $ 45,194 $ 42,660 $ 39,799 $ 38,808 $ 37,931
Income Before Income Taxes........ $ 21,312 $ 21,608 $ 20,804 $ 21,319 $ 21,904
Net Income........................ $ 16,167 $ 12,594 $ 12,152 $ 12,661 $ 13,072

                                               For the Fiscal Year
                                               Dollars in Thousands
                                   --------------------------------------------
                                    March    March    March    March    March
                                    2007E    2008E    2009E    2010E    2011E
                                   -------- -------- -------- -------- --------
Net Sales......................... $533,893 $538,631 $543,362 $548,085 $552,798
Operating Income.................. $ 37,204 $ 36,475 $ 36,875 $ 36,451 $ 36,043
Income Before Income Taxes........ $ 23,629 $ 25,232 $ 26,483 $ 26,496 $ 27,441
Net Income........................ $ 14,021 $ 14,902 $ 15,591 $ 15,845 $ 16,118

   The material assumptions used in preparation of the financial projections set forth immediately above are as follows:

   Transaction Assumptions:

  .  Effective Transaction Date:     March 28, 2001 (first day FY '01)

  .  Purchase Price:                 $11.55 per share

  .  Stock Options:                  Vested and non-vested Options paid out
                                     100% except to Mr. O. Gene Bicknell

  .  Mergeco Ownership:              100% by Mergeco stockholders

  .  Financing:                      $30 million sale and leaseback at a
                                     capitalization rate of 11%. $100 million private placement of senior notes at an interest rate of 10.5% and maturing in seven years. A bank facility of $190 million, with $173 million drawn at closing, at an interest rate of 8%. The interest rate on the bank facility is forecasted to decline over time as NPC's financial leverage (i.e., the ratio of indebtedness to pro forma earnings before interest, taxes, depreciation and amortization) is reduced.

   Operational Assumptions:

  .  Sales:                          0.5% increase in fiscal years 2002 and
                                     2003: 1.0% increase in fiscal year 2004;
                                     1.5% increase thereafter

  .  Cost of Sales and Cost of Labor:Modest increases in fiscal years 2002 and
                                     2003; stabilization in fiscal year 2004
                                     and thereafter as cheese prices are
                                     expected to return to historical levels
                                     and continued wage inflation is
                                     anticipated

  .  General and Administrative      3% compounded increase in wages; other
     Expense:                        items increased at 3% to 5%. Assumed
                                     continued relationship with Romacorp that yields approximately $850,000 per year in income for general and administrative services provided by NPC

  .  Taxes                           35% through fiscal year 2001; S Corp
                                     taxes at 45% effective in fiscal year
                                     2002 after consideration of $4.5 million in favorable timing differences

  .  Capital Expenditures:           No re-imaging capital expenditures for
                                     the first two years after the
                                     transaction; 20 units per year thereafter

                                     Maintenance capital expenditures are
                                     assumed at $12,500 per year per unit;
                                     additional $1 million in fiscal year 2002 for technology

Mergeco's, Mr. O. Gene Bicknell's and Other Mergeco Stockholders' Purposes and Reasons for the Merger and Beliefs as to Fairness




   The purposes of Mergeco and its stockholders, which consist of Mr. O. Gene Bicknell, the Bicknell Family Foundation and the Bicknell Family Holding Company, L.P., in pursuing the merger are to:


  . purchase all of the NPC shares owned by Unaffiliated Stockholders and provide the Mergeco stockholders with the opportunity to obtain a higher long-term return on those shares in the surviving corporation than is available in the foreseeable future in the public trading market, subject to the substantial risk to the Mergeco stockholders from the large amount of indebtedness to be incurred to finance those stock purchases and related expenses;


  . enable the surviving corporation to be taxed under the provisions of Subchapter S under the Internal Revenue Code of 1986, as amended, enabling its continuing stockholders to avoid the double tax on distributions that presently exists on dividends paid by NPC, although each continuing stockholder will be taxed on the pro rata share of NPC's income whether or not distributed;


  . provide the continuing stockholders with increased flexibility in dealing with matters of successors and estate planning;


  . enable NPC management to focus on long-term growth and generating higher cash flow without having to meet the trading market's expectations for short-term results and growth; and


  . avoid management time in preparing for and meeting with securities analysts and investors as well as the out-of-pocket costs in doing so and in preparing reports and proxy statements filed with the SEC and presenting and marketing the proxy statements and annual reports to stockholders and listing fees with Nasdaq, which savings are estimated to be approximately $150,000 on an annual basis.


   The merger was thus motivated largely by the relative lack of benefits in being a public company as compared to the costs and other burdens associated with that status. The Mergeco stockholders believed that all stockholders were disappointed with the continuing low valuation and prospects for such valuation of NPC's common stock in the public markets. The Mergeco stockholders also believe that stockholder value has been, and will continue to be, depressed because NPC does not possess sufficient potential for growth to receive an attractive multiple of its earnings and cash flow in pricing its stock.


   The Mergeco stockholders decided to pursue the merger at this time due primarily to declining prospects for maintaining historical growth rates as a result of a recent decision by Tricon, the parent of the Pizza Hut franchiser, and concern that the increasing fragility of the credit markets might impair the ability to obtain necessary financing for the merger if it were delayed. Tricon recently decided to complete its refranchising program in 2001 which will significantly reduce the number of Pizza Hut units available for purchase by franchisees. A significant part of NPC's historical growth has come from multiple acquisitions of company-owned Pizza Hut units from Tricon and the Mergeco stockholders do not believe that the shortfall resulting from Tricon's decision can be made up from acquisitions from other Pizza Hut franchises at financially prudent valuations.

   Stockholder value also is depressed in the view of the Mergeco stockholders due to the lack of a liquid trading market for NPC stock. Like many other companies that fall within the "small cap" classification, NPC's stock value is adversely affected by the lack of meaningful research coverage from analysts at investment banking firms and its inability to attract extensive investment from institutional investors.


   The Mergeco stockholders also considered other strategic alternatives described under the "Background of the Merger" and believe that none of them would produce a higher value for Unaffiliated Stockholders. The purchase of shares from Unaffiliated Stockholders in the merger will, however, require NPC as the surviving corporation in the merger, to incur a large amount of indebtedness to finance those purchases. The Mergeco stockholders believe that the substantially heightened degree of financial risk associated with this increased indebtedness is not suitable for the Unaffiliated Stockholders, particularly in view of the diminished prospects for growth described above. Becoming privately-held will enable NPC's management to focus operations and the allocation of capital resources on long-term growth in equity value which is not likely to be rapid or as consistent as that expected of a public company. The Mergeco stockholders believe that NPC will be better positioned as a privately-held company to manage the high risk of this debt repayment in connection with pursuing the opportunity to increase NPC's equity value in the long run therefore. See "Special Factors--Financing the Merger."


   The acquisition of the entire equity interest in NPC was structured as a cash merger in order to accomplish the acquisition in a single step, without the necessity of financing separate purchases of shares in a tender offer or in open market purchases. Obtaining financing for a tender offer would require a pledge of substantially all of NPC's assets prior to ownership of all of such assets. Until the completion of the merger, Mergeco would not own all of NPC's assets and would not be able to pledge such assets to support the borrowing.

   Mergeco and its stockholders have concluded that the merger and its terms and conditions are procedurally fair to the Unaffiliated Stockholders based upon, among other things, the following factors:




  . the special committee, which consists solely of disinterested directors who are not affiliated with Mergeco or its stockholders, was created to represent only the interests of Unaffiliated Stockholders in evaluating and negotiating the merger and other alternatives;


  . the special committee was authorized to engage, and did engage, independent legal and financial advisers to assist it in determining whether or not to pursue the merger or other alternatives as well as in negotiating the best possible terms and conditions of the merger agreement for the Unaffiliated Stockholders if the decision were made to pursue the merger;


  . the merger consideration and the other terms and conditions of the merger agreement are the result of good faith negotiations between the special committee and Mergeco and their respective legal and financial advisors and those negotiations were approached by each side as if the special committee were an independent board of directors of a separate corporation that was sought to be acquired;


  . the special committee and Mergeco and its stockholders determined not to proceed with the merger unless the financial advisor to the special committee would render an opinion that the merger consideration is fair to the Unaffiliated Stockholders from a financial point of view;


  . Goldsmith Agio Helms issued an opinion to the special committee to the effect that, as of the date of that opinion, based upon and subject to various considerations, assumptions and limitations stated in that opinion, the $11.55 per share in cash to be received in the merger is fair to the holders of common stock (other than Mergeco and the Mergeco stockholders) from a financial point of view;

  . the financial advisor to the special committee solicited other buyers for the NPC shares owned by the Unaffiliated Stockholders and no other buyer emerged from that process that is willing to pay a price higher than the merger consideration;


  . during the substantial period of time which would elapse between the announcement of the execution of the merger agreement and the consummation of the merger following the special meeting to be held to vote upon the merger, there would be sufficient time and opportunity for other persons to propose alternative transactions with respect to the acquisition of shares owned by Unaffiliated Stockholders; and


  . the NPC stockholders can make an independent determination as to the desirability of the merger due to the requirement that the merger agreement must be approved and adopted by the affirmative vote of the holders of a majority of the shares of NPC common stock owned by Unaffiliated Stockholders that vote at the special meeting.




   Mergeco and its stockholders have concluded that the merger, and its terms and conditions, including the merger consideration of $11.55 per share in cash, are substantively fair to the Unaffiliated Stockholders based upon, among other things, the following factors:


  . the fairness determinations and underlying analyses supporting those determinations made by the special committee and the board of directors which Mergeco and its stockholders have expressly adopted;


  . Goldsmith Agio Helms issued an opinion to the special committee to the effect that, as of the date of that opinion, based upon and subject to various considerations, assumptions and limitations stated in that opinion, the $11.55 per share in cash to be received in the merger is fair to the Unaffiliated Stockholders from a financial point of view;


  . the merger consideration of $11.55 per share in cash represents a substantial premium over the closing price share of $10.375 on December 13, 2000, which was the day on which the merger proposal was publicly announced, as well as over the average closing stock prices for 30, 60, 90, 180 and 365 day periods ending on December 31, 2000;


  . the merger consideration of $11.55 per share in cash in relation to NPC's going concern value as demonstrated by the fact that this merger consideration is in excess of the high end of the range of values determined by the Discounted Cash Flow Analysis, Comparable Company Analyses, Comparable Transaction Analysis and Leveraged Buyout Analysis Conducted by Goldsmith Agio Helms;


  . no other buyer emerged willing to pay a price higher than the merger consideration following the solicitation by Goldsmith Agio Helms of buyers for the shares owned by the Unaffiliated Stockholders; and


  . the merger consideration represented a substantial premium over the per share value of NPC's common stock of $9.69 at the end of the last fiscal quarter prior to the public announcement of the merger proposal on December 13, 2000.


Mergeco and its stockholders did not attempt to calculate a liquidation value of NPC because there is no intention to liquidate NPC and because the merger consideration is believed to be well above the liquidation value.


   Although Banc of America Securities generally assisted Mergeco in this transaction and, in particular, represented Mergeco in negotiations with the special committee and its representative, Banc of America Securities was not requested to and did not deliver a fairness opinion as to the merger consideration.


Interests of Certain Persons in the Merger; Certain Relationships

   In considering the recommendation of the special committee and the board with respect to the merger, stockholders should be aware that certain members of the board and of NPC's management have interests that may present actual or potential, or the appearance of potential, conflicts of interest in connection with the merger. The special committee and the board were aware of these potential, actual or apparent conflicts of interest and considered them along with other matters described under "Special Factors--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger."

 Retained Equity Interest

   The stockholders of Mergeco consisting of Mr. O. Gene Bicknell, the Bicknell Family Holding Company, L.P. and the Bicknell Family Foundation beneficially own an aggregate of 14,546,031 shares of common stock representing approximately 65% of the total outstanding shares of NPC common stock. In addition, Mr. O. Gene Bicknell holds options to purchase an aggregate of 650,000 shares of NPC common stock, which will be cancelled as of the effective time of the merger and have no further force or effect.

   Upon consummation of the merger, the Mergeco stockholders will collectively own 100% of the outstanding common stock of NPC as the surviving corporation. Such ownership will arise from the conversion, upon the consummation of the merger, of all of the outstanding shares of common stock of Mergeco into all of the outstanding shares of common stock of NPC as the surviving corporation. As a result of the merger, Mr. O. Gene Bicknell, the Bicknell Family Holding Company, L.P., and the Bicknell Family Foundation will have the following interests, stated in percentage interest and dollar amounts, in the net book value of NPC and in the net earnings of NPC, as of March 27, 2001 (excluding shares of NPC common stock held by the Bicknell Charitable Remainder Trust, which will be exchanged for cash in the merger):



                                                                   Interest In
                                                                  --------------
                                                                   Net
                                                       Percentage Book    Net
                                                        Interest  Value Earnings
                                                       ---------- ----- --------
                                                         (dollars in millions)
O. Gene Bicknell
  Before the merger...................................    38.6%   $68.1   $8.7
  Pro Forma after the merger..........................    62.0%    72.2    9.9
Bicknell Family Holding Company, L.P.
  Before the merger...................................    22.9%    40.4    5.2
  Pro Forma after the merger..........................    36.7%    42.8    5.9
Bicknell Family Foundation
  Before the merger...................................     0.8%     1.4    0.2
  Pro Forma after the merger..........................     1.3%     1.5    0.3


   One of the conditions to Mergeco's obligation to complete the merger is that holders of options representing the right to purchase more than 50% of the shares issuable upon exercise of all options granted under NPC's 1994 Stock Option Plan consent to an amendment to that plan resulting in termination and cancellation of each option as to which that consent has been given. Each holder of a cancelled NPC stock option other than Mr. O. Gene Bicknell will be entitled to receive, upon satisfaction of the condition to vesting of each applicable installment that would otherwise have occurred, a specified cash payment. This cash payment would be equal to the amount determined by multiplying the number of shares that would have been received upon exercise of the applicable vested installment of the cancelled NPC option, times the excess, if any, of $11.55 per share over the per share exercise price of that option. However, this cash payment will be reduced by the amount of any required withholding taxes. Each outstanding and unexercised stock option granted under NPC's 1994 Stock Option to Mr. O. Gene Bicknell will be cancelled as of the effective time of the merger. The consents to the amendment to NPC's 1994 Stock Option Plan will be solicited in accordance with the issuer tender offer requirements imposed by Rule 13e-4 under the Securities Exchange Act of 1934 (the "Exchange Act").

   The articles of incorporation of NPC will be amended after the effective time of the merger to effect a reverse stock split so that holders of less than 50,000 shares received upon exercise of stock options will be only entitled to receive cash in lieu of a fractional share of the surviving corporation. As a result, any holder of an option granted under NPC's 1994 Stock Option Plan that does not consent to the amendment to the plan described in the immediately preceding paragraph will receive a cash payment instead of receiving any shares of the surviving corporation upon exercise of an option, subject to applicable vesting periods. The amount of this cash payment will be determined by multiplying the fraction of a share that would have been received upon exercise of the option, times the excess, if any, of the fair value of a share of the surviving corporation at the time of exercise of the option, if any, over the exercise price of that option.

   None of the members of the special committee will own any interest in NPC, the surviving corporation in the merger, following the effective time of the merger. None of the members of the special committee hold any stock options of NPC, and the value of NPC stock held by members of the special committee to be received upon consummation of the proposed merger is as follows:

                                                                Number of
     Name                                                        Shares   Value
     ----                                                       --------- ------
     William P. Freeman........................................    400    $4,620
     Michael Braude............................................    200    $2,310

Directors and Management of the Surviving Corporation

   The merger agreement provides that the current directors of Mergeco shall be the directors of the surviving corporation immediately after the merger. The management of NPC immediately prior to the merger will be the management of the surviving corporation immediately after the merger.

   Mergeco currently does not expect to enter into new employment or other agreements with any officers prior to the merger, although agreements currently in effect will become obligations of the surviving corporation. It is expected that current employment arrangements, including salaries and benefits, will remain comparable with existing compensation. The merger agreement provides that the surviving corporation will, for a period of six years after the effective time, maintain all rights to indemnification and limitations on liability in favor of such officers and directors to the same extent and upon the terms and conditions provided in NPC's and its subsidiaries' articles of incorporation, bylaws and indemnification agreements as in effect on the date of the merger agreement. The merger agreement also provides that the surviving corporation will maintain its existing (or appropriate substitute) policies of directors' and officers' liability insurance and fiduciary liability insurance for a period of six years after the merger, subject to certain limitations. See "The Merger Agreement--Covenants." The merger agreement also provides that, for a period of at least one year following the merger, the surviving corporation will maintain employee benefit plans and arrangements (other than equity incentive arrangements) which provide benefits substantially comparable in aggregate value to the benefits provided by NPC as of the date of the merger agreement.

 Management Employment Agreements

   NPC has no employment agreements. Effective December 1, 1998, the Company established the Non-Qualified Executive Deferred Compensation Plan which is administered by the Compensation Committee and which will remain in full force and effect after completion of the merger. Mr. James Schwartz and Mr. Troy Cook are currently the only eligible participants to the Non-Qualified Executive Deferred Compensation Plan. The full benefit amounts available to Messrs. Schwartz and Cook are up to $10 million and $7 million, respectively, which benefit amounts vest at specified intervals over a 19 1/2 year period from the effective date of the agreement.

   In the event a change of control occurs, as defined in the agreement, the vesting schedule will be modified to provide for accelerated vesting, in whole or in part, depending upon the amount of time lapsed from the effective date of the agreement, and the nature of the participant's continued employment, if any.

   The Non-Qualified Executive Deferred Compensation Plan provides that NPC acquire life insurance policies on the lives of Messrs. Schwartz and Cook with death benefits of $5 million each. NPC is the sole owner and beneficiary of such policies. Upon the death of a participant, the Non-Qualified Executive Deferred Compensation Plan provides that the participant's beneficiary will receive the Full Benefit Amount earned on the date of death, if any, plus the proceeds of the life insurance policy on such participants.

 Affiliated Leases

   NPC leases parking lot space for one Pizza Hut unit from Mr. O. Gene
Bicknell.

 Other Arrangements With Affiliates

   NPC utilized a corporate aircraft owned by Mr. O. Gene Bicknell and incurred expense of approximately $100,000 annually for that usage during fiscal 2001, fiscal 2000 and fiscal 1999. During fiscal 2001, 2000 and 1999, NPC purchased uniforms from Zouire, LLC, a company owned by Mr. O. Gene Bicknell and incurred expenses of $671,000, $240,000 and $232,000, respectively. During fiscal 1999, Mr. O. Gene Bicknell purchased real estate from NPC in the amount of $511,000. Management believes amounts paid or received were at least as favorable as could be obtained from unrelated parties.

   Effective July 1, 1998, NPC entered into a services agreement with an unconsolidated entity, Roma Restaurant Holdings, Inc. In accordance with this agreement, as amended, NPC will provide accounting, management reporting and information services to RRH through March 23, 2003. This contract provides for unlimited one-year extensions and requires a one-year notification by either party if an extension will not be made. Fees earned under this agreement were $862,000 during fiscal 2001, $777,000 during fiscal 2000 and $564,000 during fiscal 1999. These fees are recorded as an offset to general and administrative expenses.

Certain Effects and Related Consequences of the Merger

   If the merger is consummated, the holders of NPC's common stock will no longer have any interest in, and will not be stockholders of NPC and, therefore, will not benefit from any future earnings or growth of NPC or from any increases in the value of NPC and will no longer bear the risk of any decreases in value of NPC. Instead, each stockholder (other than NPC and its wholly-owned subsidiaries, the Mergeco stockholders and dissenting stockholders) will have the right to receive upon consummation of the merger $11.55 per share in cash for each share of common stock they hold, without interest.

   One of the conditions to Mergeco's obligation to complete the merger is that holders of options representing the right to purchase more than 50% of the shares issuable upon exercise of all options granted under NPC's 1994 Stock Option Plan consent to an amendment to that plan resulting in termination and cancellation of each option as to which that consent has been given. Each holder of a cancelled NPC stock option other than Mr. O. Gene Bicknell will be entitled to receive, upon satisfaction of the condition to vesting of each applicable installment that would otherwise have occurred, a specified cash payment. This cash payment would be equal to the amount determined by multiplying the number of shares that would have been received upon exercise of the applicable vested installment of the cancelled NPC option, times the excess, if any, of $11.55 per share over the per share exercise price of that option. However, this cash payment will be reduced by the amount of any required withholding taxes. Each outstanding and unexercised stock option granted under NPC's 1994 Stock Option to Mr. O. Gene Bicknell will be cancelled as of the effective time of the merger. The consents to the amendment to NPC's 1994 Stock Option Plan will be solicited in accordance with the issuer tender offer requirements imposed by Rule 13e-4 under the Exchange Act. Mr. Schwartz and Mr. Cook, NPC's chief operating officer and chief financial oficer, respectively, are expected to consent to the amendments to the 1994 Stock Option Plan. The aggregate amount of gain that Mr. Schwartz and Mr. Cook will recognize as a result of the cancellation of their options will be $1,068,125 and $495,000, respectively, if the merger is consummated.


   The articles of incorporation of NPC will be amended after the effective time of the merger to effect a reverse stock split so that holders of less than 50,000 shares received upon exercise of stock options will only be entitled to receive cash in lieu of a fractional share of the surviving corporation. As a result, any holder of an option granted under NPC's 1994 Stock Option Plan that does not consent to the amendment to that plan described in the immediately preceding paragraph will receive a cash payment instead of receiving any shares of the surviving corporation upon exercise of an option, subject to applicable vesting periods. The amount of this cash payment will be determined by multiplying the fraction of a share that would have been received upon exercise of the option, times the excess, if any, of the fair value of a share of the surviving corporation at the time of the exercise of the option, if any, over the exercise price of that option.

   The primary benefit of the merger to the holders of NPC common stock and cancelled stock options is the payment of a premium, in cash, above the market value for the stock prior to the merger. These cash payments assure that all stockholders and holders of cancelled stock options will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. The primary detriment to these holders is their inability to participate as continuing stockholders and optionholders in the possible future growth of NPC. If the merger is consummated, the Mergeco stockholders, will indirectly hold the entire equity interest in NPC and will therefore be the sole beneficiaries of any future earnings or growth of NPC and any increases in value of NPC. However, the Mergeco stockholders will bear the risk of any decreases in value of NPC and the risks associated with the significant amount of debt to be incurred by NPC in connection with the merger, and the lack of liquidity in its investment in NPC. See "Special Factors-- Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger." Holders of NPC stock options who do not consent to the amendments to NPC's 1994 Stock Option Plan described above will only receive cash at the time they elect to exercise their options and will be subject to the risks of the greater financial leverage of the surviving corporation because they will only receive the value of a fractional share at the time they exercise their options.

   The common stock is currently registered under the Exchange Act. As a result of the merger, the common stock will be delisted from the Nasdaq National Market, the registration of the common stock under the Exchange Act will be terminated, NPC will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the common stock will be relieved of the reporting requirements and "short-swing" trading provisions under Section 16 of the Exchange Act. Further, NPC will no longer be subject to periodic reporting requirements of the Exchange Act and will cease filing information with the SEC. Accordingly, less information will be required to be made publicly available than presently is the case.

   The articles of incorporation and bylaws of NPC in effect prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation until amended, after that time such as for the reverse stock split described above.

Plans for NPC After the Merger

   Mergeco expects that, except as described in this proxy statement, the business and operations of the surviving corporation will be continued substantially as they are currently being conducted by NPC and its subsidiaries, except that the increased cash requirements of NPC after the merger resulting from the increase in debt levels will cause NPC to decelerate its reimaging program, and cease making acquisitions. However, Mergeco expects that it may, from time to time, evaluate and review the surviving corporation's businesses, operations and properties and make such changes as are deemed appropriate, particularly in light of the substantially increased debt that NPC will have after the merger.

   Except as described in this proxy statement, neither NPC nor Mergeco nor Mergeco's stockholders have any present plans or proposals involving NPC or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, liquidation, sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or any other material change in NPC's corporate structure or business. However, after the merger, NPC will, subject to the approval of its lenders, review proposals or may propose the acquisition or disposition of assets or other changes in the surviving corporation's business, corporate structure, capitalization, management or dividend policy which it considers to be in the best interests of NPC and its stockholders. Mergeco has not formulated any specific plans regarding repayment of the indebtedness incurred in connection with the merger; however, Mergeco anticipates that such indebtedness will be repaid primarily with or by means of cash from the operations of the business of the surviving corporation, or such other means as the surviving corporation determines in its sole discretion. It is anticipated that NPC will make an election under Subchapter S of the Internal Revenue Code some time after the merger and that NPC will pay dividends to its stockholders in an amount at least equal to the tax imposed on the stockholders with respect to the income of NPC.

Conduct of the Business of NPC if the Merger is not Consummated

   If the merger is not consummated, NPC expects to retain NPC's current management team. There are no plans in such circumstances to operate NPC's business in a manner substantially different than presently operated except to the extent of changing circumstances such as the reduction in available acquisitions due to Tricon's stated intention to reduce its refranchising practices, and thereby reduce the number of units available for purchase by franchisees.

Accounting Treatment

   The merger will be accounted for in accordance with the purchase method of accounting under accounting principles generally accepted in the United States of America.

Financing of the Merger

   The maximum amount of funds required by Mergeco to pay the aggregate merger consideration due to stockholders pursuant to the merger agreement and to pay cash to holders of stock options in NPC in exchange for the cancellation of such options at the closing of the merger, assuming all holders of stock options, other than Mr. O. Gene Bicknell, elect to cancel their options and receive cash installments with respect to the vested portions of their options and assuming there are no dissenting stockholders, is expected to be approximately $92 million. In addition, in order to fulfill conditions to the financing described below, NPC will be required to repay no more than $195 million under its existing loan agreements, excluding approximately $3.6 million in pre-payment penalties with respect to its $50 million 7.94% Senior Guaranteed Notes due May 1, 2006. The amount of this prepayment was estimated as of May 17, 2001, and is calculated using a discount rate of 0.50% over the yield to maturity for Treasury securities having a maturity equal to the remaining average life of these notes.

   NPC and Mergeco will also require approximately $6.1 million to pay other expenses and costs incurred by NPC and Mergeco relating to the transactions and for other general corporate purposes. The proceeds to pay the merger consideration, related costs and expenses of the transaction and to repay existing loan agreements will be obtained from new senior secured revolving credit and term loan facilities, debt securities and sale/leaseback financing. Mergeco does not currently have any plan or arrangement for refinancing or repaying these borrowings, other than cash flow from operations.

   All of the financing is committed subject to confirmatory due diligence and documentation. No alternative plans for financing the merger have been made by NPC or Mergeco.


 Senior Secured Revolving Credit, Term Loan Facility and Debt Securities

   JPMorgan, a division of Chase Securities, Inc., has agreed to structure, arrange and syndicate the senior secured revolving credit and term loan facility in an aggregate amount of up to $190 million. The Chase Manhattan Bank is expected to provide $30 million of the aggregate amount of $190 million and will serve as administrative agent to use commercially reasonable efforts in assembling a syndicate of financial institutions along with JPMorgan, and in consultation with Mergeco, to provide the balance of the necessary commitment for this loan facility. The loan facility will be used

  . to finance a portion of the cost to purchase the outstanding shares of NPC, which includes shares owned by the O. Gene Bicknell Charitable Remainder Uni-Trust at closing that will be converted into $7 million of cash in the merger;

  .  to refinance existing senior indebtedness of NPC; and

  .  for transaction-related expenses and general corporate purposes.

   NPC (as the surviving corporation of the merger) and all existing or newly created wholly-owned subsidiaries of NPC will serve as the guarantors of the loan facility. The loan facility will be secured by a first lien security interest in, and mortgages on, all assets and other real and personal property of NPC (as the surviving corporation in the merger) including the following:

  . a leasehold mortgage and collateral assignment of leases on all restaurant locations;

  .  a fee mortgage on all owned locations;

  . all other assets, including inventory, equipment, intangibles and real and personal property;

  . a collateral assignment of proceeds from the sale or transfer of all franchise agreements of the Pizza Hut restaurants (subject to Pizza Hut, Inc. consent); and

  .  the capital stock of the subsidiaries.

   The first lien security interest and mortgages securing the loan facility will not apply to the assets subject to the proposed sale-leaseback financing described below. The conditions to funding of the loan facility are usual and customary for transactions of this nature, including the following:

  .  consummation of the merger between Mergeco and NPC;

  .  satisfactory documentation;

  .  due authorization by NPC;

  .  certification by NPC of non-default on other debt;

  .  delivery of a certificate signed by NPC's officers;

  .  receipt of required authorizations, consents and approvals;

  .  receipt of required legal opinions;

  .  receipt of a private placement number;

  . presentation of documentation evidencing a management retention program and key management contracts acceptable to investors;

  . commitment from Mr. O. Gene Bicknell to retain 100% beneficial ownership of NPC; and

  . satisfaction of all conditions required to consummate the funding of the senior secured revolving credit and term loan facility described herein and the sale/leaseback financing described below.

   Other debt issued to fund the remaining portion of the merger and to refinance other debt must be in an amount and upon terms acceptable to The Chase Manhattan Bank and any other lenders within the syndicate. Consents by the lenders of the loan facility will require the consent of those lenders holding a majority of the outstanding principal balance of the loan facility.

   Mergeco has also engaged JPMorgan to act as sole placement agent for the private offering and sale, on a best effort basis, of debt securities in connection with the merger. It is intended that debt securities in an aggregate amount of approximately $100 million will be issued, which will have terms and priority of security interests and mortgages that are on an equivalent basis to the loan facility.

 Sale/Leaseback Financing

   NPC is offering to sell and leaseback land and buildings for up to 47 freestanding restaurants located in 12 states for sale at an aggregate sales price of up to $40 million, subject to satisfactory appraisals. The sale will exclude inventory, restaurant equipment, furniture and fixtures, data processing equipment and decorative fixtures of each restaurant. A bond-type lease will be entered into simultaneously with the sale of each of those restaurants.

   A purchaser will be selected based on the transaction's economics and the ability and willingness of the purchaser to close the transaction quickly. The purchaser's ability to close the transaction will be evaluated using a number of factors including:

  .  available financial resources for the transaction;

  .  level of discretion to invest funds;

  .  experience in closing similar transactions;

  .  familiarity with NPC and the proposed transaction terms;

  . willingness to accept the transaction terms, including ability to meet the proposed timeline;

  . willingness to commit adequate resources necessary to close the transaction;

  .  willingness to accept properties under construction;

  . willingness to consider the addition of future properties to the facility; and

  .  ability to minimize transaction expenses.

   NPC's use of the sales proceeds will be the same as those described under "Senior Secured Revolving Credit, Term Loan Facility and Debt Securities". The estimated aggregate gain recognized by NPC on this financing transaction is approximately $1.6 million, which will be initially deferred and recognized over the leaseback period. The sale and leaseback transaction is expected to have approximately $600,000 of favorable impact to earnings before income taxes for fiscal years 2002 through 2011.




   The transaction will be closed simultaneously with the merger of Mergeco into NPC. If the merger is not completed all or a portion of the sale and leaseback transaction may still be closed with the proceeds going toward the aforementioned reduction in debt.


Regulatory Requirements; Third Party Consents

   NPC does not believe that any material federal or state regulatory approvals, filings or notices are required by NPC in connection with the merger other than:

  . any approvals, filings or notices required pursuant to federal and state securities laws; and

  . the filing of the certificate of merger with the Secretary of State of the State of Kansas.

   Based upon Mergeco's currently anticipated capital structure and ownership by Mr. O. Gene Bicknell of more than 50% of the stock of NPC and Mergeco, the parties are not required to file a Premerger Notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   NPC's restaurants are subject to licensing and regulation by a number of governmental authorities regarding alcoholic beverages. As a result of the merger, NPC will be required to satisfy various notification requirements imposed by the Federal Bureau of Alcohol, Tobacco and Firearms (BATF), as well as state and municipal licensing authorities where its restaurants are located. Filing requirements for notification vary by agency. Subject to the timely submission of notices, which NPC intends to do prior to the merger, NPC will be duly licensed and able to continue business as usual throughout the notification period. Failure to appropriately and timely file notices could pose a risk of loss or suspension of the affected license.

   NPC does not believe any material third party consents will be required by NPC in connection with the merger.

Material Federal Income Tax Consequences of the Merger

   The following discussion is a summary of the material federal income tax consequences expected to result to stockholders whose shares of common stock are converted to cash in the merger. This summary does not purport to be a complete analysis of all potential tax effects of the merger. For example, the summary does not consider the effect of any applicable state, local or foreign tax laws. In addition, the summary does not address all aspects of federal income taxation that may affect particular stockholders in light of their particular circumstances and is not intended for stockholders that may be subject to special federal income tax rules not discussed below, including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, stockholders who hold their common stock as part of a hedge, straddle or conversion transaction, stockholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation, and stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States. The following summary also does not address holders of stock options and, except as noted, does not address tax consequences to Mergeco. The following summary assumes that stockholders have held their common stock as capital assets under the Code, which generally requires that the property be held for investment.

   This summary is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service will not take a contrary view. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to stockholders. It cannot be predicted at this time whether any current proposed tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to stockholders.

   Each stockholder is urged to consult its own tax advisor with respect to the particular tax consequences to it of the transactions described herein, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

 Treatment of Holders of NPC Common Stock Who Convert Shares to Cash


   The conversion of common stock into cash in the merger will be fully taxable to stockholders. Accordingly, a stockholder who, pursuant to the merger, converts such holder's common stock into cash generally will recognize a gain or loss equal to the difference between the amount of cash received in the merger and the tax basis in the common stock. Generally, a stockholder's tax basis in his common stock will be equal to the cost to that stockholder of that stock. In the case of a stockholder who is an individual and holds the stock as a capital asset, the capital gain or loss will be taxable at a maximum capital gains rate of 20% if the holder held the common stock for more than one year at the time of the merger.


   For federal income tax purposes, the surviving corporation will be deemed to be the source of a portion of the cash consideration issued in the merger (including the proceeds from debt used to fund the merger that is assumed by the surviving corporation in the merger). Therefore, to the extent that cash received by a stockholder is from that source, the receipt of cash in exchange for that stockholder's common stock in the merger will be treated as a redemption of common stock for federal income tax purposes. If a stockholder's interest in NPC will terminate as a result of the merger, taking into account the constructive ownership rules of Section 318 of the Code and the impact of the attribution waiver provisions of Section 302(c)(2) of the Code, then the stockholder will continue to receive sale or exchange treatment as described in the preceding paragraph. If a stockholder's interest in the surviving corporation, taking into account the constructive ownership rules of Section 318 of the Code and the impact of the attribution waiver provisions of
Section 302(c)(2) of the Code, is not terminated as a result of the merger, then the stockholder will recognize gain or loss as described above only if the deemed redemption is either "not essentially equivalent to a dividend" or "substantially disproportionate" within the meaning of Section 302 of the Code. If the transaction is not treated as a sale or exchange, the distribution will be treated as a dividend to the extent of earnings and profits, then a return of capital and finally capital gain. Whether or not a stockholder qualifies for sale or exchange treatment under these provisions depends on the stockholder's individual facts and circumstances. Stockholders are urged to consult their tax advisors with respect to the potential applicability of these provisions.

 Backup Withholding

   A stockholder whose common stock is converted to cash pursuant to the merger may be subject to backup withholding at the rate of 31% with respect to the gross proceeds from the conversion of such common stock with two exceptions. The first exception applies to a corporation or other exempt recipient that, when required, establishes this exemption. The second exception applies to a stockholder that provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide the surviving corporation with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the stockholder's federal income tax liability.

   The surviving corporation will report to stockholders and to the IRS the amount of any reportable payments (including payments made to stockholders pursuant to the merger) and any amount withheld pursuant to the merger.

 Treatment of Holders of Mergeco Common Stock


   The holders of Mergeco common stock should not recognize any gain or loss for federal income tax purposes as a result of the merger of Mergeco into NPC.


 Treatment of NPC and Mergeco


   Neither NPC nor Mergeco should recognize any gain or loss for federal income tax purposes as a result of the merger of Mergeco into NPC.


Fees and Expenses

   All expenses incurred in connection with the merger agreement and the merger will be paid by NPC unless the merger agreement is terminated due to a breach by Mergeco. Estimated fees and expenses (rounded to the nearest thousand) to be incurred by NPC in connection with the merger, the financing and related transactions are as follows:

     Printing and Solicitation Fees and Expenses..................... $
     Mergeco's Financial Advisor's Fees and Expenses.................
     Mergeco's Legal and Accounting Fees and Expenses................
     Special Committee Financial Advisor's Fees and Expenses(1)......
     Special Committee Legal and Accounting Fees and Expenses........
     Special Committee Fees and Expenses.............................
     Fees and Expenses to plaintiff's counsel in settlement of three pending lawsuits...............................................
     Financing Fees and Expenses(2)..................................
     Total........................................................... $

--------
(1) See "Special Factors--Opinion of the Financial Advisor to the Special Committee."
(2)  See "Special Factors--Financing of the Merger."

                              THE SPECIAL MEETING

Time, Place and Date

   This proxy statement is furnished in connection with the solicitation by the board of directors of proxies from the holders of shares of common stock, par value $.01 per share, of NPC for use at a special meeting of stockholders to be
held at 10:00 a.m., Central Time, on         ,         2001, at
                      , Pittsburg, Kansas, or at any adjournment(s) or postponement(s) thereof, pursuant to the enclosed notice of special meeting of stockholders.

Purpose of the Special Meeting

   At the special meeting, the stockholders of NPC will be asked to consider and vote upon the approval and adoption of the merger agreement and the transactions contemplated by that agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. Pursuant to the merger agreement, each outstanding share of common stock will be converted into the right to receive $11.55 per share without interest, except for:

  . common stock held in the treasury of NPC or by any of its wholly-owned subsidiaries,

  .  common stock held by Mergeco or the Mergeco stockholders, or

  . common stock held by dissenting stockholders who perfect their rights under Kansas law to dissent from the merger and seek an appraisal of the fair value of their shares.

   The special committee was appointed by the NPC board of directors, among other things, to review and evaluate the merger proposal and other proposals to acquire shares not owned by Mergeco stockholders as well as to make a recommendation to the board regarding the fairness of the merger to the holders of common stock other than Mergeco stockholders. William A. Freeman was selected as chairman of the special committee and Michael Braude served as the other member of the special committee. None of the special committee members are employees of NPC or have or will have any continuing equity interest in Mergeco or the surviving corporation. The special committee concluded that it believed the terms and provisions of the merger agreement and the merger are fair to and in the best interests of NPC's Unaffiliated Stockholders, and unanimously recommended that the NPC board of directors approve and declare advisable the merger agreement.


   At a meeting held on April 13, 2001, acting on the unanimous recommendation of the special committee, all directors who voted approved the merger agreement, concluded that it believed the terms and provisions of the merger agreement are advisable and that the merger agreement and the transactions contemplated by that agreement, including the merger, are fair to and in the best interests of NPC's Unaffiliated Stockholders, and approved a recommendation that the stockholders of NPC approve and adopt the merger agreement. Mr. Michael Gullion abstained from voting on the merger due to his concern regarding a conflict of interest arising from loans from banks of which he is an officer to Mr. O. Gene Bicknell or companies controlled by Mr. O. Gene Bicknell other than NPC. The special committee and the board, in reaching their respective decisions, considered a number of factors, including the opinion of Goldsmith Agio Helms, the financial advisor to the special committee, that, as of the date of such opinion and based upon and subject to various considerations, assumptions and limitations stated therein, the merger consideration of $11.55 per share in cash to be received by the stockholders of NPC in the merger is fair to NPC's Unaffiliated Stockholders from a financial point of view. A copy of Goldsmith Agio Helms' opinion is attached as Annex B to this proxy statement. See "Special Factors--Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" and "Special Factors--Opinion of Financial Advisor to the Special Committee."


   Based on the unanimous recommendation of the special committee, the board of directors recommends that stockholders vote for approval and adoption of the merger agreement and the transactions contemplated by that agreement.

Record Date; Voting at the Meeting; Quorum

   The NPC board of directors has fixed the close of business on         , 2001
as the record date for the special meeting of stockholders. Only stockholders
of record as of the close of business on         , 2001 will be entitled to
notice of and to vote at the special meeting.

   As of the close of business on            , 2001, NPC had outstanding
            shares of common stock, held of record by approximately registered holders. Holders of the common stock are entitled to one vote per share. The presence in person or by proxy of the holders of not less than a majority of the outstanding shares of common stock entitled to vote at the special meeting constitutes a quorum. Broker non-votes and shares as to which a stockholder abstains will be included in determining whether there is a quorum at the special meeting.

Required Vote

   Under Kansas law, the merger agreement must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of NPC common stock. Satisfaction of this voting requirement is assured because Mr. O. Gene Bicknell, who beneficially owns approximately 65% of NPC's outstanding shares, is contractually bound by the merger agreement to vote all those shares in favor of the merger. See "Special Factors--Interests of Certain Persons in the Merger; Certain Relationships."

   In addition, a condition to consummation of the merger is the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of common stock of NPC voting at the special meeting of NPC stockholders, other than the Mergeco stockholders.

   Failure to return an executed proxy card or to vote in person at the special meeting or abstaining from the vote will constitute, in effect, a vote against approval and adoption of the merger agreement. Similarly, broker non-votes will have the same effect as a vote against approval and adoption of the merger agreement.

Voting and Revocation of Proxies

   The enclosed proxy card is solicited on behalf of the board of directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to its exercise, either by filing with NPC's Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the special meeting. Attendance at the special meeting without casting a ballot will not, by itself, constitute revocation of a proxy. Any written notice revoking a proxy should be sent to NPC's Corporate Secretary, Mr. Troy Cook, at NPC's office located at 14400 College Blvd., Suite 201, Lenexa, Kansas 66215.

Action to be Taken at the Special Meeting

   All shares of common stock represented at the special meeting by properly executed proxies received prior to or at the special meeting, unless previously revoked, will be voted at the special meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted "FOR" the approval and adoption of the merger agreement and the transactions contemplated by that agreement. As explained below in the section entitled "Dissenters' Rights of Appraisal," a vote in favor of the merger agreement means that the stockholder owning those shares will not have the right to dissent and seek appraisal of the fair value of such stockholder's shares. NPC does not know of any matters, other than as described in the Notice of Special Meeting of Stockholders, which are to come before the special meeting. If any other matters are properly presented at the special meeting for action, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, the persons named in the enclosed proxy card will not use their discretionary authority to use proxies voting against the merger to vote in favor of adjournment or postponement of the special meeting. The merger is also subject to a number of additional conditions. See "The Merger Agreement--Conditions."

Proxy Solicitation

   The cost of preparing, assembling and mailing this proxy statement, the Notice of Special Meeting of Stockholders and the enclosed proxy card will be borne by NPC. NPC is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. NPC may reimburse such persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of NPC and its subsidiaries may, without receiving any additional compensation, solicit proxies by telephone, telefax, telegram or in person.

   No person is authorized to give any information or make any representation not contained in this proxy statement, and if given or made, such information or representation should not be relied upon as having been authorized.

   NPC stockholders should not send any certificates representing shares of common stock with their proxy card. If the merger is consummated, the procedure for the exchange of certificates representing shares of common stock will be as set forth in this proxy statement. See "The Merger Agreement--The Exchange Fund; Payment For Shares Of Common Stock" and "The Merger Agreement--Transfers Of Common Stock."

                              THE MERGER AGREEMENT

   The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement. This summary is qualified in its entirety by reference to the full text of the merger agreement.

The Merger; Merger Consideration

   The merger agreement provides that the merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Kansas or at such other time as the parties may agree and specify in the certificate of merger. If the merger agreement is approved and adopted at the special meeting by the holders of a majority of all outstanding shares of common stock and by a majority of the shares of common stock held by persons other than the Mergeco stockholders voting at the special meeting, and the other conditions to the merger are satisfied or waived, it is currently anticipated that the merger will become effective as soon as practicable after the special meeting. However, there can be no assurance as to the timing of the consummation of the merger or that the merger will be consummated.

   At the effective time of the merger, Mergeco will be merged with and into NPC, the separate corporate existence of Mergeco will cease and NPC will continue as the surviving corporation. At the effective time of the merger:

  . each share of NPC common stock outstanding immediately prior to the effective time of the merger (other than common stock held by NPC, its wholly-owned subsidiaries, Mergeco or the Mergeco stockholders or any dissenting stockholders) will, by virtue of the merger and without any action on the part of the holder thereof, be converted into and become the right to receive $11.55 per share in cash without any interest thereon;

  . each share of NPC common stock outstanding immediately prior to the effective time of the merger that is owned by NPC, its wholly-owned subsidiaries, Mergeco or the Mergeco stockholders will automatically be canceled, retired and cease to exist and no payment will be made with respect thereto;

  . each share of common stock of Mergeco outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation;

  . dissenting stockholders of NPC who do not vote to approve the merger agreement and who otherwise strictly comply with the provisions of the Kansas General Corporation Code regarding the statutory rights to seek an appraisal will be entitled to receive the fair value of their shares of common stock determined as of the date the merger is completed, excluding any element of value arising from the expectation or completion of the merger, and will receive payment in cash in that amount in lieu of the merger consideration provided for in the merger agreement (see "Dissenters' Rights of Appraisal"); and

  . each certificate representing shares of common stock of NPC that have been converted into the right to receive cash under the terms of the merger agreement will evidence only the right to receive, upon the surrender of that certificate, $11.55 per share in cash.

The Exchange Fund; Payment for Shares of Common Stock

   On or before the closing date of the merger, Mergeco will enter into an agreement with a bank, trust company or other exchange agent selected by Mergeco and reasonably satisfactory to NPC to act as exchange agent in the merger. As of the effective time of the merger, Mergeco or the surviving corporation will deposit or cause to be deposited with the exchange agent, cash in the amount equal to the aggregate merger consideration as an exchange fund for the benefit of holders of shares of the NPC common stock (other than common stock held by dissenting stockholders and shares to be canceled without consideration pursuant to the merger agreement including the shares owned by Mergeco stockholders).

   Within five days following the effective time of the merger, the exchange agent will mail to each holder of record of shares of common stock that have been converted pursuant to the merger agreement into the right to receive merger consideration, a letter of transmittal and instructions for use in surrendering stock certificates evidencing shares of NPC common stock in exchange for the merger consideration. No stockholder should surrender any stock certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the exchange agent, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to the instructions, the holder of such stock certificate will be entitled to receive in exchange therefor the merger consideration into which the number of shares of common stock previously represented by such stock certificate shall have been converted pursuant to the merger agreement, without any interest thereon, and the stock certificates so surrendered will be canceled.

   If payment of the merger consideration is to be made to a person other than the person in whose name the stock certificate surrendered is registered, it will be a condition of payment that the stock certificate so surrendered will be properly endorsed (together with signature guarantees on such stock certificate) or otherwise be in proper form for transfer and that the person requesting such payment pay to the exchange agent any transfer or other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the stock certificate or establish to the satisfaction of the exchange agent that such tax has been paid or is not applicable.

   Stockholders should not send their stock certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and the letters of transmittal.

   Eighteen months after the effective time of the merger, the exchange agent will deliver to the surviving corporation or otherwise at the direction of the surviving corporation any portion of the exchange fund that remains undistributed to or unclaimed by the holders of stock certificates (including the proceeds of any investments thereof), and any holders of stock certificates who have not theretofore complied with the above-described procedures to receive payment of the merger consideration may look only to the surviving corporation for payment of the merger consideration to which they are entitled.

Transfers of Common Stock

   Immediately after the effective time of the merger, the stock transfer books of NPC will be closed, and there will be no further transfers of stock certificates on the records of NPC or its transfer agent other than by the stockholders of Mergeco who will be the only stockholders of NPC immediately after the merger. If, after the effective time of the merger, stock certificates are presented to the exchange agent or the surviving corporation by former NPC stockholders, they will be canceled and exchanged for the merger consideration as provided above and pursuant to the terms of the merger agreement (subject to applicable law in the case of dissenting stockholders).

Treatment of Stock Options

   One of the conditions to Mergeco's obligation to complete the merger is that holders of options representing the right to purchase more than 50% of the shares issuable upon exercise of all options granted under NPC's 1994 Stock Option Plan consent to an amendment to that plan resulting in termination and cancellation of each option as to which that consent has been given. Each holder of a cancelled NPC stock option other than Mr. O. Gene Bicknell will be entitled to receive, upon satisfaction of the condition to vesting of each applicable installment that would otherwise have occurred, a specified cash payment. This cash payment would be equal to the amount determined by multiplying the number of shares that would have been received upon exercise of the applicable vested installment of the cancelled NPC option, times the excess, if any, of $11.55 per share over the per share exercise price of that option. However, this cash payment will be reduced by the amount of any required withholding taxes. Each outstanding and unexercised stock option granted under NPC's 1994 Stock Option to Mr. O. Gene Bicknell will be cancelled as of the effective time of the merger. The consents to the amendment to NPC's 1994 Stock Option Plan will be solicited in accordance with the issuer tender offer requirements imposed by Rule 13e-4 under the Exchange Act. Mr. Schwartz and Mr. Cook, NPC's president and chief operating officer, and chief financial officer, respectively, are expected to consent to the amendments to the 1994 Stock Option Plan.


   The articles of incorporation of NPC will be amended after the effective time of the merger to effect a reverse stock split so that holders of stock options to purchase less than 50,000 shares will, upon exercise, be only entitled to receive cash in lieu of a fractional share of the surviving corporation. As a result, any holder of an option granted under NPC's 1994 Stock Option Plan that does not consent to the amendment to the plan described in the immediately preceding paragraph will receive a cash payment instead of receiving any shares of the surviving corporation upon exercise of an option, subject to applicable vesting periods. The amount of this cash payment will be determined by multiplying the fraction of a share that would have been received upon exercise of the option, times the excess, if any, of the fair value of a share of the surviving corporation at the time of the exercise of the option, if any, over the exercise price of that option.

Conditions

   The respective obligations of Mergeco and NPC to consummate the merger are subject to the following conditions, among others:

  . the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of common stock voting at the special meeting, other than the Mergeco stockholders;

  . the approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of all outstanding shares of common stock, which is assured of being satisfied by virtue of Mr. O. Gene Bicknell's obligation to vote all shares beneficially owned by him in favor of the merger; and

  . the absence of a statute, rule, regulation or order by any court or governmental authority, or any action, suit, arbitration, inquiry, proceeding or investigation, whether threatened, instituted or pending, by or before any court, any other governmental authority or any other person, as to which an unfavorable judgment, decree or award is reasonably likely to be rendered, that would, directly or indirectly, have any of the following effects:

    s restraining, prohibiting, delaying or imposing limitations on the completion of the merger, or conversion of the NPC common stock into the merger consideration;

    s restraining, imposing limitations on or prohibiting amendment of NPC's 1994 Stock Option Plan and treating the cancelled stock options in the manner described under "Treatment of Stock Options;"

    s restraining, imposing limitations on, or prohibiting the financing or the commitments for the financing of the merger;

    s materially adversely affecting the business, condition, results of operations, prospects, operations or assets of Mergeco, NPC or the surviving corporation and their respective subsidiaries, taken as a whole, or otherwise materially impairing the contemplated benefits to those companies of the merger;

    s materially increasing the merger consideration or awarding material damages;

    s  rescinding the merger; or

    s imposing material limitations on the ability of the Mergeco stockholders to exercise full rights and benefits to their shares of the surviving corporation.

   The obligations of Mergeco to effect the merger are subject to the following additional conditions:

  . the representations and warranties of NPC being true and correct as of the effective time of the merger as though made on and as of that time, except where, among other things, the failure to be true and correct, individually or in the aggregate, would not have a material adverse effect on NPC (without giving effect to qualifications as to materiality contained within such representations and warranties) or would not prevent completion of the merger by September 30, 2001;

  . NPC having performed or complied with all of its obligations and covenants required to be performed by NPC under the merger agreement at or prior to the effective time of the merger, except where the failure to so perform or comply would not have a material adverse effect on NPC or would not prevent consummation of the merger by September 30, 2001;

  . The funding of the senior secured revolving credit and the term loan facility and completion of the debt securities offering and the sale-leaseback financing necessary to consummate the merger must have occurred on terms and conditions no less favorable than those contained in, the case of the revolving credit, term loan and sale-leaseback commitments, in the respective commitments for such financing. The funding of these financings is subject to a number of material conditions independent of those in the merger agreement;

  . NPC shall have approved and executed, and holders of a majority of the shares issuable upon exercise of all stock options of NPC shall have consented to the amendment to NPC's stock option plan which shall have the effect of amending each stock option as to which that consent is given so that it shall be entitled to receive cash as the merger consideration rather than the continuation of the option (see "The Merger Agreement--Treatment of Stock Options"); and

  . Mergeco shall have received evidence, in form and substance reasonably satisfactory to it, that the holders of no more than five percent of the outstanding shares of NPC common stock, in the aggregate, calculated immediately prior to the effective time of the merger, shall have properly demanded an appraisal of their shares in accordance with Kansas law.

   The obligations of NPC to effect the merger are also subject to the following additional conditions:

  . the representations and warranties of Mergeco being true and correct as of the effective time of the merger as though made on and as of such time, except where, among other things, the failure to be true and correct, individually or in the aggregate, would not have a material adverse effect on Mergeco (without giving effect to qualifications as to materiality contained within such representations and warranties) or would not prevent completion of the merger by September 30, 2001; and

  . Mergeco having performed or complied with all of its obligations and covenants required to be performed by it under the merger agreement at or prior to the effective time of the merger, except where the failure to so perform or comply would not have a material adverse effect on Mergeco or would not prevent consummation of the merger by September 30, 2001.

   At this time, assuming the requisite approvals and adoptions of the stockholders are obtained, NPC and Mergeco believe that the other conditions to the consummation of the merger will be satisfied. However, there can be no assurance that a change of circumstances or other event will not occur that could adversely affect the conditions to the merger. If a condition of the merger agreement is waived prior to the special meeting of stockholders, we would anticipate, to the extent required by applicable law, preparing and mailing to stockholders an amendment or supplement to this proxy statement and resoliciting proxies for use at the meeting.

Representations and Warranties

   The merger agreement contains limited representations and warranties of Mergeco and NPC.

   The representations of Mergeco relate to, among other things:

  . the organization and qualification to do business, capitalization, ownership, and authority to enter into the merger agreement;

  . the absence of a conflict of the merger agreement and the transactions contemplated by that agreement, with laws applicable to, and material agreements of Mergeco;

  . the consents and filings required with respect to the merger agreement, and the transactions contemplated by that agreement;

  .  the commitments to obtain financing on a best efforts basis;

  . the accuracy of the information provided by Mergeco for inclusion in this proxy statement and in filings to be made with the SEC with respect to the proposed merger;

  .  the brokers used by Mergeco;

  .  the historical business activities of Mergeco; and

  . the absence of any agreement, arrangement or understanding by any of the Mergeco stockholders, as of the date of the merger agreement, to sell all or substantially all of the assets of the surviving corporation or to sell more than 20% of the stock of Mergeco or the surviving corporation, in each case after the merger is completed.

   The representations of NPC relate to, among other things:

  . the organization and qualification to do business of NPC and its subsidiaries;

  .  the capitalization and indebtedness of NPC and its subsidiaries;

  .  NPC's authority to enter into the merger agreement;

  . the absence of a conflict of the merger agreement and the transactions contemplated by that agreement with laws applicable to and material agreements of NPC and its subsidiaries;

  . the consents and filings required with respect to the merger agreement and the transactions contemplated by that agreement;

  .  the accuracy and completeness of filings made with the SEC;

  . the compliance with law and accuracy of the proxy statement and filings made with the SEC with respect to the proposed merger, excluding any information supplied by Mergeco or its representatives;

  . conducting NPC's business in the ordinary course consistent with past practice;

  . the absence of changes in the business, financial condition or results of operations of NPC or its subsidiaries, taken as a whole, that would have a material adverse effect on NPC or the ability to consummate the merger;

  . the required vote of the stockholders of NPC with respect to the proposed merger;

  .  the brokers used by NPC;

  . the action of the NPC board of directors approving the merger agreement and the transactions contemplated by that agreement, declaring the same to be advisable and recommending approval and adoption of the merger agreement of NPC's stockholders; and

  . NPC having received the written opinion of Goldsmith Agio Helms that the merger consideration to be received by NPC's Unaffiliated Stockholders is fair from a financial point of view.

Covenants

   NPC has agreed to operate, and cause each of its subsidiaries to operate, their respective businesses in the ordinary and usual course, in all material respects, prior to the effective time of the merger. In this regard, NPC has agreed that it will not, without the consent of Mergeco (which consent may not be unreasonably withheld or delayed), engage in certain types of transactions or take specified actions. Specifically, NPC has agreed that prior to the effective time of the merger, NPC will not, and will not permit any of its subsidiaries to, among other things:

  . declare or pay dividends, other than dividends by NPC's subsidiaries in the ordinary course of business consistent with past practice;

  .  split, combine or reclassify their respective capital stock;

  .  repurchase, redeem or acquire any of their respective capital stock;

  . issue, sell, grant, pledge or otherwise encumber any of their respective securities, other than issuance of common stock upon exercise of NPC stock options which were issued in the ordinary course, or issuance of stock options or other awards except in the ordinary course pursuant to NPC benefit plans in effect on the date of the merger agreement;

  .  amend their respective articles of incorporation or bylaws;

  . incur additional indebtedness or pay or discharge claims or liabilities, subject to certain ordinary course allowances;

  . increase the compensation payable to or materially modify the benefits provided to employees;

  . take any action that could reasonably be expected to result in any of the conditions to the merger not being satisfied;

  .  enter into non-competition agreements;

  .  merge, consolidate or sell substantially all of its assets;

  . enter into or amend material employment, consulting or severance agreements;

  . change its method of accounting, except as required by generally accepted accounting principles or by a governmental authority;

  . make a material tax election, compromise a tax liability or change its fiscal year;

  .  acquire substantially all of the assets of any other person;

  .  make material capital expenditures or commitments;

  . settle or compromise any claim of a dissenting stockholder without the prior consent of Mergeco;

  . settle or compromise any action seeking to restrain, prohibit, delay or impose limitations on the merger or seeking damages from NPC or any of its officers or directors in connection with the merger without the prior consent of Mergeco; or

  . make any commitments or agree to take any of the actions described above.

   Mergeco has agreed that it will not, without the consent of NPC (which consent may not be unreasonably withheld or delayed), engage in certain types of transactions or take specified actions. Specifically, Mergeco has agreed that prior to the effective time of the merger, it will not, among other things:

  . amend its articles of incorporation or bylaws in any way that would delay the timely consummation of the merger or prevent the consummation of the merger by September 30, 2001;

  . change its respective capital structure in a manner that would materially delay the timely consummation of the merger or prevent the consummation of the merger by September 30, 2001; or

  . taking any action that could reasonably be expected to result in any of the conditions to the merger not being satisfied.

   In addition, Mergeco agreed to use its reasonable best efforts to:

  . consummate financing on terms consistent with the commitment letter furnished to NPC and to keep the commitment letters in effect until the earlier of the closing date or the termination of the merger agreement;

  .  maintain employee benefits for one year following the merger;

  . maintain provisions in the organizational documents of the surviving corporation regarding the indemnification of directors and officers following the effective time; and

  . continue in force NPC's directors and officers liability insurance for six years following the merger.

   Mergeco and NPC have made further agreements regarding, among other things:

  . advising each other of representations or warranties contained in the merger agreement becoming untrue, of their respective failure to comply with or satisfy covenants, conditions or agreements contained in the merger agreement and of any change, event or circumstance that could reasonably be expected to have a material adverse effect on such party or on its ability to consummate the proposed merger by September 30, 2001;

  . cooperating in the preparation of required governmental filings, in obtaining required permits and regulatory approvals and in the release of public announcements;

  . calling the special meeting and recommending approval and adoption of the merger agreement by NPC's board of directors and special committee;

  . preparing and filing this proxy statement and a Schedule 13E-3 filed under the Exchange Act; and

  .  granting access to information and maintaining confidentiality.

Acquisition Proposals and Change of Recommendation

   The merger agreement obligates NPC to terminate any pending discussion which may lead to any sale of stock to, sale of substantially all of the assets to, or a merger or consolidation with, any third party. NPC is also required to notify Mergeco promptly if any inquiries or proposals are received by, or any nonpublic information is requested from, or any negotiations or discussions are sought to be initiated with, NPC with respect to the matters referenced in the immediately preceding sentence. This notification is required to include the terms of the proposed acquisition, the identity of the third party and the general terms of any financing arrangement or commitment for that purpose.

   Neither the special committee nor the board of directors is permitted to withdraw or modify its recommendation to NPC stockholders to approve the merger agreement, the merger and the transactions contemplated by that agreement, except under the circumstances described below with respect to a Third Party Superior Offer. Similarly, NPC is prohibited by the merger agreement from entering into an agreement with respect to a sale of stock to, the sale of substantially all of the assets to, or a merger or consolidation with, a third party, except under the circumstances described below with respect to a Third Party Superior Offer. If the special committee or the board of directors, by a majority disinterested vote, determines in good faith, after consultation with its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law, it may take the following actions with respect to a Third Party Superior Offer:

  . withdraw its recommendation of the transactions contemplated by the merger agreement;

  . recommend a Third Party Superior Offer but only after (i) providing notice to Mergeco of the Third Party Superior Offer, specifying the terms and conditions of that offer and identifying the person making the offer; and (ii) determining in good faith that any transaction proposed by Mergeco is not at least as favorable to NPC's stockholders as the Third Party Superior Offer.

   However, neither the withdrawal of the recommendation of the merger or recommendation of the Third Party Superior Offer is permitted until the sixth business day after receipt of the foregoing notice by Mergeco.

   A "Third Party Superior Offer" is defined in the merger agreement to mean an unsolicited bona fide written offer to acquire all of the stock owned by stockholders of NPC, other than Mergeco stockholders, for consideration consisting of cash and/or securities with a value higher than the merger consideration, or any alternative acquisition proposal submitted by Mergeco, and on terms and conditions that the special committee or the board of directors determines in good faith is reasonably likely to be consummated, including the financing of the offer.

   Nothing in the merger agreement will prevent the special committee or the board of directors from

  . taking and disclosing to NPC stockholders a position required by the tender offer rules under the Exchange Act; or

  . supplying nonpublic information to a third party or negotiating or discussing a Third Party Superior Offer, subject to receiving a customary confidentiality agreement and determining in good faith that such action is required by fiduciary duties under applicable law.

Termination

   The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the proposed merger by the stockholders of NPC, by the mutual written consent of NPC and Mergeco (acting through their respective boards of directors), or by either NPC or Mergeco if:

    . any injunction, judgment, order, decree, rule, statute, governmental action, proceeding or investigation or other action threatened, instituted, or pending before any court, or any governmental authority prohibiting the consummation of the merger;

    . the merger has not been consummated by September 30, 2001, except that such termination will not be available to any party whose material breach of any representation, warranty, covenant or agreement under the merger agreement has been the cause of or resulted in the failure of the merger to occur on or before such date; or

    .  the required stockholder approvals are not obtained.

   NPC may also terminate the merger agreement at any time prior to the effective time of the merger, whether before or after the approval of the proposed merger by the stockholders of NPC, upon a breach by Mergeco of any representation, warranty, covenant or obligation, in each case, as set forth in the merger agreement if the breach is not or cannot be materially cured by September 30, 2001.

   Mergeco may also terminate the merger agreement at any time prior to the effective time of the merger, whether before or after the approval of the proposed merger by the stockholders of NPC:

  .  based upon the recommendation of the special committee:

    s the board of directors of NPC withdraws or adversely modifies its recommendation of the merger agreement; or

    s NPC fails to include the board's recommendation in favor of the merger agreement or the fairness opinion of Goldsmith Agio Helms in this proxy statement;

  . upon a breach by NPC of any representation, warranty, covenant or obligation, in each case, as set forth in the merger agreement, if the breach is not or cannot be materially cured by September 30, 2001; or

  . if the funding of the financing for the completion of the merger does not occur by September 30, 2001 by reason of any failure of any condition to the definitive financing documents or upon the exercise by any party to the definitive financing documents (other than Mergeco) of any right to terminate the definitive financing documents if the reason for that termination is not a failure of Mergeco to exercise its reasonable best efforts to obtain that financing.

Fees and Expenses

   Whether or not the merger is consummated and except as otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger will be paid by NPC, including the expenses incurred in connection with:

  . the preparation, printing, filing and mailing to stockholders of this proxy statement;

  . the expenses incurred for all fees (including legal fees, accounting fees, filing fees, and any other fees related to the merger agreement and the merger) pursuant to, and all continuing indemnification, contribution and fee obligations provided under the engagement letter between Mr. O. Gene Bicknell and Banc of America Securities, dated November 30, 2000;

  . all expenses incurred in connection with the negotiation, execution, delivery and performance of the merger agreement, the financing of the merger and all agreements or documents related to any of the foregoing; and

  . all expenses incurred in connection with obtaining the financing of the merger and the commitments for that financing.

   However, if the merger agreement is terminated by NPC because Mergeco failed to meet any of its representations, warranties, covenants or agreements under the terms of the merger agreement, which cannot be cured in all material respects on or before September 30, 2001, Mergeco will pay the expenses described above, except the expenses for preparing, printing, filing and mailing this proxy statement. Mr. O. Gene Bicknell has guaranteed the obligation of Mergeco to pay expenses under the circumstances described in the immediately preceding sentence.

Amendment/Waiver

   Before or after approval of the merger agreement by the stockholders, the merger agreement may be amended by the written agreement of the parties thereto at any time prior to the effective time of the merger if such amendment is approved on behalf of NPC by the special committee or the NPC board of directors, based on the recommendation of the special committee, and on behalf of Mergeco by its board of directors. However, after any stockholder approval of the merger agreement has been obtained, no amendment may be made which under applicable law or Nasdaq rules requires the approval of the NPC stockholders if that approval has not been obtained.

   At any time prior to the effective time of the merger, NPC or Mergeco may extend the time for performance of any of the obligations or other acts of the other parties to the merger agreement, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance with any agreements or conditions contained in the merger agreement. Any extension or waiver will be valid only if set forth in writing and signed by the party making such extension or waiver.

                        DISSENTERS' RIGHTS OF APPRAISAL

   Under Section 17-6712 of the Kansas General Corporation Code ("KGCC"), any holder of common stock who does not wish to accept the merger consideration of $11.55 per share may dissent from the merger and elect to have the fair value of such stockholder's shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 17-6712.

   The following discussion is not a complete statement of the law pertaining to appraisal rights under the KGCC, and is qualified in its entirety by the full text of Section 17-6712, which is provided in its entirety as Annex C to this proxy statement. All references in Section 17-6712 and in this summary to a "stockholder" are to a record holder of the shares of NPC common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in timely manner to perfect appraisal rights.

   Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex C to this proxy statement. Failure to comply with the procedures specified in Section 17-6712 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, NPC recommends that stockholders who consider exercising such rights should seek the advice of counsel.


   Any holder of common stock wishing to exercise the right to dissent from the merger and demand appraisal under Section 17-6712 of the KGCC must satisfy each of the following conditions:

  . deliver to NPC a written objection to the merger prior to the taking of the vote on the merger at the special meeting of stockholders;

  . not vote the holder's shares of common stock in favor of the merger agreement at the special meeting; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement; therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement;

  . within 20 days after the date of mailing of the notice from the surviving corporation notifying the holder that the merger has become effective, demand payment in writing from the surviving corporation of the value of such holder's stock, which demand will be sufficient if it reasonably informs NPC of the identity of the stockholder and that the stockholder intends thereby to demand the payment of the value of such holder's shares; and

  . continuously hold such shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the effective time of the merger will lose any right to appraisal in respect of such shares.

   Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the merger agreement will constitute a written demand for payment within the meaning of Section 17-6712. The written demand for payment of the value of the stockholder's shares must be in addition to and separate from any such proxy or vote.

   Only a holder of record of shares of common stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that such stockholder intends thereby to demand appraisal of such stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for one or more other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

   A stockholder who elects to exercise appraisal rights pursuant to Section 17-6712 should mail or deliver a written demand to: Troy D. Cook, Secretary, NPC International, Inc., 14400 College Boulevard, Suite 201, Lenexa, Kansas 66215.

   Within ten days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder of NPC who has made a written objection to the merger in accordance with Section 17-6712 and who has not voted in favor of the merger agreement. If any former stockholder, within 20 days after the date of the mailing of the notice, shall demand in writing, from the surviving corporation, payment of the value of the stockholder's stock, the surviving corporation shall pay, within 30 days after the expiration of the period of 20 days, the value of the stockholder's stock on the effective date of the merger, exclusive of any element of value arising from the expectation or accomplishment of the merger.

   Within four months after the expiration of the 30 day period, but not thereafter, if the surviving corporation and any such stockholder fail to agree upon the value of such stock, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 17-6712 may file a petition in the Kansas District Court demanding a determination of the value of the shares of common stock held by all dissenting stockholders, a copy of which shall be sent to the surviving corporation. Within 10 days of receipt of the stockholder's petition filed with the Court, the surviving corporation must mail to any stockholder who has complied with the provisions of Section 17-6712 to that point in time a statement setting forth the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached.

   After the hearing on the petition, the Court shall determine the stockholders who have complied with the requirements of Section 17-6712 and therefore are entitled to the valuation of and payment for their shares, and appoint an appraiser or appraisers to determine such value. Upon receipt and review of the report of the appraiser or appraisers, the Court shall determine the value of the stock of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, to the stockholders by the surviving corporation

   NPC is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares.

Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 17-6712. Inasmuch as NPC has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time prior to the conclusion of the 20 days after the date of the mailing of the stockholder's written demand for payment of the value of the stockholder's stock (or at any time thereafter with the written consent of NPC), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the merger consideration set forth in the merger agreement.

   Under the merger agreement, NPC has agreed to give Mergeco prompt notice of any demands for appraisal received by NPC. Mergeco has the right to participate in and approve all negotiations and proceedings with respect to demands for appraisal under the KGCC. NPC will not, except with the prior written consent of Mergeco, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

   Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 17-6712 could be more than, the same as or less than the merger consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 17-6712.

   In determining fair value, any appraiser may examine any of the books and records of NPC. The appraiser or appraiser shall also allow a reasonable opportunity to the interested parties to submit pertinent evidence on the value of the stock. The Court, upon application of any party in interest, shall determine the amount of interest, if any, to be paid upon the value of the stock of the stockholders.

   Any stockholder who has duly demanded an appraisal in compliance with
Section 17-6712 shall not, after the effective time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

   Any stockholder may withdraw its demand for appraisal and accept the merger consideration set forth in the merger agreement by delivering to the surviving corporation a written withdrawal of such stockholder's demands for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving corporation and
(2) no appraisal proceeding in the Kansas District Court shall be dismissed as to any stockholder without the approval of the Kansas District Court, and such approval may be conditioned upon such terms as the Kansas District Court deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Kansas District Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the merger consideration set forth in the merger agreement.

   Failure to comply strictly with all of the procedures set forth in Section 17-6712 of the KGCC will result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

                        LITIGATION RELATED TO THE MERGER

   On December 14, 2000, a purported stockholder of NPC filed a purported stockholder class action lawsuit against NPC and each of its directors in the District Court of Crawford County, Kansas under the caption Barry Feldman v. Bicknell, et al., Civil Action No. 00C2628. On December 15, 2000, a purported stockholder of NPC filed a purported stockholder class action lawsuit against NPC and each of its directors in the District Court of Crawford County, Kansas under the caption James Miller v. Bicknell, et al., Civil Action 00C2637. On December 19, 2000, a purported stockholder of NPC filed a purported stockholder class action lawsuit in the District Court of Johnson County, Kansas under the caption Harbor Finance Partners et al. v. Bicknell et al., Civil Action No. 00-CV-07833. In these cases, the plaintiffs alleged, among other things, that (1) the offer by Mr. O. Gene Bicknell, by and through Mergeco, to purchase each outstanding share of NPC common stock for $11.40 in cash without interest was grossly unfair to NPC's public stockholders, (2) the directors of NPC breached their fiduciary duties to the NPC stockholders, and (3) the offer was advanced through unfair procedures. On May 10, 2001, NPC, the defendant directors and the named plaintiffs reached an agreement in principal with respect to the settlement of this litigation and counsel to each of the parties to the litigation entered into a Memorandum of Understanding agreeing to the following: to attempt in good faith to settle all claims; to pay fees and expenses of plaintiffs' counsel and experts of $250,000 in the aggregate following plaintiffs' confirmatory discovery, if any; to execute and seek court approval of a definitive settlement agreement and certain other terms and conditions without any admission of any breach of fiduciary duty or other wrongdoing on the part of any of the defendants. The settlement agreement would become effective only if, among other things, the merger is consummated. NPC anticipates that any settlement of this litigation will not have a material adverse effect on NPC's financial condition, results of operations or liquidity.

   Settlement of the litigation described above is a condition to the respective obligations of NPC and Mergeco to consummate the merger. Therefore, even if the requisite stockholder approvals and adoptions of the merger agreement are obtained, the consummation of the merger may be delayed pending resolution of the litigation. Neither NPC nor Mergeco has determined whether it would waive such condition and proceed with the merger if the other conditions have been satisfied or validly waived.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information as of April 26, 2001, except as otherwise indicated, concerning the beneficial ownership of NPC's common stock by (1) each person or group known by NPC to beneficially own more than 5% of the outstanding shares of common stock; (2) each director of NPC,
(3) NPC's Chief Executive Officer and each of the other executive officers of NPC; (4) all of NPC's directors and executive officers as a group; and (5) all of the Mergeco stockholders.



                                                       Amount of
                                                       Beneficial  Percent of
        Name and Title of Beneficial Owner (1)         Ownership  Common Stock
        --------------------------------------         ---------- ------------
Mr. O. Gene Bicknell (2)(3)........................... 14,368,923     65.8%
  Chief Executive Officer and Director
Bicknell Family Holding Company, L.P. (2).............  5,000,000     22.9%
Bicknell Family Foundation............................    177,108        *
James K. Schwartz (3).................................    200,000        *
  President, Chief Operating Officer and Director
Troy D. Cook (3)......................................    100,000        *
  Senior Vice President, Chief Financial Officer,
   Secretary and Treasurer
D. Blayne Vaughn (3)..................................     36,000        *
  Vice President--Pizza Hut Operations
L. Bruce Sharp (3)....................................     10,375        *
  Vice President--Pizza Hut Operations
Robert R. Greene (3)..................................      5,925        *
  Vice President--Pizza Hut Operations
Michael Braude, Director..............................        200        *
William A. Freeman, Director..........................        400        *
Michael W. Gullion, Director..........................        --         *
Martin C. Bicknell, Director (4)......................    183,808        *
All directors and executive officers as a group (10
 persons)............................................. 14,905,631     68.2%


--------
 * Less than one percent.
(1) Includes options for 702,300 shares of common stock which may be acquired upon the exercise of stock options exercisable on or within 60 days after April 26, 2001. Does not include options held which are not exercisable within 60 days.

(2) Includes 5,588,816 shares of common stock of which 9,600 shares are owned by Mr. O. Gene Bicknell's spouse, 579,216 shares are owned by the O. Gene Bicknell Charitable Remainder Unit Trust and 5,000,000 shares are owned by the Bicknell Family Holding Company, L.P. The address for Mr. O. Gene Bicknell and the Bicknell Family Holding Company, L.P. is 720 W. 20th Street, Pittsburg, Kansas 66762.

(3) Includes shares which may be acquired upon the exercise of stock options exercisable on or within 60 days after April 26, 2001, under NPC's stock option plans as follows: 350,000, 200,000, 100,000, 36,000, 10,375 and
    5,925 shares for Messrs. O. Gene Bicknell, Schwartz, Cook, Vaughn, Sharp and Greene, respectively.

(4) Includes 183,808 shares of common stock of which 6,700 shares of common stock are jointly owned by Mr. Martin C. Bicknell's children, and controlled by Mr. Martin C. Bicknell and 177,108 shares of common stock are owned by the Bicknell Family Foundation. Mr. Martin C. Bicknell is an officer and director of the Bicknell Family Foundation.

                            DIRECTORS AND MANAGEMENT

NPC International, Inc.

   Set forth below are the name and business address of each director and executive officer of NPC, the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted. Also set forth below are the material occupations, positions, offices and employment of each such person and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Messrs. O. Gene Bicknell, Schwartz, Braude, Freeman, Gullion and Martin C. Bicknell are directors of NPC. Each person listed below is a citizen of the United States and, during the past five years, none of the persons listed below have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or have been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities law, or a finding of any violation of federal or state securities laws.



Name                                        Principal Occupations
----                                        ---------------------
O. Gene Bicknell........................... Chairman of the board of directors of NPC and its predecessors since 1962. Mr. O.
                                            Gene Bicknell reassumed the position of
                                            Chief Executive Officer, a position he held
                                            from 1962 to 1992, on January 31, 1995.
James K. Schwartz.......................... Director since 1996. Mr. Schwartz served as
                                            Vice President of Finance, Treasurer and
                                            Chief Financial Officer from 1993 until
                                            January 1995. In January 1995, Mr. Schwartz
                                            was promoted to President and Chief
                                            Operating Officer of NPC.
Michael Braude............................. Director since 1998. Mr. Braude also serves as a director of Country Club Bank and
                                            Midwest Grain Products, Inc. In 2000, Mr.
                                            Braude retired as the President and Chief
                                            Executive Officer of the Kansas City Board
                                            of Trade where he served since 1984. The
                                            Kansas City Board of Trade is located at
                                            4800 Main Street, Kansas City, Missouri
                                            64112.
William A. Freeman......................... Director since 1996. Since March 1998,
                                            Mr. Freeman has been Senior Vice President
                                            and Chief Financial Officer of Semitool,
                                            Inc., a semiconductor equipment
                                            manufacturer located at 655 West Reserve
                                            Drive, Kalispell, Montana 59901.
                                            Previously, Mr. Freeman was self-employed
                                            as a management consultant after retiring
                                            from Zurn Industries, Inc., a manufacturing
                                            and construction company, in 1995. Mr.
                                            Freeman was President of Zurn Industries,
                                            Inc., from May 1991 through September 1995.
                                            During his term at Zurn Industries, Inc.,
                                            Mr. Freeman also held the positions of
                                            Senior Vice President and Chief Financial
                                            Officer from May 1986 through May 1991, and
                                            divisional management positions from
                                            January 1973 through April 1986.

Name                                        Principal Occupations
----                                        ---------------------
Michael W. Gullion......................... Director since 1999. Mr. Gullion has served as Chairman and Chief Executive Officer of
                                            Gold Bank in Leawood, Kansas, the leading
                                            bank for Gold Banc Corporation, Inc. since
                                            1978. He was President of Gold Banc
                                            Corporation, Inc. from its inception in
                                            December 1985 through February 1999, and is
                                            currently Chairman of the board of
                                            directors and Chief Executive Officer for
                                            Gold Banc Corporation, Inc., 11301 Nall
                                            Avenue, Leawood, Kansas 66211.

Martin C. Bicknell......................... Director since 2000. Since 1997, Mr. Martin
                                            Bicknell has been Senior Vice President of
                                            Investments of A.G. Edwards & Sons, Inc.,
                                            at 10790 Nall Avenue, Overland Park, Kansas
                                            66211.
Troy D. Cook............................... Mr. Cook joined NPC as Vice President of
                                            Finance, Chief Financial Officer, Treasurer
                                            and Assistant Secretary in February 1995.
                                            During fiscal 1999, he was named Secretary
                                            and in March 1999, he was promoted to
                                            Senior Vice President. Mr. Cook is a
                                            certified public accountant.
D. Blayne Vaughn........................... Mr. Vaughn joined NPC as an Area General
                                            Manager in November 1985. He was promoted
                                            to Regional Manager during fiscal year
                                            1990, Regional Vice President during fiscal
                                            year 1993 and Vice President of Pizza Hut
                                            operations for the Western Division in May
                                            1997.
L. Bruce Sharp............................. Mr. Sharp joined NPC as an Area General
                                            Manager in May 1987. He was promoted to
                                            Regional Manager during fiscal year 1989
                                            and Vice President of Pizza Hut operations
                                            for the Southern Division in May 1997.
Robert R. Greene........................... Mr. Greene joined NPC as a restaurant manager in December 1987. He was promoted
                                            to Area General Manager during fiscal year
                                            1989, Regional Manager in fiscal year 1993
                                            and Vice President of Pizza Hut operations
                                            for the Eastern Division in December 1999.
Linda K. Lierz............................. Ms. Lierz joined NPC in January 1998 as
                                            Vice President Marketing. Prior to joining
                                            the Company she was National Marketing
                                            Manager for Captain D's Seafood restaurants
                                            located at 1717 Elm Hill Pike, Suite A-1,
                                            Nashville, Tennessee 37210.
Lavonna K. Walbert......................... Ms. Walbert joined NPC in February 1999 as
                                            Vice President Human Resources. Prior to
                                            joining the Company she was Director of
                                            Human Resources for Western Auto Supply
                                            Company located at 5673 Airport Road,
                                            Roanoke, Virginia 24012 from May, 1993
                                            through January, 1999.
Frank S. Covvey............................ Mr. Covvey joined NPC in July 1993 as Vice
                                            President--Information Systems. Prior to
                                            that he was Director of Technology for The
                                            Ultimate Corp. from 1989 to 1993.

Mergeco, Inc.

   Mr. O. Gene Bicknell is the President, Treasurer and Secretary of Mergeco. All information concerning the current business address, present principal occupation or employment and five-year employment history for Mr. O. Gene Bicknell is the same as the information set forth above. In addition to holding the offices indicated, Mr. O. Gene Bicknell serves as the sole director of Mergeco.

Stockholders of Mergeco, Inc.


   The stockholders of Mergeco, Inc. consist of Mr. O. Gene Bicknell, Bicknell Family Holding Company, L.P., and Bicknell Family Foundation. The Bicknell Family Holding Company, L.P. is a family limited partnership and Mr. O. Gene Bicknell is the sole trustee and grantor of an irrevocable trust that serves as the sole general partner. The address for Mr. O. Gene Bicknell and the Bicknell Family Holding Company, L.P. is 720 W. 20th Street, Pittsburg, Kansas 66762.




   The Bicknell Family Foundation is a Kansas not for profit corporation. The officers and directors of the Foundation are the wife of Mr. O. Gene Bicknell, Rita J. Bicknell, whose address is 714 East 510 Avenue, Pittsburgh, Kansas 66762, and his five children, Gena M. Gallagher, whose address is 1992 Brittany Place, Springfield, Missouri 65809, Diana D. Deruy, whose address is 2520 W. Arlington, Springfield, Missouri 65810, Mitchell D. Bicknell, whose address is 1301 Bitner Drive, Pittsburgh, Kansas 66762, Michael S. Bicknell, whose address is 1152 S. 210th Street, Pittsburgh, Kansas 66762, and Martin C. Bicknell, whose address is 2740 W. 215th, Bucyrus, Kansas 66013. The address for the Bicknell Family Foundation is 720 W. 20th Street, Pittsburg, Kansas 66762.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   This proxy statement contains or incorporates by reference certain forward-looking statements and information relating to NPC and its future financial performance that are based on the beliefs of management as well as assumptions made by and information currently available to NPC. Forward-looking statements include statements concerning financial projections, results of operations, financial condition, cash flow, business, financing, achievements, plans, objectives, goals, strategies, future events or financial performance, and underlying assumptions and other statements which are other than statements of historical facts, including statements regarding the completion of the proposed merger and actions and events after the merger. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan," "intend," "project," "predict," "may," "will," "shall" and "should" and similar expressions, are intended to identify forward-looking statements. Such statements reflect the current view of NPC and Mergeco with respect to future events, including the completion of the proposed merger, and are subject to numerous risks, uncertainties and assumptions.

   Forward-looking statements are not guarantees of future performance or the other matters referenced in the immediately preceding paragraph. These matters involve risks, uncertainties and assumptions. Future performance and these other matters may be materially different from those expressed, implied or contemplated in these forward-looking statements. NPC stockholders are cautioned not to put undue reliance on any forward looking statement.

   Many factors could cause the financial projections, actual results of operations, financial condition, business, financing, financial performance, plans, objectives, goals, strategies, future events, performance, achievements and underlying assumptions of NPC to be materially different from those that may be expressed or implied or contemplated by such forward-looking statements, including, among others:

  . delays or obstacles in receiving required regulatory and other approvals;

  . the ability of Mergeco to obtain funding necessary to consummate the proposed merger;

  .  the failure of stockholders to approve the merger agreement;

  .  general economic or market conditions;

  .  changes in business strategy;

  .  availability of suitable restaurant locations;

  .  availability of financing on acceptable terms to fund future growth;

  . increasing costs associated with new restaurant construction, and developing a significant number of new restaurants over a relatively short period of time;

  .  delays in opening new restaurants;

  . ability to hire and train increasing numbers of restaurant management, staff and other personnel for new restaurants;

  . fluctuations in consumer demand and tastes including a decrease in consumers' preference for pizza;

  .  acceptance in new markets;

  .  competitive conditions in NPC's markets;

  .  general economic, business or market conditions;

  .  adverse weather conditions;

  . operating restrictions and costs associated with governmental regulations;

  . regulatory limitations regarding liquor permits and restaurants in certain states;

  .  greater than expected costs associated with closing restaurants; and

  . various other factors, both referenced and not referenced in this proxy statement.

   Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as projected, anticipated, believed, estimated, expected, planned or intended. NPC does not intend, or assume any obligation, to update these forward-looking statements to reflect actual results, changes in assumptions or changes in the factors affecting such forward-looking statements, except for any obligation to do so, if any, imposed by law.

                              INDEPENDENT AUDITORS

   The consolidated financial statements of NPC for each of the years in the three year period ended March 27, 2001 included in NPC's Annual Report on Form 10-K for the fiscal year ended March 27, 2001, have been audited by KPMG LLP, independent auditors, as stated in their report appearing therein. It is expected that representatives of KPMG LLP will be present at the special meeting, both to respond to appropriate questions of NPC's stockholders and to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

   If the merger is consummated, there will be no public stockholders of NPC and no public participation in any future meetings of stockholders of NPC. However, if the merger is not consummated, NPC's public stockholders will continue to be entitled to attend and participate in NPC stockholders' meetings. Pursuant to Rule 14a-8 under the Exchange Act, any stockholder of NPC who wishes to present a proposal at the next Annual Meeting of Stockholders of NPC (in the event the merger is not consummated), and who wishes to have such proposal included in NPC's proxy statement for that meeting, must have delivered a copy of such proposal to NPC at 14400 College Blvd., Suite 201, Lenexa, Kansas 66215, Attention: Corporate Secretary, so that it was received
no later than      , 2002. In order for proposals by stockholders not submitted in accordance with Rule 14a-8 to have been timely within the meaning of Rule 14a-4(c) under the Exchange Act, the proposal must have been submitted so that
it was received no later than      , 2002.

                      WHERE YOU CAN FIND MORE INFORMATION

   The SEC allows NPC to "incorporate by reference" information into this proxy statement, which means that NPC can disclose important information by referring you to another document filed separately with the SEC. The following documents previously filed by NPC with the SEC are incorporated by reference in this proxy statement and are deemed to be a part hereof:


 NPC SEC Filings            Period
 ---------------            ------
 Annual Report on Form 10-K Year ended March 27, 2001, as filed on May 21,
                            2001, and amended on Form 10-K/A, as filed on July
                            2, 2001
 Current Report on Form 8-K Filed May 18, 2001


   Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement or any subsequently filed report under the Exchange Act modifies or replaces such statement. The forward looking statements made in the incorporated documents are not protected by the safe harbor for forward looking statements.

   NPC undertakes to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Corporate Secretary, NPC International, Inc., 14400 College Blvd., Suite 201, Lenexa, Kansas 66215, (913) 327-5555.

                                 OTHER BUSINESS

   The board does not know of any other matters to be presented for action at the special meeting other than as set forth in this proxy statement. If any other business should properly come before the Special Meeting, the persons named in the enclosed proxy card intend to vote thereon in accordance with their best judgment on the matter.

                             AVAILABLE INFORMATION

   No person is authorized to give any information or to make any representations, other than as contained in this proxy statement, in connection with the merger agreement or the merger, and, if given or made, such information or representations may not be relied upon as having been authorized by NPC, or Mergeco. The delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of NPC since the date hereof.

   Because the merger is a "going private" transaction, Mergeco and NPC have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto are available for inspection and copying at the principal executive offices of NPC during regular business hours by any interested stockholder of NPC, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Corporate Secretary, NPC International, Inc., 14400 College Blvd., Suite 201, Lenexa, Kansas 66215 or from the SEC as described below.

   Neither NPC nor Mergeco nor the Mergeco stockholders have made provisions in connection with the merger to grant NPC's Unaffiliated Stockholders access to the corporate files of NPC, Mergeco or the Mergeco stockholders or to obtain counsel or appraised services at the expense of NPC, Mergeco or the Mergeco stockholders.


   NPC is currently subject to the information requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the
Schedule 13E-3 and the exhibits thereto, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov." NPC's common stock is listed on the Nasdaq National Market (ticker symbol: NPCI), and materials may also be inspected at its offices, 1735 K Street, N.W., Washington, D.C. 20006.

                                          By Order of the Board of Directors

                                          /s/ Troy D. Cook
                                          Secretary
Lenexa, Kansas
       , 2001

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 10, 2001

                                 BY AND BETWEEN

                                 MERGECO, INC.,
                              A KANSAS CORPORATION

                                      AND

                            NPC INTERNATIONAL, INC.,
                              A KANSAS CORPORATION

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I THE MERGER.......................................................   1
  1.1  The Merger..........................................................   1
  1.2  Closing.............................................................   1
  1.3  Effective Time......................................................   1
  1.4  Effects of the Merger...............................................   1
  1.5  Articles of Incorporation...........................................   2
  1.6  Bylaws..............................................................   2
  1.7  Directors and Officers..............................................   2
  1.8  Effect on Capital Stock.............................................   2
  1.9  Dissenting Shares...................................................   2
  1.10 Stock Options.......................................................   3

ARTICLE II EXCHANGE OF CERTIFICATES........................................   3
  2.1  Exchange Fund.......................................................   3
  2.2  Exchange Procedures.................................................   3
  2.3  No Further Ownership Rights in Company Common Stock.................   4
  2.4  Termination and Exchange Fund; Unclaimed Funds......................   4
  2.5  No Liability........................................................   4
  2.6  Lost Certificates...................................................   4
  2.7  Withholding Rights..................................................   5

ARTICLE III REPRESENTATIONS AND WARRANTIES.................................   5
  3.1  Representations and Warranties of the Company.......................   5
  3.2  Representations and Warranties of Mergeco...........................   8

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS.......................  10
  4.1  Covenants of the Company............................................  10
  4.2  Covenants of Mergeco................................................  12
  4.3  Advice of Changes; Government Filings...............................  12

ARTICLE V ADDITIONAL AGREEMENTS............................................  13
  5.1  Stockholders Meeting; Preparation of Disclosure Documents...........  13
  5.2  Access to Information; Confidentiality..............................  14
  5.3  Approvals and Consents; Cooperation.................................  14
  5.4  Financing...........................................................  15
  5.5  Employee Benefits; Company Plans....................................  15
  5.6  Fees and Expenses...................................................  15
  5.7  Indemnification; Directors' and Officers' Insurance.................  16
  5.8  Public Announcements................................................  16
  5.9  Takeover Statutes...................................................  16
  5.10 Further Assurances..................................................  16
  5.11 Takeover Proposals..................................................  16

ARTICLE VI CONDITIONS PRECEDENT............................................  18
  6.1  Conditions to Each Party's Obligation to Effect the Merger..........  18
  6.2  Conditions to the Obligation of Mergeco to Effect the Merger........  19
  6.3  Conditions to the Obligation of the Company to Effect the Merger....  20

ARTICLE VII TERMINATION AND AMENDMENT......................................  20
  7.1  Termination.........................................................  20
  7.2  Effect of Termination...............................................  21
  7.3  Amendment...........................................................  21

                                                                           Page
                                                                           ----
  7.4  Extension; Waiver..................................................  21
  7.5  Procedure For Termination, Amendment, Extension or Waiver..........  21

ARTICLE VIII GENERAL PROVISIONS...........................................  22
  8.1  Non-Survival of Representations, Warranties, Covenants and
   Agreements.............................................................  22
  8.2  Notices............................................................  22
  8.3  Interpretation.....................................................  23
  8.4  Counterparts.......................................................  23
  8.5  Entire Agreement; No Third Party Beneficiaries.....................  23
  8.6  Governing Law......................................................  24
  8.7  Waiver of Jury Trial...............................................  24
  8.8  Severability.......................................................  24
  8.9  Assignment.........................................................  24
  8.10 Enforcement........................................................  24
  8.11 Definitions........................................................  25

                           GLOSSARY OF DEFINED TERMS

                                                                 Location of
Defined Term                                                     Definition
------------                                                 -------------------
Action...................................................... Section 6.1(b)(i)
Agreement................................................... Preamble
Business Day................................................ Section 8.11(a)
Cancelled Company Stock Options............................. Section 1.10
Certificate of Merger....................................... Section 1.3
Charitable Remainder Trust.................................. Section 1.8(b)
Closing..................................................... Section 1.2
Closing Date................................................ Section 1.2
Code........................................................ Section 2.7
Commitments................................................. Section 3.2(d)
Company..................................................... Preamble
Company Board............................................... Recitals
Company Common Stock........................................ Section 1.8
Company Disclosure Schedule................................. Section 3.1
Company Investment Advisor.................................. Section 3.1(h)
Company Option Plan......................................... Section 1.10
Company Stock Options....................................... Section 1.10
Definitive Financing Agreements............................. Section 5.4
Dissenting Shares........................................... Section 1.9
Dissenting Stockholder...................................... Section 1.9
Effective Time.............................................. Section 1.3
Exchange Act................................................ Section 3.1(c)(iii)
Exchange Agent.............................................. Section 2.1
Exchange Fund............................................... Section 2.1
Expenses.................................................... Section 8.11(b)
Financing................................................... Section 3.2(d)
GAAP........................................................ Section 3.1(d)
Governmental Authority...................................... Section 3.1(c)(iii)
Indemnified Parties......................................... Section 5.8
Kansas Secretary of State................................... Section 1.3
KGCC........................................................ Section 1.1
Liens....................................................... Section 3.1(b)(iii)
Material Adverse Effect..................................... Section 8.11(c)
Merger...................................................... Section 1.1
Merger Consideration........................................ Section 1.8(c)
Mergeco..................................................... Preamble
Mergeco Disclosure Schedule................................. Section 3.2
Nasdaq...................................................... Section 3.1(c)(iii)
Organizational Documents.................................... Section 8.11(d)
Other Party................................................. Section 8.11(e)
Outside Date................................................ Section 7.1(b)
Person...................................................... Section 8.11(f)
Plan Amendment.............................................. Section 1.10
Proxy Statement............................................. Section 3.1(c)(iii)
Reports..................................................... Section 3.1(d)
Representatives............................................. Section 8.11(g)
Required Company Vote....................................... Section 3.1(g)
Required Regulatory Approvals............................... Section 5.3

                                                                 Location of
Defined Term                                                     Definition
------------                                                 -------------------
Schedule 13E-3.............................................. Section 3.1(c)(iii)
SEC......................................................... Section 3.1(c)(iii)
Securities Act.............................................. Section 3.1(b)(vi)
Special Committee........................................... Recitals
Stockholders Meeting........................................ Section 5.1(a)
Subsidiary.................................................. Section 8.11(h)
Surviving Corporation....................................... Section 1.1
Vested Installment.......................................... Section 1.10

   THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 10, 2001, is by and between MERGECO, INC., a Kansas corporation ("Mergeco"), and NPC INTERNATIONAL, INC., a Kansas corporation (the "Company").

                                  WITNESSETH:

   WHEREAS, the respective Boards of Directors of Mergeco and the Company have each approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, subject to the terms and conditions set forth in this Agreement;

   WHEREAS, the Board of Directors of the Company (the "Company Board"), based upon the recommendation of a special committee of independent directors thereof (the "Special Committee"), has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the Company's stockholders;

   WHEREAS, Mergeco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger as set forth in this Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                                   THE MERGER

   1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Code of the State of Kansas (the "KGCC"), Mergeco shall be merged with and into the Company (the "Merger") at the Effective Time. Upon the Effective Time, the separate corporate existence of Mergeco shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") in accordance with the KGCC.

   1.2 Closing. Unless this Agreement shall have been terminated pursuant to
Section 7.1, the closing of the Merger (the "Closing") will take place no later than the third Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Stinson, Mag & Fizzell, P.C., 1201 Walnut Street, Kansas City, Missouri 64106, unless another place is agreed to in writing by the parties hereto.

   1.3 Effective Time. Upon the Closing, the parties shall file with the Secretary of State of the State of Kansas (the "Kansas Secretary Of State") a certificate of merger or other appropriate documents (in any such case, the "Certificate Of Merger"), executed in accordance with the relevant provisions of the KGCC, and shall make all other filings, recordings or publications required under the KGCC in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Kansas Secretary of State, or at such later time as the parties may agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being herein referred to as the "Effective Time").

   1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the KGCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Mergeco shall vest in the Surviving

Corporation, and all debts, liabilities and duties of the Company and Mergeco shall become the debts, liabilities and duties of the Surviving Corporation.

   1.5 Articles of Incorporation. The articles of incorporation of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time, until thereafter amended as provided therein or by applicable law.

   1.6 Bylaws. The bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation from and after the Effective Time, until thereafter amended as provided therein or by applicable law.

   1.7 Directors and Officers. The directors and officers of Mergeco at the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until the earlier of their death, resignation, removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.

   1.8 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company or Mergeco or any holder of any shares of common stock of the Company ("Company Common Stock") or any shares of common stock of Mergeco:

     (a) Common Stock of Mergeco. Each share of common stock of Mergeco issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (b) Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by (i) the Company, (ii) any wholly-owned Subsidiary of the Company,
  (iii) Mergeco, (iv) O. Gene Bicknell, (v) Bicknell Family Holding Company, or (vi) Bicknell Family Foundation shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.8(b) and Dissenting Shares) shall be converted into and become the right to receive $11.55 in cash, without interest thereon (the "Merger Consideration").

     (d) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, upon surrender of such certificate(s) in accordance with Article 2.

   1.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, including, without limitation, Section 1.8, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or otherwise consented thereto in writing and who has the right to demand, and properly demands, an appraisal of such holder's shares in accordance with Section 17-6712 of the KGCC or any successor provision (such holder being herein referred to as a "Dissenting Stockholder" and such shares being herein referred to as "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration, unless such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal. With respect to any Dissenting Shares, a Dissenting Stockholder shall have solely the appraisal rights provided under Section 17-6712 of the KGCC, provided such Dissenting Stockholder complies with the provisions thereof. If, after the Effective Time, such Dissenting Stockholder fails to perfect or otherwise loses or withdraws any such right to appraisal, each Dissenting Share held by such Dissenting Stockholder shall be treated as if such share had been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration. The

Company shall give Mergeco prompt notice of any demand for appraisal of shares of Company Common Stock received by the Company, and Mergeco shall have the right to participate in and approve (which approval shall not be unreasonably withheld or delayed) all negotiations and proceedings prior to the Effective Time with respect to any such demand. Prior to the Effective Time, the Company shall not, except with the prior written consent of Mergeco, make or agree to make any payment with respect to, or settle or offer to settle, any such demand.

   1.10 Stock Options. Each outstanding and unexercised option to purchase shares of Company Common Stock (collectively, the "Company Stock Options") issued under the NPC International, Inc. 1994 Stock Option Plan, as amended through the date hereof (the "Company Option Plan"), whether vested or unvested, to any optionee that has consented to such amendment (other than O. Gene Bicknell), (i) shall be amended, as of the Effective Time, as set forth in the amendment to the Company Option Plan as approved by the Board of Directors of the Company as of the date hereof (the "Plan Amendment"), (ii) shall terminate and be cancelled (the "Cancelled Company Stock Options"), and (iii) each holder of a Cancelled Company Stock Option shall be entitled to receive, in consideration therefor and upon satisfaction of the condition to vesting of each applicable installment of the Cancelled Company Stock Option that would have taken place if such cancellation had not occurred ("Vested Installment"), a cash payment (which payment shall be made as soon as practicable after the vesting of the applicable Vested Installment) equal to the product of (a) the excess, if any, of the Merger Consideration over the per share exercise price of the Cancelled Company Stock Option, multiplied by (b) the aggregate number of shares of Company Common Stock then subject to the applicable Vested Installment. Such cash payment shall be reduced by any required withholding taxes. Each outstanding and unexercised Company Stock Option issued under the Company Option Plan, whether vested or unvested, to O. Gene Bicknell shall be cancelled as of the Effective Time and have no further force or effect.

                                   ARTICLE II
                            EXCHANGE OF CERTIFICATES

   2.1 Exchange Fund. As of the Effective Time, Mergeco or the Surviving Corporation shall deposit, or shall cause to be deposited, with a bank, trust company or other exchange agent reasonably satisfactory to the Company appointed to act as exchange agent (the "Exchange Agent") for the benefit of the holders of shares of Company Common Stock, cash in an aggregate amount equal to the product of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.8(b) and Dissenting Shares), multiplied by (ii) the Merger Consideration (the "Exchange Fund"). The Exchange Agent shall invest all cash in the Exchange Fund as directed by the Surviving Corporation. Interest and other income with respect to the Exchange Fund shall accrue for the account of, and shall be promptly paid to, the Surviving Corporation.

   2.2 Exchange Procedures.

     (a) Exchange of Certificates. As soon as reasonably practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender to the Exchange Agent of such certificate(s) and acceptance thereof by the Exchange Agent (together with the letter of transmittal described in Section 2.2(b), duly executed, and such other documents as may reasonably be required by the Exchange Agent), be entitled to receive the amount of the Merger Consideration into which the number of shares of Company Common Stock previously represented by such certificate(s) so surrendered shall have been converted pursuant to this Agreement. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock which have been converted pursuant to this Agreement into the right to receive the Merger Consideration, and if such certificates are presented for transfer, they shall be cancelled against delivery of the Merger Consideration. If the Merger Consideration is to be delivered to any person other than the person in whose name the certificate(s) representing shares of Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate(s) so surrendered shall be properly endorsed with the signature guaranteed or otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(a), each certificate which, prior to the Effective Time, represented outstanding shares of Company Common Stock (other than shares cancelled pursuant to Section 1.8(b) and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in accordance with Section 1.8. No interest will be paid or will accrue on any cash payable as Merger Consideration to any holder of shares of Company Common Stock.

     (b) Letter of Transmittal. Promptly following the Effective Time (but no later than five (5) Business Days thereafter), the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, other than shares to be cancelled or retired in accordance with Section 1.8(b), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificate(s) shall pass, only upon delivery thereof to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and instructions for use in effecting the surrender of such certificate(s) in exchange for the Merger Consideration.

   2.3 No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates, and no holder of shares of Company Common Stock shall thereby have any equity interest in the Surviving Corporation.

   2.4 Termination of Exchange Fund; Unclaimed Funds. Any portion of the Exchange Fund that remains undistributed to or unclaimed by the holders of certificates representing shares of Company Common Stock for eighteen (18) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise at the direction of the Surviving Corporation, upon demand, and any holders of such certificates who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration to which such holders are entitled pursuant to this Agreement (subject to applicable abandoned property, escheat or other similar laws) and only as general creditors thereof for payment of their claim for the Merger Consideration.

   2.5 No Liability. None of Mergeco, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any cash, shares, dividends or distribution payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to eighteen (18) months after the Effective Time (or immediately prior to any earlier date on which the Merger Consideration in respect of such certificate would become the property of or otherwise escheat to any Governmental Authority), any such cash, shares, dividends or distributions shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

   2.6 Lost Certificates. If any certificate representing shares of Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against the Company with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

   2.7 Withholding Rights. The Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of Cancelled Company Stock Options such amounts as the Surviving Corporation or the Exchange Agent, as the case may be, may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments under Section 1.10. To the extent withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Cancelled Company Stock Options, as the case may be, in respect of which such deduction and withholding was made.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

   3.1 Representations and Warranties of the Company. Except as otherwise set forth in the Disclosure Schedule delivered by the Company to Mergeco at or prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein), the Company represents and warrants to Mergeco as set forth in this Section 3.1:

     (a) Organization, Standing and Power. Each of the Company and its Subsidiaries has been duly organized and is validly existing and in good standing under the laws of its respective state of incorporation and has the corporate power and authority to carry on its business as presently being conducted and to own, operate and lease its properties. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, either individually or in the aggregate, would not have a Material Adverse Effect on the Company or would not prevent the consummation of the Merger by the Outside Date. The copies of the Organizational Documents of each of the Company and its Subsidiaries which were previously furnished to Mergeco are true, complete and correct copies of such documents.

     (b) Capital Structure.

       (i) As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and the number of shares outstanding is set forth in the Company's most recent SEC filings as of the date set forth therein.

       (ii) All issued and outstanding shares of capital stock of the Company and those Subsidiaries, that are corporations, are duly authorized, validly issued, fully paid and nonassessable.

       (iii) All of the issued and outstanding shares of capital stock or other equity interests of each of the Company's Subsidiaries are owned directly or indirectly by the Company and are owned free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party ("Liens"), except for Liens which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or would not prevent the consummation of the Merger by the Outside Date.

       (iv) As of the date of this Agreement, (A) no bonds, notes, debentures or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued and outstanding, (B) other than the outstanding Company Stock Options, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and (C) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

       (v) There are no agreements or arrangements pursuant to which (A) the Surviving Corporation could be required to register any shares of its common stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or (B) the Company is a party which restricts the voting or disposition of any Company Common Stock.

     (c) Authority; No Conflicts.

       (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the holders of Company Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors rights generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (A) violate any provision of the Organizational Documents of the Company or its Subsidiaries, (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in
    Section 3.1(c)(iii) below, conflict with or result in any violation of any statute, law, ordinance, rule or regulation of any state or the United States or any political subdivision thereof or therein applicable to the Company or any judgment, order, decree, determination or award currently in effect, which, individually or in the aggregate, would have a Material Adverse Effect on the Company or would prevent the consummation of the Merger by the Outside Date, or (C) other than any required consents of landlords or any licensing board, agency or similar authority governing the sale, production or distribution of alcoholic beverages, violate, conflict with, constitute a breach or default under or give rise to a right of termination under any contract, loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license to which the Company is a party or by which any of its properties or assets is bound or subject, which, individually or in the aggregate, would have a Material Adverse Effect on the Company or would prevent the consummation of the Merger by the Outside Date.

       (iii) No consent, approval, order or authorization of or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, tribunal, administrative agency or commission or other authority thereof, or any quasi-governmental authority or any private body exercising any regulatory, taxing or other governmental authority (a "Governmental Authority"), which has not been received or made, is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for (A) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in connection with the Stockholders Meeting (such proxy statement, including any preliminary version thereof, in either case, as amended, modified or supplemented from time to time, the "Proxy Statement"), (B) the filing with the SEC of a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (C) state securities or "blue sky" laws,
    (D) any other filings or reports required under the Exchange Act or the rules and regulations promulgated thereunder in connection with the transactions contemplated by this Agreement, (E) the filing and recordation of appropriate merger or other documents under the KGCC,
    (F) compliance with the rules and regulations of the Nasdaq National Market ("Nasdaq"), (G) antitrust or other competition laws of other jurisdictions, (H) the consent of any licensing board, agency or similar authority governing or regulating the sale, production or distribution of alcoholic beverages, and (i) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on the Company or to prevent the consummation of the Merger by the Outside Date.

     (d) Reports and Financial Statements. Since March 31, 1998, the Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, the "Reports"). None of the Company's Subsidiaries is required to file any form, report or other document with the SEC. Each of the financial statements and the related schedules and notes thereto included in the Reports (or incorporated therein by reference) present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") (except, in the case of interim unaudited financial statements, as permitted by Form 10-Q) consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of interim unaudited financial statements, to normal and recurring year-end adjustments that have not been and are not reasonably expected to be material in amount, and such financial statements complied as to form as of their respective dates in all material respects with the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Each Report was prepared in accordance with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and did not, on the date of effectiveness in the case of any registration statement under the Securities Act, on the date of mailing in the case of any proxy statement under the Exchange Act and on the date of filing in the case of any other Report (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (e) Disclosure Documents. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, or (B) the Schedule 13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the
  Schedule 13E-3 based on information supplied in writing by Mergeco or any of their representatives specifically for inclusion or incorporation by reference therein.

     (f) Absence of Certain Changes or Events. Except as may be disclosed in the Reports filed prior to the date hereof, since March 28, 2000, (i) each of the Company and its Subsidiaries has conducted their respective businesses in the ordinary course consistent with their past practices and have not incurred any material liability, except in the ordinary course of their respective businesses consistent with their past practices; (ii) there has not been any change in the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole that has had a Material Adverse Effect on the Company; and (iii) there has not been any change in the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole that has had a Material Adverse Effect on the Company.

     (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Required Company Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby, not otherwise previously obtained; provided, however, that no representation is given with respect to the effect of Sections 17-12,100 through 17-12,104 of the KGCC.

     (h) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person, the fees of which will be paid by the Company, is or will be entitled to any broker's, financial advisory or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company, except the fees payable to Goldsmith Agio Helms pursuant to engagement letters ("Company Investment Advisor"), dated March 13, 2001 (copies of which have been delivered to Mergeco) whose fees and expenses shall remain the sole responsibility of the Company and the Surviving Corporation in accordance therewith.

     (i) Company Action. The Company Board, based upon the recommendation of the Special Committee, at a meeting thereof duly called and held has (i) approved the acquisition by Mergeco pursuant to the Merger and approved and adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company's stockholders, and
  (iii) resolved to declare advisable and recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Company's stockholders.

     (j) Fairness Opinion. As of the date hereof, the Special Committee has received the written opinion of Company Investment Advisor, financial advisor to the Special Committee, dated as of the date hereof, to the effect that, subject to the qualifications and limitations stated therein, the consideration to be received by the holders of shares of Company Common Stock (other than the persons listed in clauses (iv), (v) and (vi) of Section 1.8(b) of this Agreement) in the Merger is fair to such holders from a financial point of view. The Special Committee has furnished an accurate and complete copy of such written opinion to Mergeco.

   3.2 Representations and Warranties of Mergeco. Except as otherwise set forth in the Disclosure Schedule delivered by Mergeco to the Company at or prior to the execution of this Agreement (the "Mergeco Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein), Mergeco represents and warrants to the Company as follows:

     (a) Organization, Standing and Power. Mergeco has been duly organized and is validly existing and in good standing under the laws of the State of Kansas. Mergeco has no Subsidiaries. The copies of the Organizational Documents of Mergeco which were previously furnished to the Company are true, complete and correct copies of such documents.

     (b) Capital Structure. All issued and outstanding shares of capital stock of Mergeco are validly issued, fully paid and nonassessable. The holders of all Common Stock of Mergeco consist solely of the persons listed in clauses (iv), (v) and (vi) of Section 1.8(b) of this Agreement. As of the date of this Agreement, there are no options, warrants or other rights to acquire capital stock from Mergeco or its Subsidiaries. The persons listed in clauses (iv), (v) and (vi) of Section 1.8(b) of this Agreement have in the aggregate owned more than 15% of the outstanding voting stock of the Company for more than three years.

     (c) Authority; No Conflicts.

       (i) Mergeco has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mergeco. This Agreement has been duly executed and delivered by Mergeco and constitutes a valid and binding agreement of Mergeco, enforceable against Mergeco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

       (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (A) violate any provision of the Organizational Documents of Mergeco, (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.2(c)(iii) below, conflict with or result in any violation of or constitute a default (with or without notice or lapse of time, or both) under any statute, law, ordinance, rule or regulation of any state or the United States or any political subdivision thereof or therein or any judgment, order, decree, determination or award currently in effect, which, individually or in the aggregate, would have a Material Adverse Effect on Mergeco or would prevent the consummation of the Merger by the Outside Date, or
    (C) violate, conflict with, constitute a breach or default under or give rise to a right of termination under any contract, loan or credit agreement, note, mortgage, bond, indenture, lease (other than required consents of landlords), benefit plan or other agreement, obligation, instrument, permit, concession, franchise or license to which Mergeco is a party or by which any of its properties or assets is bound or subject, which, individually or in the aggregate, would have a Material Adverse Effect on Mergeco or would prevent the consummation of the Merger by the Outside Date.

       (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, which has not been received or made, is required by or with respect to Mergeco in connection with the execution and delivery of this Agreement by Mergeco or the consummation by Mergeco of the transactions contemplated hereby or thereby, except for (A) state securities or "blue sky" laws, (B) any filings or reports required under the Exchange Act or the rules and regulations promulgated thereunder in connection with the transactions contemplated by this Agreement, (C) the filing and recordation of appropriate merger or other documents under the KGCC, (D) antitrust or other competition laws of other jurisdictions and (E) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Mergeco or to prevent the consummation of the Merger by the Outside Date.

     (d) Financing. Mergeco has received one or more written commitments, copies of which have been delivered to the Special Committee, from the person(s) indicated thereon (collectively, the "Commitments") to obtain on a best efforts basis, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement, including the Merger and satisfy all other costs and expenses arising in connection therewith (the "Financing"). Mergeco has no reason to believe that any of the matters set forth in the Company Disclosure Schedule or the Mergeco Disclosure Schedule will result in the failure of any of the conditions precedent to the consummation of the Financing contemplated hereby stated in the Commitments (provided that the Company shall bear the burden of proving the existence of any such reason to believe on the part of Mergeco by a preponderance of the evidence).

     (e) Disclosure Documents. None of the information supplied or to be supplied by Mergeco for inclusion or incorporation by reference in (i) the Proxy Statement, at the date such Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, or (ii) the Schedule

  13E-3, at the time of filing with the SEC (and at any time such Proxy Statement or Schedule 13E-3 is amended or supplemented), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (f) No Vote Required. No vote of the holders of the outstanding shares of common stock of Mergeco is necessary to approve this Agreement and the transactions contemplated hereby other than those obtained by Mergeco as of the date hereof.

     (g) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person, the fees of which will be paid by Mergeco, is or will be entitled to any broker's, financial advisory or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Mergeco, except the fees payable to Banc of America Securities LLC pursuant to an engagement letter dated November 30, 2000 (a copy of which has been delivered to Mergeco) whose fees and expenses shall remain the sole responsibility of the Company and the Surviving Corporation in accordance therewith, and shall be paid upon consummation of the Merger.

     (h) No Business Activities. Mergeco is not a party to any material agreement and has not conducted any activities other than in connection with its organization, the preparation, negotiation and execution of this Agreement and the Commitments, the procurement of the Financing and the consummation of the transactions contemplated hereby.

     (i) No Agreements or Understandings to Sell Assets or Stock. As of the date of this Agreement, none of the persons listed in clauses (iii), (iv),
  (v) or (vi) of Section 1.8(b) of this Agreement is a party to any agreement, arrangement or understanding to sell all or substantially all of the assets of the Company after the Closing or to sell more than 20% of the stock of Mergeco owned, or of the Surviving Corporation to be owned, by any of them after the Closing.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   4.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Mergeco shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

     (a) Ordinary Course. The Company shall operate, and shall cause each of its Subsidiaries to operate, their respective businesses in the ordinary course of business in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this
  Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

     (b) Dividends; Changes in Capital Stock. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare, set aside or pay any dividends on or make any other distributions (whether cash, stock or property) in respect of any of its capital stock, except dividends by the Company's Subsidiaries in the ordinary course of business consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

     (c) Issuance of Securities. The Company shall not and shall cause its Subsidiaries not to issue, sell, grant, pledge or otherwise encumber, or authorize or propose the issuance, grant, sale or encumbrance of, any shares of its capital stock of any class, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or enter into any agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of Company Stock Options issued in the ordinary course of business consistent with past practice in accordance with the terms of the Company Option Plan as in effect on the date of this Agreement.

     (d) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder or as required by law, the Company and its Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

     (e) Extraordinary Transactions. The Company shall not (i) merge, amalgamate or consolidate with any other person in any transaction or (ii) sell all or substantially all of its assets.

     (f) Indebtedness. The Company shall not, and shall not permit its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries or guarantee any debt securities of another person other than indebtedness of the Company or its Subsidiaries to the Company or its Subsidiaries and other than (A) in the ordinary course of business consistent with past practice, or (B) borrowings under the Company's existing line of credit (or under any refinancing thereof); (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or its Subsidiaries to or in the Company or its Subsidiaries or routine advances to employees; or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the case of clauses (ii) or (iii) above, loans, advances, capital contributions, investments, payments, discharges or satisfactions entered into, incurred or committed to in the ordinary course of business consistent with past practice of the Company.

     (g) Employee Salaries and Benefit Plans. Except as set forth in the Company Disclosure Schedule, the Company shall not, and shall not permit its Subsidiaries to, (i) increase the compensation payable or to become payable to any of its executive officers or employees, or (ii) take any action with respect to the grant of or make any material modification, any deferred compensation, retirement, severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to employment agreements, the Company Option Plan or other benefit plans and policies in effect on the date of this Agreement), except, in either such case, any such increases or grants made in the ordinary course of business consistent with past practice of the Company.

     (h) Employment and Other Agreements. Except as set forth in the Company Disclosure Schedule, the Company shall not enter into or amend any employment, consulting, severance or similar agreement with any person which would result in a Material Adverse Effect on the Company.

     (i) Other Actions. Except as otherwise permitted by this Agreement, the Company shall not, and shall not permit its Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

     (j) Accounting Methods; Income Tax Elections. Except as disclosed in the Reports filed prior to the date of this Agreement and in Section 4.1(j) of the Company Disclosure Schedule, or as required by a Governmental Authority or a change in GAAP as concurred in by the Company's independent auditors, the Company shall not change its methods of accounting in effect at December 26, 2000. The Company shall not, without the prior approval of Mergeco (which approval shall not be unreasonably withheld or delayed), (i) change its fiscal year, or (ii) make any material tax election or settle or compromise any federal, state, local or foreign tax liability, other than in the ordinary course of business consistent with past practice of the Company.

     (k) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto or that could, after the Closing, limit or restrict the Surviving Corporation or any successor thereto from engaging or competing in any line of business or in any geographic area, except as set forth in
  Section 4.1(k) of the Company Disclosure Schedule.

     (l) Capital Expenditures. The Company shall not (i) acquire all or substantially all of the business or assets of any other person, or (ii) make any capital expenditures or commitments, except those made in the ordinary course of business consistent with past practice of the Company.

     (m) Dissenters' Rights. The Company shall not settle or compromise prior to the Effective Time any claim of a Dissenting Stockholder in respect of Dissenting Shares without the prior written consent of Mergeco.

     (n) Settlement of Actions. The Company shall not settle or compromise prior to the Effective Time any Action seeking to restrain, prohibit, delay or impose limitations on the Merger or seeking damages from the Company or any of its officers or directors in connection with the Merger and transactions contemplated hereby without the prior written consent of Mergeco.

     (o) Commitments. The Company shall not commit or agree to take any of the actions specified in this Section 4.1.

   4.2 Covenants of Mergeco. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that the Company otherwise consents in writing, which consent shall not be unreasonably withheld or delayed):

     (a) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder or as required by law, Mergeco shall not amend or propose to amend their respective Organizational Documents in any way which would materially delay the timely consummation of the Merger or prevent the consummation of the Merger by the Outside Date.

     (b) Changes in Capital Structure. Mergeco shall not change its capital structure in a manner which would materially delay the timely consummation of the Merger or prevent the consummation of the Merger by the Outside Date.

     (c) Other Actions. Mergeco shall not take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

   4.3 Advice of Changes; Government Filings. Each party hereto shall (a) confer on a regular and frequent basis with the other party, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) to the other on operational matters, and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or any such representation or warranty that is not so qualified becoming untrue in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality, or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party or materially adversely affect its ability to consummate the Merger by the Outside Date; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company shall file all reports required to be filed by it with the SEC (and all other Governmental Authorities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and Mergeco shall have the right to review in advance and approve (which approval shall not be unreasonably withheld or delayed), and to the extent practicable each will consult with the other with respect to, all the information relating to the other party, which appears in any filings, announcements or publications made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

   5.1 Stockholders Meeting; Preparation of Disclosure Documents

     (a) Except as otherwise provided in this Agreement, the Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of adopting this Agreement and the transactions contemplated hereby, including the Merger, by obtaining the Required Company Vote. Except as otherwise provided in this Agreement, the Company Board, based upon the recommendation of the Special Committee, shall declare the advisability of, and recommend to its stockholders the approval and adoption of, this Agreement and the transactions contemplated hereby, including the Merger, shall include such recommendation in the Proxy Statement and shall take all lawful action to solicit such approval and adoption. O. Gene Bicknell agrees to attend the Stockholders Meeting, whether in person or by proxy, and vote all of the shares of Company Common Stock beneficially owned by him for the approval and adoption of this Agreement, unless prior to the Stockholders Meeting, in accordance with
  Section 5.11(d), the Special Committee shall have withdrawn its recommendation of the transactions contemplated hereby or recommended a Third Party Superior Offer, in which case O. Gene Bicknell shall not be obligated to vote his shares of Company Common Stock for the approval and adoption of this Agreement, but may do so in his sole discretion.

     (b) As soon as practicable following the date of this Agreement, the Company and Mergeco shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement and the Schedule 13E-3. Mergeco will cooperate with the Company in connection with the preparation and filing with the SEC of the Proxy Statement and the Schedule 13E-3, including, but not limited to, furnishing the Company upon request with any and all information regarding Mergeco, the plans of Mergeco for the Surviving Corporation after the Effective Time, information regarding the Financing and all other matters and information as may be required to be set forth therein under the Exchange Act or the rules and regulations promulgated thereunder. The Company shall use reasonable best efforts (i) to respond to the comments of the SEC concerning the Proxy Statement or the Schedule 13E-3 as promptly as practicable, and (ii) to cause the final Proxy Statement to be mailed to the Company's stockholders within seventy-five (75) days following the date hereof. The Company shall pay the filing fees for the Proxy Statement and the Schedule 13E-3. Mergeco shall be given a reasonable opportunity to review and approve (which approval shall not be unreasonably withheld or delayed) all filings with the SEC and all mailings to the Company's stockholders in connection with the Merger prior to the filing or mailing thereof. The Company and Mergeco each agree to correct any information provided by such party for use in the Proxy Statement or the Schedule 13E-3 which becomes false or misleading. The Company shall cause the fairness opinion of Company Investment Advisor referred to in Section 3.1(j) to be included as an exhibit to the Proxy Statement and the Schedule 13E-3.

     (c) Each party shall notify the other party promptly of (i) the receipt of any notices, comments or other communications from the SEC or any other Governmental Authority, and (ii) any requests by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly provide the other party with copies of all correspondence between such party or its representatives on the one hand and the SEC or members of its staff on the other hand with respect to the Proxy Statement or the Schedule 13E-3.

     (d) If, at any time prior to the Stockholders Meeting, any event should occur relating to the Company or its Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform Mergeco. If, at any time prior to the Stockholders Meeting, any event should occur relating to Mergeco or relating to the plans of Mergeco for the Surviving Corporation after the Effective Time or the Financing, which should be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, Mergeco will promptly inform the Company. In any such case, the Company or Mergeco, as the case may be, with the cooperation of the other party, shall, upon learning of such event, promptly prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing, the parties shall approve (which approval, with respect to either party, shall not be unreasonably withheld or delayed) the form and content of such amendment or supplement.

     (e) The Company will cause American Stock Transfer and Trust Company, the Company's transfer agent, to make stock transfer records available to the extent reasonably necessary to effectuate the intent of this Agreement.

   5.2 Access to Information; Confidentiality. From and after the date hereof until the Effective Time, upon reasonable notice, each of the Company and Mergeco shall (and shall cause their respective Subsidiaries, if any, to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, to all its properties, books, contracts, commitments and records and its officers, employees, representatives and lenders and, during such period, each of the Company and Mergeco shall (and shall cause its Subsidiaries, if any, to), furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, each of the Company and Mergeco may restrict the foregoing access to the extent that (i) a Governmental Authority requires such party or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations, or (ii) any law, treaty, rule or regulation of any Governmental Authority applicable to such party or any of its Subsidiaries requires such party or any of its Subsidiaries to restrict access to any properties or information.

   5.3 Approvals and Consents; Cooperation. Each of the Company and Mergeco shall cooperate with each other and use (and shall cause their respective Subsidiaries, if any, to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including the procurement of the Financing and the satisfaction of the conditions set forth in Article VI) as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement, other than those as to which the failure to so prepare and file such documentation would not have a Material Adverse Effect on the Company or Mergeco, as the case may be, or would not prevent the consummation of the Merger by the Outside Date (the "Required Regulatory Approvals") and (ii) taking all reasonable steps as may be necessary to obtain all such Required Regulatory Approvals. Without limiting the generality of the foregoing, each of the Company and Mergeco agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its reasonable best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Authority in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of the Company and Mergeco shall use its reasonable best efforts to resolve such objections, if any, as any Governmental Authority may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. The Company and Mergeco each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3 or any Required Regulatory Approvals or other statement, filing, tax ruling request, notice or application made by or on behalf of the Company or Mergeco or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement.

   5.4 Financing. Mergeco shall use its reasonable best efforts (i) to consummate the Financing on terms consistent with the Commitments or such other financing or terms as shall be reasonably satisfactory to Mergeco on or before the Closing Date, and (ii) to execute and deliver definitive agreements with respect to the Financing upon the terms provided in the Commitments or such other financing or terms as shall be mutually and reasonably satisfactory to the Company and Mergeco (the "Definitive Financing Agreements") on or before the Closing; provided that reasonable best efforts of Mergeco as used in this
Section 5.4 shall in no event require Mergeco to agree to financing terms materially more adverse to Mergeco than those provided for in the Commitments. Mergeco shall use its reasonable best efforts to keep the Commitments in effect until the earlier of the Closing Date or the termination of this Agreement (which shall include, but not be limited to, obtaining any necessary extensions of the Commitments through such date) and to satisfy on or before the Closing Date all requirements of the Commitments and the Definitive Financing Agreements which are conditions to closing the transactions constituting the Financing and to drawing the cash proceeds thereunder. The Company shall use its reasonable best efforts to assist and cooperate with Mergeco to satisfy on or before the Closing Date all of the conditions to closing the transactions constituting the Financing which are applicable to the Company.

   5.5 Employee Benefits; Company Plans

     (a) Subject to Section 1.10 and 5.5(b) below, for a period of at least one (1) year immediately following the Closing Date, Mergeco shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements (not including equity incentive arrangements) which provide benefits which have a value which is substantially comparable, in the aggregate, to any benefits provided by the Company as of the date hereof.

     (b) Except as provided in Section 1.10, and unless otherwise agreed to in writing by the employee party thereto, Mergeco shall cause the Surviving Corporation to honor all written employment, bonus, severance and termination plans and agreements of employees of the Company and its Subsidiaries in effect on or prior to the date of this Agreement in accordance with their terms.

   5.6 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company, or if this Merger is consummated, by the Surviving Corporation, including, but not limited to, (i) the Expenses incurred in connection with the preparation, printing, filing and mailing to stockholders of the Proxy Statement and the solicitation of stockholder approvals, (ii) the Expenses incurred for all fees and expenses (including, but not limited to, legal fees, accounting fees, filing fees, and any other fees related to this Agreement and the Merger) pursuant to, and all continuing indemnification, contribution and fee obligations (whether or not related to this Agreement and the transactions contemplated hereby) provided under, that certain engagement letter between O. Gene Bicknell and Banc of America Securities LLC, dated November 30, 2000,
(iii) all Expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement, the Financing, the Commitments, the Definitive Financing Agreements and any agreements or documents related to any of the foregoing, and (iv) all

Expenses incurred in connection with obtaining the Commitments and the Financing; provided, however, that if this Agreement is terminated by the Company pursuant to Section 7.1(g), then Mergeco shall pay the Expenses set forth in clauses (ii), (iii) and (iv) of this Section 5.6. O. Gene Bicknell hereby guarantees to the Company Mergeco's obligations under the proviso in the immediately preceding sentence.

   5.7 Indemnification; Directors' and Officers' Insurance. The Surviving Corporation shall cause to be maintained in effect (a) for a period of six (6) years after the Effective Time, the provisions regarding indemnification of current or former officers and directors (the "Indemnified Parties") contained in the Organizational Documents of the Company or its Subsidiaries and in any agreements between an Indemnified Party and the Company or its Subsidiaries as of the date hereof, and (b) for a period of six (6) years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with an insurer of equal claims paying ratings and of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time. This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

   5.8 Public Announcements. From and after the date hereof until the Effective Time, the Company and Mergeco shall use all reasonable best efforts to develop a joint communications plan and each party shall use all reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of Nasdaq or any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

   5.9 Takeover Statutes. The Company and the Company Board or any duly authorized committee thereof, including the Special Committee, subject to its fiduciary duties, shall grant such approvals and take such actions as are necessary to render any section of the KGCC and any other applicable takeover statute inapplicable to the Merger and the other transactions contemplated hereby, so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to eliminate or minimize the effects of any such takeover statute on the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

   5.10 Further Assurances. The proper officers of the Company and Mergeco shall take any reasonably necessary actions if, at any time after the Effective Time, any further action is reasonably necessary to carry out the purposes of this Agreement.

   5.11 Takeover Proposals.

     (a) Receipt of Takeover Proposal. (1) Company shall immediately, after execution of this Agreement, terminate any pending discussion regarding any transaction which may lead to a Third Party Superior Offer or any other sale of stock, sale of all or substantially all the assets, merger or consolidation involving a third party (in each case, other than with Mergeco) (a "Third Party Acquisition") and shall promptly notify Mergeco of
  (i) any inquiries or proposals received by, any non-public information requested from, or any negotiations or discussions sought to be initiated or continued with, Company or any of its Subsidiaries or Affiliates, (ii) any inquiries or proposals known by Company to have been received by, any non-public information known by Company to have been requested from, or any negotiations or discussions known by Company to have been sought to be initiated or continued with, Company or any of its Affiliates or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other Mergeco and its Affiliates and their respective representatives) with respect to a Third Party Acquisition, and (iii) the terms thereof, including the identity of such third party and the general terms of any financing arrangement or commitment in connection with such Third Party Acquisition, and Company agrees to promptly update Mergeco on an ongoing basis of the status thereof, including furnishing copies of any such written inquiries or offers.

     (b) Except as set forth in this Section, neither the Special Committee nor the Board of Directors of Company shall withdraw or modify its recommendation of this Agreement, the Merger or the transactions contemplated hereby or approve or recommend, or cause or allow Company or any Subsidiary to enter into any agreement with respect to, any Third Party Acquisition.

     (c) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Special Committee or the Board of Directors of the Company from (i) taking and disclosing to Company's stockholders a position as required by any rule promulgated under the Exchange Act with regard to any tender or exchange offer; and (ii) if it receives a written unsolicited bona fide offer from a Person relating to the submission by such Person of a superior transaction (a "Third Party Superior Offer"), supplying to and receiving non-public information from such Person (subject to a customary confidentiality agreement), in response to such unsolicited Third Party Superior Offer as, and to the extent that, the Special Committee or the Board of Directors of Company, as applicable, determines in its good faith judgment, after consultation with outside legal counsel that such action is required in order to comply with its fiduciary duties under applicable law. Further, after consultation with outside legal counsel, Company may conduct such discussions and negotiations as it believes are necessary in light of the fiduciary duties of the Special Committee and the Board of Directors of Company concerning such unsolicited Third Party Superior Offer.

     (d) If the Special Committee or the Board of Directors of Company, by a majority disinterested vote determines in its good faith judgment after consultation with its outside legal counsel, that it is required to do so in order to comply with its fiduciary duties under applicable Law, the Special Committee or the Board of Directors of Company, as applicable, may, in the event that it receives a Third Party Superior Offer and in response thereto, (x) withdraw its recommendation of the transactions contemplated hereby or (y) recommend the Third Party Superior Offer but in each case only (i) after providing written notice to Mergeco (a "Notice of Third Party Superior Offer") advising Mergeco that the Special Committee or the Board of Directors of Company, as applicable, has received a Third Party Superior Offer, specifying the material terms and conditions of such Third Party Superior Offer and identifying the person making such Third Party Superior Offer, and (ii) the Special Committee or the Board of Directors of Company, as applicable, by a majority disinterested vote determines in its good faith judgment (after receipt of written advice of its financial adviser consistent with such determination and consultation with outside legal counsel) that any transaction proposed by Mergeco is not at least as favorable to Company's stockholders) as the Third Party Superior Offer; provided, however, that no action specified in clause (x) or (y) above shall be taken until the sixth (6th) Business Day after receipt of a Notice of Third Party Superior Offer by Mergeco.

     (e) Nothing contained in this Section shall prevent the Special Committee or the Board of Directors of Company from disclosing the fact that the Special Committee or the Board of Directors, as applicable, has received a Third Party Superior Offer and the terms thereof, if the Special Committee or the Board of Directors of Company, as applicable, determines, after consultation with outside legal counsel, that it is compelled to make such disclosure in order to comply with its fiduciary duties under applicable law or with federal securities laws.

     (f) For the purposes of this Agreement, "Third Party Superior Offer" means any unsolicited bona fide written offer by any person (which includes a "Person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Mergeco (a "Third Party") to acquire all of the outstanding Company Common Stock not held by the persons listed in clauses (iii), (iv),
  (v) and (vi) of Section 1.8(b) of this Agreement for consideration consisting of cash and/or securities and for a consideration with a value higher than the Merger Consideration and on terms and conditions that the Special Committee or the Board of Directors of Company, as applicable, by a majority disinterested vote determines in its good faith judgment (after receipt of written advice of its financial advisor consistent with such determination and consultation with outside legal counsel) (i) is capable of being so funded, and (ii) would, if consummated provide a higher value to Company's stockholders from a financial point of view than the transactions contemplated hereby and by any alternative transaction proposal made by Mergeco pursuant hereto; provided, however, that such proposal or offer shall not be deemed to be a "Third Party Superior Offer" unless the Special Committee or the Board of Directors of Company as applicable, reasonably determines that such offer is reasonably likely to be consummated in accordance with its terms and that the financing required to consummate the transaction contemplated by such offer is capable of being, and is reasonably likely to be, obtained.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

   6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of the Company and Mergeco to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The Company shall have obtained all approvals of holders of shares of capital stock of the Company necessary to approve this Agreement and all the transactions contemplated hereby, including the Merger, under the KGCC and the Merger shall be approved by a majority of the shares voting at the Special Meeting other than those held by the persons listed in clauses (iii), (iv), (v) and (vi) of Section 1.8(b).

     (b) No Injunctions or Restraints, Illegality.

       (i) there shall not be any order by any court issued or any action, suit, arbitration, inquiry, proceeding or investigation ("Action") threatened, instituted, or pending by or before any court or any other Governmental Authority, or any other person, as to which an unfavorable judgment, decree or award is reasonably likely to be rendered and to result in (A) restraining, prohibiting or delaying the Merger or the making or consummation of the Merger, (B) restraining, imposing limitations on or prohibiting the ability of Mergeco and the Company to complete the Merger, (C) restraining, imposing limitations on or prohibiting the conversion of the common stock of Mergeco into the common stock of the Surviving Corporation or amending the Company Option Plan as set forth in the Plan Amendment and treating the Cancelled Stock Options in the manner set forth in Section 1.10, (D) restraining, imposing limitations on or prohibiting the Commitments, the Financing or any aspect thereof, (E) materially adversely effecting the business, condition (financial or otherwise), results of operations, prospects, operations or assets of Mergeco, the Company or any of its Subsidiaries, or the Surviving Corporation, taken as a whole, or otherwise materially impairing in any way the contemplated future conduct of the business of the Company or any of its Subsidiaries, or the Surviving Corporation or materially impairing the contemplated benefits to Mergeco, the Company or any of its Subsidiaries, or the Surviving Corporation of the consummation of the Merger, (F) materially increasing the Merger Consideration, (G) awarding material damages (rescissory or otherwise), (H) the Merger being rescinded, or (i) impose material limitations on the ability of the holders of common stock of Mergeco or the Surviving Corporation effectively to exercise full rights and benefits of ownership with respect to such shares; and

       (ii) there shall not have been any action or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to Mergeco, the Company or any of its Subsidiaries, the Surviving Corporation, the Company Common Stock, the Company Stock Options, the common stock of Mergeco, this Agreement, the Commitments, the Financing, the Merger, or any related agreement, by any Governmental Authority, which in the Mergeco's sole judgment, would or might directly or indirectly, (A) make the Merger or any transaction contemplated herein illegal or otherwise prohibited; (B) restraining, prohibiting or delaying the Merger or the making or consummation of the Merger, (C) restraining, imposing limitations on or prohibiting the ability of Mergeco and the Company to complete the Merger, (D) restraining, imposing limitations on or prohibiting the conversion of the common stock of Mergeco into the common stock of the Surviving Corporation or amending the Company Option Plan as set forth in the Plan Amendment and treating the Cancelled Stock Options in the manner set forth in Section 1.10, (E) restraining, imposing limitations on or prohibiting the Commitments, the Financing or any aspect thereof, (F) materially adversely effecting the business, condition (financial or otherwise), results of operations, prospects, operations or assets of Mergeco, the Company or any of its Subsidiaries, or the Surviving Corporation, taken as a whole, or otherwise materially impairing in any way the contemplated future conduct of the business of the Company or any of its Subsidiaries, or the Surviving Corporation or materially impairing the contemplated benefits to Mergeco, the Company or any of its Subsidiaries, or the Surviving Corporation of the consummation of the Merger, (G) materially increasing the Merger Consideration, (H) awarding material damages (rescissory or otherwise), or (i) the Merger being rescinded; or (J) impose material limitations on the ability of the holders of common stock of Mergeco or the Surviving Corporation effectively to exercise full rights and benefits of ownership with respect to such shares.

  The provisions of this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such any Action or other event or result described in this Section 6.1(b).

   6.2 Conditions to the Obligation of Mergeco to Effect the Merger. In addition to the conditions set forth in Section 6.1, the obligations of Mergeco to effect the Merger are further subject to the satisfaction or waiver by Mergeco, on or prior to the Closing Date, of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent (i) any inaccuracies in such representations or warranties, individually or in the aggregate, would not have a Material Adverse Effect on the Company (provided that, solely for purposes of this Section 6.2(a), any representation or warranty of the Company that is qualified by materiality or Material Adverse Effect shall be read as if such language were not present) or would not prevent the consummation of the Merger by the Outside Date, or (ii) such representations and warranties speak as of an earlier date. Mergeco shall have received an officer's certificate executed on behalf of the Company to such effect.

     (b) Performance of Obligations and Covenants. The Company shall have performed or complied with all of its obligations and covenants required to be performed by the Company under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not have a Material Adverse Effect on the Company or would not prevent the consummation of the Merger by the Outside Date. Mergeco shall have received an officer's certificate executed on behalf of the Company to such effect.

     (c) Financing. The funding of the financing under the Definitive Financing Agreements shall have occurred and the proceeds thereof necessary to consummate the Merger and other transactions contemplated hereby shall be immediately available, in each case on terms and conditions no less favorable to the Surviving Corporation than those set forth in the Commitments.

     (d) Amendment to Company Option Plan. The Company shall have approved and executed, and the holders of more than a majority of the shares issuable upon exercise of all Company Stock Options shall have consented to, the Plan Amendment which shall have the effect of amending each such option so that it shall be treated in the manner set forth in Section 1.10.

     (e) Demand for Appraisal Rights. Mergeco shall have received evidence, in form and substance reasonably satisfactory to it, that the holders of no more than five percent (5%) of the outstanding shares of Company Common Stock, in the aggregate, calculated immediately prior to the Effective Time, shall have properly demanded an appraisal of their shares in accordance with Section 17-6712 of the KGCC or any successor provision.

   6.3 Conditions to the Obligation of the Company to Effect the Merger. In addition to the conditions set forth in Section 6.1, the obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company, on or prior to the Closing Date, of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Mergeco set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent (i) any inaccuracies in such representations or warranties, individually or in the aggregate, would not have a Material Adverse Effect on Mergeco (provided that, solely for purposes of this Section 6.3(a), any representation or warranty of Mergeco that is qualified by materiality or Material Adverse Effect shall be read as if such language were not present) or would not prevent the consummation of the Merger by the Outside Date, or (ii) such representations and warranties speak as of an earlier date. The Company shall have received an officer's certificate executed on behalf of Mergeco to such effect.

     (b) Performance of Obligations and Covenants. Mergeco shall have performed or complied with all of their respective obligations and covenants required to be performed by them under this Agreement at or prior to the Closing Date, except where the failure to so perform or comply would not have a Material Adverse Effect on Mergeco or would not prevent the consummation of the Merger by the Outside Date. The Company shall have received an officer's certificate executed on behalf of Mergeco to such effect.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

   7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

     (a) By mutual written consent of the Company and Mergeco, by action of their respective Boards of Directors;

     (b) By either the Company or Mergeco if the Merger shall not have been consummated by September 30, 2001 (the "Outside Date"); provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date;

     (c) By either the Company or Mergeco if any Action, or other event or result as described in Section 6.1(b) hereof (with respect to which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.3) shall have become final and nonappealable;

     (d) By either the Company or Mergeco if any approval by the stockholders of the Company required for the consummation of the Merger and the other transactions contemplated hereby shall not have been obtained at the Stockholders Meeting or any adjournment thereof by reason of the failure to obtain the Required Company Vote;

     (e) By Mergeco if, prior to the Effective Time, (i) the Company Board, based upon the recommendation of the Special Committee, shall have withdrawn or adversely modified its recommendation of this Agreement and the Merger; or (ii) the Company, based on the recommendation of the Special Committee, fails to include in the Proxy Statement (A) the Company Board's recommendation to the Company's stockholders to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, or (B) the fairness opinion of the Company Investment Advisor referred to in Section 3.1(j) (subject to such modifications thereto as do not adversely modify the opinion of the Company Investment Advisor as to the fairness of the consideration to be received in the Merger from a financial point of view);

     (f) By Mergeco if, prior to the Effective Time, there shall be a breach in any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which would result in a failure of any of the conditions set forth in Sections 6.2, which breach cannot be cured in all material respects on or before the Outside Date;

     (g) By the Company if, prior to the Effective Time, there shall be a breach in any representation, warranty, covenant or agreement on the part of Mergeco set forth in this Agreement which would result in a failure of any of the conditions set forth in Sections 6.3, which breach cannot be cured in all material respects on or before the Outside Date; or

     (h) By Mergeco if the condition set forth in Section 6.2(c) shall not have been satisfied by the Outside Date by reason of the failure of any condition to closing set forth in the Definitive Financing Agreements or upon the exercise by any person party to the Definitive Financing Agreements (other than Mergeco) of any right to terminate the Definitive Financing Agreements; provided, however, the right to terminate this Agreement under this Section 7.1(h) shall not be available if Mergeco shall have breached its obligations under Section 5.4.

   7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Mergeco as provided in Section 7.1, this Agreement shall forthwith become void and have no effect and there shall be no liability or obligation on the part of the Company or Mergeco or their respective Representatives and all rights and obligations of the parties hereto shall cease, except (i) with respect to Section 3.1(h) (Brokers and Finders), Section 3.2(g) (Brokers and Finders), Section 5.2 (Access to Information; Confidentiality), Section 5.6 (Fees and Expenses), this Section 7.2 (Effect of Termination) and Article VIII, and (ii) with respect to any fees, liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its covenants or other agreements set forth in this Agreement.

   7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval of the matters presented in connection with the Merger by the stockholders of the Company; provided however, after any such approval, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, or
(c) subject to Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay or failure on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity.

   7.5 Procedure For Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3, an extension or waiver pursuant to Section 7.4 or any other approval or consent required or permitted to be given pursuant to this Agreement or the exercise of any rights or satisfaction of any obligations of the parties hereunder shall, in order to be effective and in addition to the requirements of applicable law, require (a) in the case of the Company, the action of the Special Committee or, if required by law, the action of the entire Company Board, which action shall be based on the recommendation of the Special Committee, or (b) in the case of Mergeco, the action by the Mergeco Board of Directors (or a duly authorized committee thereof or a duly authorized designee of such board of directors or committee thereof).

                                  ARTICLE VIII
                               GENERAL PROVISIONS

   8.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and other agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF THE COMPANY OR MERGECO MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE DOCUMENTS AND THE INSTRUMENTS REFERRED TO HEREIN, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTY OR THE OTHER PARTY'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) if sent by facsimile transmission, when transmitted and confirmation of such transmission is received. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a) if to Mergeco, to:

      Mergeco, Inc.
      720 West 20th Street
      Pittsburg, KS 66762
      Attn: O. Gene Bicknell, Chairman of the Board
              and Chief Executive Officer
      Telephone: (620) 231-3390, ext. 106
      Fax: (620) 231-1199

     with a copy to:

      Stinson, Mag & Fizzell, P.C.
      1201 Walnut, Suite 2800
      Kansas City, MO 64106
      Attn: John A. Granda, Esq., or
              Craig L. Evans, Esq.
      Telephone: (816) 842-8600
      Fax: (816) 691-3495

     (b) if to the Company, to:

      NPC International, Inc.
      14400 College Boulevard, Suite 201
      Lenexa, KS 66215
      Attn: James K. Schwartz, President
      Telephone: (913) 327-5555
      Fax: (913) 327-5849

     with a copy to:

      John M. Edgar, Esq.
      Humphrey, Farrington, McClain & Edgar PC
      221 W. Lexington, Suite 400
      Independence, MO 64051
      Telephone: (816) 836-5050
      Fax: (816) 836-8966

      and

      James P. Pryde, Esq.
      Bryan Cave LLP
      1200 Main St., Suite 3500
      Kansas City, MO 64105
      Telephone: (816) 374-3200
      Fax: (816) 374-3300

   8.3 Interpretation. When a reference is made in this Agreement to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in any exhibit in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

   8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

   8.5 Entire Agreement; No Third Party Beneficiaries

     (a) This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than any applicable confidentiality agreements, which shall survive the execution and delivery of this Agreement.

     (b) This Agreement is not intended to nor shall anything in this Agreement confer upon any person, other than the parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.8.

   8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS, WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES. The parties hereby
(i) irrevocably submit to the exclusive jurisdiction of the District Court of the State of Kansas and the federal courts of the United States of America located in the State of Kansas solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby and (ii) waive, and agree not to assert, as a defense to any action, suit or proceeding for the interpretation or enforcement hereof, that such party is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereby irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such party and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in
Section 8.2, or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

   8.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF SUCH PARTY HAS BEEN AUTHORIZED BY SUCH PARTY TO REPRESENT OR, TO THE KNOWLEDGE OF SUCH PARTY, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION 8.7.

   8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or in certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

   8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms and provisions of this Agreement (without requirement to post a bond, if applicable), this being in addition to any other remedy to which the parties are entitled at law or in equity.

   8.11 Definitions. As used in this Agreement, the following terms shall have the following definitions:

     (a) "Business Day" shall mean a day other than Saturday, Sunday or other day on which commercial banks in Kansas are authorized or required by law to close.

     (b) "Expenses" means and includes all out-of-pocket costs and expenses (including, without limitation, all fees and expenses of counsel, accountants, banks, investment bankers, experts and consultants to a party hereto and its Subsidiaries) incurred by a party or on its behalf, whenever incurred, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the Financing.

     (c) "Material Adverse Effect" means, with respect to any entity, any adverse change, circumstance, occurrence or effect that, individually or in the aggregate with all other adverse changes, circumstances, occurrences and effects, has had, will have or is reasonably likely to have a materially adverse effect on (i) the business, operations, prospects, assets, liabilities, condition (financial or otherwise) or results of operations of such entity and its Subsidiaries taken as a whole or (ii) the ability of the Company, Mergeco or the Surviving Corporation to perform their obligations under this Agreement or to consummate the Merger or other transactions contemplated by this Agreement.

     (d) "Organizational Documents" means, with respect to any entity, the certificate of incorporation, bylaws or other governing documents of such entity.

     (e) "Other Party" means, with respect to the Company, Mergeco and, with respect to Mergeco, the Company.

     (f) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, "group" (as defined in the Exchange Act) or other entity.

     (g) "Representatives" means, collectively, the directors, officers, employees, agents and other representatives (including any investment bankers, financial advisors, attorneys or accountants) of any person.

     (h) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
  (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting and economic interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

   IN WITNESS WHEREOF, Mergeco and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

                                          MERGECO, INC., a Kansas corporation

                                                   /s/ O. Gene Bicknell
                                          By: _________________________________
                                             O. Gene Bicknell, Chairman of the
                                             Board and Chief Executive Officer

                                          NPC INTERNATIONAL, INC., a Kansas
                                          corporation

                                                     /s/ Troy D. Cook
                                          By: _________________________________
                                                 Troy D. Cook, Senior Vice
                                                         President

   Solely for purposes of evidencing his agreement to his covenants and obligations set forth in Sections 5.1(a) and 5.6, O. Gene Bicknell has duly executed this Agreement as of the date first above written.

                                                  /s/ O. Gene Bicknell
                                          _____________________________________
                                              O. Gene Bicknell, Individually

                                                                  ANNEX B

                    Goldsmith, Agio, Helms Securities, Inc.
                Member: National Association Securities Dealers

                    U.S. BANK PLACE . THE FORTY-SIXTH FLOOR
  Tel 612 339 0500  601 Second Avenue South, Minneapolis, Minnesota 55402  Fax
                                  612 339 0507



 10 May 2001

 Personal and Confidential

 Special Committee of the Board of Directors
 NPC International, Inc.
 14400 College Boulevard, Suite 201
 Lenexa, Kansas 66215

 Re: Fairness Opinion

    Members of the Special Committee of the Board of Directors:

    In connection with the proposed going private merger of a newly formed corporation ("Mergeco") owned by the Bicknell family and its affiliates with and into NPC International, Inc., a Kansas corporation ("NPC" or "the Company"), you have requested our opinion as to the fairness, from a financial point of view, to the Company's minority shareholders of the consideration to be received by such shareholders for their common stock in the proposed going private merger (the "Merger"). The terms of the Merger are set forth in an Agreement and Plan of Merger dated May 10, 2001 (the "Merger Agreement") by and between the Company and Mergeco. Pursuant to the Merger Agreement, Mergeco will merge with and into the Company and all of the shares of the Company common stock held by shareholders of the Company, other than the Bicknell family and its affiliates and any dissenting shareholders, will be cancelled and converted into the right to receive $11.55 in cash (the "Merger Consideration"). Capitalized terms used herein, unless otherwise defined herein, will have the meanings ascribed to them in the Merger Agreement.

    As a customary part of its investment banking business, Goldsmith, Agio, Helms Securities, Inc. is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes. In return for our services in connection with providing this opinion, the Company will pay us a fee, which fee is not contingent upon the consummation of the Merger, and indemnify us against certain liabilities. We also are acting as a financial advisor to the Special Committee of the Board of Directors (the "Committee") of the Company in connection with the Merger for which we will receive certain other fees, a portion of which is contingent upon the consummation of the Merger.

    In arriving at our opinion, we have undertaken such reviews, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have (i) reviewed the latest draft of the Merger Agreement; (ii) analyzed financial and other information that is publicly available relating to NPC; (iii) analyzed financial and other information that is publicly available relating to Tricon Global Restaurants, Inc. ("Tricon"), the parent company of Pizza
 Hut, Inc. ("PHI"), from whom NPC has obtained franchises for its Pizza
 Hut restaurants; (iv) analyzed certain internal financial and operating data of the Company that has been made available to us by the Company;
 (v) visited certain facilities of
the Company and discussed with management of the Company the financial condition, operating results, business outlook, and prospects of the Company;
(vi) discussed with management of PHI the financial condition, operating results, business outlook and prospects of PHI and NPC; (vii) reviewed the financial and other terms of comparable merger and acquisition transactions;
(viii) reviewed premiums paid in comparable and other merger and acquisition transactions; (ix) analyzed the valuations of publicly traded companies that we deemed comparable to the Company; (x) performed a discounted cash flow analysis of the Company based on financial projections that the Company's management provided to us; (xi) performed a leveraged buyout analysis of the Company based on financial projections that the Company's management provided to us; and
(xii) performed such other analyses and considered such other factors as we deemed appropriate.

   We have relied upon and assume the accuracy, completeness, and fairness of the financial statements and other information furnished by, or publicly available relating to, the Company, PHI, or Tricon, or otherwise made available to us, and relied upon and assumed that the representations and warranties of the Company contained in the Merger Agreement are true and correct. We were not engaged to, and did not attempt to or assume responsibility to, verify independently such information. We have further relied upon assurances by the Company that the information provided to us has a reasonable basis, and with respect to projections and other business outlook information, reflects the best currently available estimates, and that the Company is not aware of any information or fact that would make the information provided to us incomplete or misleading. We also assumed that the Company and Mergeco will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company and express no opinion regarding the liquidation value of the Company or any of its respective assets. Our opinion is based upon the information available to us and the facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. However, we do not have any obligations to update, revise, or reaffirm this opinion.

   We have relied, with respect to legal and accounting matters related to the Merger Agreement, on the advice of the Company's legal and accounting advisors. We have made no independent investigation of any legal or accounting matters that may affect the Company and have assumed the correctness of the legal and accounting advice provided to the Company and its Board of Directors.

   Our opinion is rendered for the benefit and use of the Committee and the Board of Directors of the Company in connection with the Committee's and the Board's consideration of the Merger and does not constitute a recommendation to any holder of Company Common Stock as to how such shareholder should vote with respect to the Merger. We do not opine on, nor does our opinion consider, the tax consequences of the Merger, including tax consequences to any holder of Company Common Stock. We have not been asked to, nor do we, express an opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company, the effect of any other transaction in which the Company might engage, or the form of the Merger Agreement or the terms contained therein. Furthermore, we express no opinion as to the price at which NPC stock may trade following the date of this opinion. Our opinion is rendered as of the date hereof, and we do not express any opinion as to whether, on or about the Effective Time, the Merger Consideration will be fair, from a financial point of view, to the Company's minority shareholders. This opinion may not be published or otherwise used or referred to publicly without our written consent; provided, however, that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission with respect to the Merger.

   Based on and subject to the foregoing, and based upon such other facts as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Company's minority shareholders for their Company Common Stock pursuant to the Merger Agreement is fair to such shareholders from a financial point of view.

Sincerely,

/s/ Goldsmith, Agio, Helms Securities, Inc.

                                                                         ANNEX C

                   KANSAS STATUTES ANNOTATED SECTION 17-6712

17-6712. Payment for stock of stockholder objecting to merger or consolidation; definitions; notice to objecting stockholders; demand for payment; appraisal and determination of value by district court, when; taxation of costs; rights of objecting stockholders; status of stock; section inapplicable to certain shares of stock.

   (a) When used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

   (b) The corporation surviving or resulting from any merger or consolidation, within 10 days after the effective date of the merger or consolidation, shall notify each stockholder of any corporation of this state so merging or consolidating who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the merger or consolidation, and who filed such written objection with the corporation before the taking of the vote on the merger or consolidation, that the merger or consolidation has become effective. If any such stockholder, within 20 days after the date of mailing of the notice, shall demand in writing, from the corporation surviving or resulting from the merger or consolidation, payment of the value of the stockholder's stock, the surviving or resulting corporation shall pay to the stockholder, within 30 days after the expiration of the period of 20 days, the value of the stockholder's stock on the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation.

   (c) If during a period of 30 days following the period of 20 days provided for in subsection (b), the corporation and any such stockholder fail to agree upon the value of such stock, any such stockholder, or the corporation surviving or resulting from the merger or consolidation, may demand a determination of the value of the stock of all such stockholders by an appraiser or appraisers to be appointed by the district court, by filing a petition with the court within four months after the expiration of the thirty-day period.

   (d) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the corporation, which shall file with the clerk of such court, within 10 days after such service, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation. If the petition shall be filed by the corporation, the petition shall be accompanied by such duly verified list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the corporation and to the stockholders shown upon the list at the addresses therein stated and notice shall also be given by publishing a notice at least once, at least one week before the day of the hearing, in a newspaper of general circulation in the county in which the court is located. The court may direct such additional publication of notice as it deems advisable. The forms of the notices by mail and by publication shall be approved by the court.

   (e) After the hearing on such petition the court shall determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of and payment for their shares, and shall appoint an appraiser or appraisers to determine such value. Any such appraiser may examine any of the books and records of the corporation or corporations the stock of which such appraiser is charged with the duty of valuing, and such appraiser shall make a determination of the value of the shares upon such investigation as seems proper to the appraiser. The appraiser or appraisers shall also afford a reasonable opportunity to the parties interested to submit to the appraiser or appraisers pertinent evidence on the value of the shares. The appraiser or appraisers, also, shall have the powers and authority conferred upon masters by K.S.A. 60-253 and amendments thereto.

   (f) The appraiser or appraisers shall determine the value of the stock of the stockholders adjudged by the court to be entitled to payment therefor and shall file a report respecting such value in the office of the clerk of the court, and notice of the filing of such report shall be given by the clerk of the court to the parties in interest. Such report shall be subject to exceptions to be heard before the court both upon the law and facts. The court by its decree shall determine the value of the stock of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto by the surviving or resulting corporation. Upon payment of the judgment by the surviving or resulting corporation, the clerk of the district court shall surrender to the corporation the certificates of shares of stock held by the clerk pursuant to subsection (g). The decree may be enforced as other judgments of the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

   (g) At the time of appointing the appraiser or appraisers, the court shall require the stockholders who hold certificated shares and who demanded payment for their shares to submit their certificates of stock to the clerk of the court, to be held by the clerk pending the appraisal proceedings. If any stockholder fails to comply with such direction, the court shall dismiss the proceedings as to such stockholder.

   (h) The cost of any such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to such appraisal or any of them as appears to be equitable, except that the cost of giving the notice by publication and by registered or certified mail hereinabove provided for shall be paid by the corporation. The court, on application of any party in interest, shall determine the amount of interest, if any, to be paid upon the value of the stock of the stockholders entitled thereto.

   (i) Any stockholder who has demanded payment of the stockholder's stock as herein provided shall not thereafter be entitled to vote such stock for any purpose or be entitled to the payment of dividends or other distribution on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation, unless the appointment of an appraiser or appraisers shall not be applied for within the time herein provided, or the proceeding be dismissed as to such stockholder, or unless such stockholder with the written approval of the corporation shall deliver to the corporation a written withdrawal of the stockholder's objections to and an acceptance of the merger or consolidation, in any of which cases the right of such stockholder to payment for the stockholder's stock shall cease.

   (j) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

   (k) This section shall not apply to the shares of any class or series of a class of stock, which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either
(1) registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, inc., or (2) held of record by not less than 2,000 stockholders, unless the articles of incorporation of the corporation issuing such stock shall otherwise provide; nor shall this section apply to any of the shares of stock of the constituent corporation surviving a merger, if the merger did not require for its approval the vote of the stockholders of the surviving corporation, as provided in subsection (f) of K.S.A. 17-6701 and amendments thereto. This subsection shall not be applicable to the holders of a class or series of a class of stock of a constituent corporation if under the terms of a merger of consolidation pursuant to K.S.A. 17-6701 or 17-6702, and amendments thereto, such holders are required to accept for such stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving or resulting from such merger or consolidation, or (ii) stock or stock and cash in lieu of fractional shares of any other corporation, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either registered on a national securities exchange or held of record by not less than 2,000 stockholders, or (iii) a combination of stock or stock and cash in lieu of fractional shares as set forth in (i) and (ii) of this subsection.

   History: L. 1972, ch. 52, (S) 90; L. 1973, ch. 100, (S) 9; L. 1986, ch. 399,
(S) 14; L. 1996, ch. 135, (S) 2; July 1.

                             NPC INTERNATIONAL, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            For the Special Meeting of Stockholders ___________, 2001

         The undersigned stockholder(s) of NPC International, Inc., a Kansas corporation (the "Company"), revoking all proxies heretofore given, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement for the Special Meeting of Stockholders of the Company to be held at 10:00 a.m. local time on _________________, _________, 2001 at
______________________, and hereby constitutes and appoints O. Gene Bicknell and James K. Schwartz, and each of them, as Proxies with full power of substitution, to vote all of the stock of the Company which the undersigned has the power to vote at the Company's Special Meeting or at any adjournment thereof, as specified on the reverse side.

         This Proxy, when properly executed, will be voted in the manner specified below. Where no choice is specified, this Proxy shall be voted for approval and adoption of the Agreement and Plan of Merger and in the Proxies' discretion on any other matters properly coming before the meeting, provided that no proxy shall be voted in connection with an adjournment, postponement, continuation or rescheduling of the meeting for the purpose of allowing additional time to solicit additional votes or proxies in favor of adoption of the Agreement and Plan of Merger.

              PLEASE MARK, DATE AND SIGN THIS PROXY ON REVERSE SIDE


                (Continued and to be signed on the reverse side)

The Board of Directors recommends a vote "For" approval         PLEASE MARK
and adoption of the Agreement and Plan of Merger.               YOUR CHOICE
                                                                LIKE THIS
                                                                IN BLUE OR
                                                                BLACK INK   [X]


1. Approval and adoption of the Agreement and Plan of Merger, dated as of May 10, 2001, between Mergeco, Inc. and NPC International, Inc.

        [_]  FOR                 [_]   AGAINST              [_]    ABSTAIN

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, provided that no proxy shall be voted in connection with an adjournment, postponement, continuation or rescheduling of the meeting for the purpose of allowing additional time to solicit additional votes or proxies in favor of adoption of the Agreement and Plan of Merger.

    Check here if you plan to attend the meeting. [_]


                                             ___________________________________
                                             Signature


                                             ___________________________________
                                             Signature

                                             (Please sign exactly as your name
                                             appears hereon. When shares are
                                             held jointly, all owners must sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give your full title as
                                             such. If a corporation, please sign
                                             in full corporate name by president
                                             or authorized person. If a
                                             partnership, please sign in full
                                             partnership name by authorized
                                             person.)


                                             Dated: ____________________ , 2001


          PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.